Exhibit 10.5
CREDIT AGREEMENT
between
JPMORGAN CHASE BANK, N.A.
as Agent
and
JPMORGAN CHASE BANK, N.A.,
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH,
those other financial institutions whose names appear on the signature pages hereto and the other persons from time to time party hereto as Lenders
as Lenders
and
J.P. MORGAN SECURITIES INC.
as Lead Arranger and Sole Bookrunner
and
BANK OF AMERICA, N.A. and BANK OF MONTREAL
as Co-Syndication Agents
and
NATIONAL BANK OF CANADA and FIFTH THIRD BANK
as Co-Documentation Agents
and
VITRAN CORPORATION INC.,
VITRAN EXPRESS CANADA INC.
and VITRAN CORPORATION
as Borrowers
Dated as of July 31, 2007
FRASER MILNER CASGRAIN LLP

TABLE OF CONTENTS

ARTICLE 1 INTERPRETATION
1.1 Defined Terms	6
1.2 Other Usages	25
1.3 Plural and Singular	26
1.4 Headings	26
1.5 Currency	26
1.6 Applicable Law	26
1.7 Time of the Essence	26
1.8 Non Banking Days	26
1.9 Consents and Approvals	26
1.10 Amount of Credit	26
1.11 Schedules	27
1.12 Extension of Credit	27
1.13 Joint and Several Obligations	27
1.14 Paramountcy	27
1.15 Statute References	27
1.16 Meaning of Include	27
1.17 Accounting Terms; GAAP	27

ARTICLE 2 CREDIT FACILITIES
2.1 Establishment of Credit Facilities	28
2.2 Credit Restrictions	28
2.3 Lenders’ Commitments	28
2.4 Reduction of Credit Facilities	29
2.5 Termination of Credit Facilities	29
2.6 Increase in Commitments	29

ARTICLE 3 GENERAL PROVISIONS RELATING TO CREDITS
3.1 Types of Credit Availments	31
3.2 Funding of Loans	31
3.3 Failure of Lender to Fund Loan	32
3.4 Funding of Bankers’ Acceptances	32
3.5 BA Rate Loans	34
3.6 Inability to Fund U.S.Dollar Advances in Canada	35
3.7 Inability to Fund LIBOR Loans in the United States	36
3.8 Timing of Credit Availments	37
3.9 Time and Place of Payments	37
3.10 Remittance of Payments	37
3.11 Evidence of Indebtedness	37
3.12 Notice Periods	38
3.13 Swingline Loans	38
3.14 General Provisions Relating to All Letters of Credit	40
3.15 Agent’s Discretion to Allocate	42

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ARTICLE 4 DRAWDOWN
4.1 Drawdown Notice	42

ARTICLE 5 ROLLOVERS
5.1 Bankers’ Acceptances	43
5.2 LIBOR Loans	43
5.3 Rollover Notice.	43

ARTICLE 6 CONVERSIONS
6.1 Converting a Loan into Another Type of Loan	44
6.2 Converting a Loan into Bankers’ Acceptances	44
6.3 Converting Bankers’ Acceptances into a Loan	44
6.4 Conversion Notice	44
6.5 Absence of Notice	45
6.6 Conversion After Default	45

ARTICLE 7 INTEREST AND FEES
7.1 Interest Rates	45
7.2 Calculation and Payment of Interest	46
7.3 General Interest Rules	46
7.4 Selection of Interest Periods	47
7.5 Acceptance Fees	47
7.6 Standby Fees	47
7.7 Waiver	48
7.8 Maximum Rate Permitted by Law	48
7.9 Letter of Credit Fees	48

ARTICLE 8 RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS
8.1 Conditions of Credit	49
8.2 Change of Circumstances	49
8.3 Assignment as a Result of Change of Circumstances	50
8.4 Indemnity Relating to Credits	50
8.5 Indemnity for Transactional and Environmental Liability	51
8.6 Gross-Up for Taxes	52
8.7 Foreign Subsidiary Costs	56

ARTICLE 9 REPAYMENTS AND PREPAYMENTS
9.1 Repayment under the Term Facility	57
9.2 Repayment under the Revolving Facility	58
9.3 Voluntary Prepayments	58
9.4 [Intentionally deleted]	58
9.5 Repayments of Credit Excess	58
9.6 Reimbursement or Conversion on Presentation of Letters of Credit	58
9.7 Letters of Credit Subject to an Order	59

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9.8 Reimbursement Obligation for Maturing Bankers’ Acceptances	59
9.9 Currency of Repayment	60
9.10 Break Funding Payments	60

ARTICLE 10 REPRESENTATIONS AND WARRANTIES
10.1 Representations and Warranties	61
10.2 Survival of Representations and Warranties	67

ARTICLE 11 COVENANTS
11.1 Affirmative Covenants	67
11.2 Restrictive Covenants	75

ARTICLE 12 CONDITIONS PRECEDENT
12.1 Conditions Precedent to All Credit	78
12.2 Conditions Precedent to Effectiveness of Agreement	79
12.3 Waiver	80

ARTICLE 13 DEFAULT AND REMEDIES
13.1 Events of Default	80
13.2 Refund of Overpayments	83
13.3 Remedies Cumulative	83
13.4 Set Off	83

ARTICLE 14 THE AGENT
14.1 Appointment and Authorization of Agent	83
14.2 Interest Holders	84
14.3 Consultation with Counsel	84
14.4 Documents	84
14.5 Agent as Lender	84
14.6 Responsibility of Agent	85
14.7 Action by Agent	85
14.8 Notice of Events of Default	85
14.9 Responsibility Disclaimed	85
14.10 Indemnification	86
14.11 Credit Decision	86
14.12 Successor Agent	86
14.13 Delegation by Agent	87
14.14 Waivers and Amendments	87
14.15 Determination by Agent Conclusive and Binding	88
14.16 Redistribution of Payment	88
14.17 Adjustments among Lenders after Acceleration	88
14.18 Distribution of Notices	89
14.19 Decision to Enforce Security	89
14.20 Enforcement	89
14.21 Application of Cash Proceeds of Realization	89
14.22 Security Documents	90

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14.23 Discharge of Security	90

ARTICLE 15 GUARANTEE OF BORROWERS
15.1 Guarantee	91
15.2 Nature of Guarantee	91
15.3 Liability Not Lessened or Limited	91
15.4 Agent not Bound to Exhaust Recourse	92
15.5 Enforcement	93
15.6 Guarantee in Addition to Other Security	93
15.7 Reinstatement	93
15.8 Waiver of Notice, etc.	93
15.9 Subrogation Rights	93
15.10 Postponement and Subordination of Claims	94
15.11 Advances After Certain Events	94

ARTICLE 16 MISCELLANEOUS
16.1 Waivers	94
16.2 Notices	94
16.3 Severability	95
16.4 Counterparts	95
16.5 Successors and Assigns	95
16.6 Participations and Assignments	95
16.7 Entire Agreement	97
16.8 Further Assurances	97
16.9 Judgment Currency	97
16.10 Waivers of Jury Trial	98
16.11 Expenses	98
16.12 USA PATRIOT Act	98
16.13 Confidentiality	99
SCHEDULE A — Pricing Grid
SCHEDULE B — Individual Commitments
SCHEDULE C — Compliance Certificate
SCHEDULE D — Form of Assignment
SCHEDULE E — Form of Drawdown/Rollover/Conversion Notice
SCHEDULE F — Litigation
SCHEDULE G — Permitted Liens
SCHEDULE H — Freehold Parcels
SCHEDULE I — Leasehold Parcels
SCHEDULE J — Pledged Capital
SCHEDULE K — Disclosure Schedule
SCHEDULE L — Organizational Chart
SCHEDULE M — Security Documents
SCHEDULE N — Pension plans
SCHEDULE O — Instrument of adherence
SCHEDULE P — Permitted                      Debt

CREDIT AGREEMENT
THIS AGREEMENT made as of the 31st day of July, 2007.
B E T W E E N:
JPMORGAN CHASE BANK, N.A.
(herein, in its capacity as agent of the Lenders, called the “Agent”)
- and -
JPMORGAN CHASE BANK, N.A., JPMORGAN CHASE BANK, N.A., TORONTO BRANCH, BANK OF AMERICA, N.A., BANK OF AMERICA, N.A, CANADA BRANCH, BANK OF MONTREAL – CHICAGO BRANCH, BANK OF MONTREAL, NATIONAL BANK OF CANADA – NEW YORK BRANCH, NATIONAL BANK OF CANADA, FIFTH THIRD BANK, FIFTH THIRD BANK, CANADA BRANCH, WELLS FARGO BANK, N.A., WELLS FARGO FINANCIAL CORPORATION CANADA, NATIONAL CITY BANK, NATIONAL CITY BANK, CANADA BRANCH and LAURENTIAN BANK OF CANADA and one or more financial institutions to whom any of the foregoing or their assigns may from time to time assign an undivided interest in the Loan Documents (as defined herein) and who agree to be bound by the terms hereof as a Lender (as defined herein)
- and -
VITRAN CORPORATION INC., a corporation incorporated under the laws of the Province of Ontario
(herein called “Vitran”)
- and -
VITRAN EXPRESS CANADA INC., a corporation continued and amalgamated under the laws of the Province of Ontario
(herein called “Vitran Express” and, together with Vitran, the “Canadian Borrowers”)

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 6.
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VITRAN CORPORATION, a corporation incorporated under the laws of the State of Nevada
(herein called the “U.S. Borrower”)
          WHEREAS the Borrowers and each of the Guarantors have requested the Lenders to provide the Borrowers with certain credit facilities;
          AND WHEREAS Vitran Express, the U.S. Borrower and each of the Guarantors is a wholly-owned Subsidiary, direct or indirect, of Vitran;
          AND WHEREAS the Lenders are willing to provide (a) a revolving credit facility in an amount not to exceed $100,000,000 in the aggregate to the Borrowers, and (b) a term credit facility in an amount not to exceed $60,000,000 to the Canadian Borrowers, each upon the terms and conditions contained herein;
          NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:
ARTICLE 1
INTERPRETATION
1.1 Defined Terms. The following defined terms shall for all purposes of this agreement, or any amendment, substitute, supplement, replacement or addition hereto, have the following respective meanings unless the context otherwise specifies or requires or unless otherwise defined herein:
“ABR Canada” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year, which is equal to the greater of (a) the Base Rate Canada for such day and (b) the aggregate of (i) the Federal Funds Effective Rate for such day and (ii) 1/2 of 1% per annum.
“ABR New York” means, at any particular time, the variable rate of interest per annum, calculated on the basis of a 360-day year, which is equal to the greater of (a) the Base Rate New York at such time and (b) the aggregate of (i) the Federal Funds Effective Rate at such time and (ii) 1/2 of 1% per annum.
“Acquisition” means, as to any Person, (i) any purchase or other acquisition of all of the securities of any other Person, and (ii) any purchase or other acquisition of all or substantially all of the assets of any other Person or of assets consisting of a line of business of any other Person.
“Affected Lender” shall have the meaning ascribed thereto in Section 8.3.
“affiliate” when used with respect to a Person, means any other Person which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person.

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“Aggregate Consideration” means, in relation to an Acquisition, the total value of the consideration paid or liability assumed by the purchaser making such Acquisition and, for the purposes of Section 11.2(g), less (x) cash on hand of any Person that is the subject of an Acquisition; (y) the value of equity issued by a purchaser which is issued as part of the purchase price for such Acquisition; and (z) such purchaser’s cash on hand immediately prior to the Acquisition which will be used to pay all or part of the purchase price for such Acquisition.
“Applicable Law” means all public laws, statutes, ordinances, decrees, judgments, codes, standards, acts, orders, by-laws, rules, regulations, Official Body consents, permits, binding policies and guidelines, and requirements of all Official Bodies, which now or hereafter may be lawfully applicable to and enforceable against any Company or its property or any part thereof.
“Applicable Margin” means the rates and fees per annum set out on Schedule A hereto, based on the Debt to EBITDA Ratio as set forth in the most recent compliance certificate received by the Agent pursuant to Section 11.1(a)(v). Any increase or decrease in the Applicable Margin resulting from a change in the Debt to EBITDA Ratio shall become effective as of the fifth Banking Day immediately following the date a compliance certificate is delivered pursuant to Section 11.1(a)(v); provided that if such certificate is not delivered when due in accordance with such Section, then Pricing Level IV shall apply as of the first Banking Day after the date on which such certificate was required to have been delivered until such certificate is delivered, after which the Applicable Margin shall be determined from such certificate. The Applicable Margin in effect from the Effective Date through the date on which the first such certificate is delivered to the Agent and the Lenders in accordance with Section 11.1(a)(v) shall be determined based upon Pricing Level III.
“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an affiliate of a Lender or (c) an entity or an affiliate of an entity that administers or manages a Lender.
“Asset Coverage Ratio” means, for a particular Fiscal Quarter, the ratio of (i) Receivables Value of Vitran (on a consolidated basis) as at the last day of such Fiscal Quarter plus the net book value, in accordance with generally accepted accounting principles, of Eligible Real Property and Eligible Equipment of Vitran (on a consolidated basis) to (ii) Funded Debt of Vitran (on a consolidated basis) for such Fiscal Quarter.
“Available Credit” means, at any particular time and with respect to the Revolving Facility, the aggregate amount, if any, by which the Revolving Facility Available Amount at such time exceeds the aggregate Outstanding Principal Amount of credit outstanding under the Revolving Facility at such time. For purposes of calculating the standby fee in Section 7.6 only, any outstanding Swingline Loans shall not be included in the calculation of the Outstanding Principal Amount of the credit outstanding under the Revolving Facility.
“BA Discounted Proceeds” means, in respect of any Bankers’ Acceptances to be accepted by a Lender on any day, an amount (rounded to the nearest whole cent and with one-half of one cent being rounded up) calculated on such day by multiplying:
(a)	the aggregate face amount of such Bankers’ Acceptances; by

(b)	the price, where the price is determined by dividing one by the sum of one plus the product of:

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(i)	the BA Rate which is applicable to such Bankers’ Acceptance (expressed as a decimal); and

(ii)	a fraction, the numerator of which is the number of days remaining in the term of such Bankers’ Acceptances and the denominator of which is 365;
with the price as so determined being rounded up or down to the fifth decimal place and         .000005 being rounded up.
“BA Lender” means (i) any Lender which is a Schedule I chartered bank or (ii) any other Lender which has been selected by the Agent and the Borrowers as a “BA Lender”.
“BA Proceeds” means, with respect to a particular Bankers’ Acceptance, the BA Discounted Proceeds with respect thereto less the amount of the acceptance fees in respect of such Bankers’ Acceptance calculated in accordance with Section 7.5.
“BA Rate” means, with respect to an issue of Bankers’ Acceptances with the same maturity date to be accepted by a BA Lender hereunder, the discount rate per annum, calculated on the basis of a year of 365 days, equal to, as determined by the Agent, (i) for a BA Lender which is a Schedule I chartered bank, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the discount rates of such Lender that appear on the Reuters Screen CDOR Page for such Lender at or about 10:00 a.m. (Toronto time) on the date of issue and acceptance of such Bankers’ Acceptances, for bankers’ acceptances having a comparable face value and an identical maturity date to the face value and maturity date of such issue of Bankers’ Acceptances or (ii) for any other BA Lender, the arithmetic average (rounded upwards to the nearest multiple of 0.01%) of the actual discount rates applicable to the Bankers’ Acceptances accepted by such Lender but not to exceed the actual rate of discount applicable to Bankers’ Acceptances accepted by the Agent from the same Bankers’ Acceptance issue plus 10 basis points per annum;
“BA Rate Loans” shall have the meaning ascribed thereto in Section 3.5.
“Bankers’ Acceptance” means a depository bill or bill of exchange (a) drawn by a Canadian Borrower and accepted by a Canadian Lender, (b) denominated in Canadian dollars, (c) having a term of 30 to 180 days, (d) issued and payable only in Canada and (e) having a face amount of at least CDN$100,000 and otherwise in an integral multiple of CDN$1,000.
“Banking Day” means, when used in respect of Prime Rate Loans, Bankers’ Acceptances and Letters of Credit, any day other than a Saturday or a Sunday on which banks generally are open for normal banking business in Toronto, Ontario and, when used in respect of LIBOR Loans, means any day other than a Saturday or a Sunday on which banks generally are open for normal banking business in Toronto, Ontario, New York, New York, and London, England and, on which transactions may be undertaken in the London interbank market and, when used in respect of all other Loans, means any day other than a Saturday or Sunday on which banks generally are open for normal banking business in Toronto, Ontario and New York, New York.
“Base Rate Canada” means the variable rate of interest per annum, calculated on the basis of a 360-day year for the actual number of days elapsed, equal to the rate of interest determined by JPMorgan Canada from time to time as the base rate of JPMorgan Canada for United States dollar loans made by JPMorgan Canada in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by JPMorgan Canada.

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“Base Rate Canada Loan” means monies lent by the Canadian Lenders to a Canadian Borrower hereunder in United States dollars and upon which interest accrues at a rate referrable to the ABR Canada.
“Base Rate New York” means the variable rate of interest per annum determined by the Agent from time to time as its prime rate for United States dollar loans made by the Agent in the United States at its principal office in New York, New York from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Agent, calculated on the basis of a year of 360 days.
“Base Rate New York Loan” means monies lent by the U.S. Lenders to the U.S. Borrower and upon which interest accrues at a rate referable to the ABR New York.
“Borrowers” means the Canadian Borrowers and the U.S. Borrower and “Borrower” means any of the Borrowers.
“Branch of Account” means the Canadian Branch of Account in the case of the Canadian Borrowers and the U.S. Branch of Account in the case of the U.S. Borrower.
“Business” means the business of the Borrowers and the Subsidiaries, being the provision of freight and distribution services and ancillary services thereto carried on by the Borrowers and the Subsidiaries in Canada and the United States.
“Canadian Benefit Plans” means any plan, fund, program, or policy, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, providing employee benefits, including medical, hospital care, dental, sickness, accident, disability, life insurance, pension, retirement or savings benefits, under which any Company or any Subsidiary of any Company has any liability with respect to any employee or former employee, but excluding any Canadian Pension Plans.
“Canadian Branch of Account” means the branch of JPMorgan Canada at Royal Bank Plaza, South Tower, 200 Bay Street, Suite 1800, Toronto, Ontario or such other branch or office of JPMorgan Canada located in Canada as the Canadian Borrowers and the Agent may agree upon.
“Canadian Dollar Equivalent” means the Exchange Equivalent in Canadian dollars of any amount of United States dollars.
“Canadian Lenders” means the financial institutions set out and described as such in Schedule B as amended from time to time and their successors and permitted assigns.
“Canadian Obligor” means an Obligor duly incorporated, amalgamated, continued or organized pursuant to the laws of Canada or a Province thereof.
“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial law that is maintained or contributed to by a Company or any Subsidiary of any Company for its employees or former employees, but does not include the Canada Pension Plan or the Quebec Pension Plan as maintained by the Government of Canada or the Province of Quebec, respectively.

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“Canadian Qualified Lender” means a Person which (i) is not a “non-resident” within the meaning of the Tax Act, or (ii) is an “authorized foreign bank” within the meaning of the Tax Act, but only in respect of an amount payable with respect to any outstanding credit or portion thereof that is paid or credited in respect of its “Canadian banking business” within the meaning of the Tax Act.
“Canadian Union-Administered Plans” shall mean all present and future Canadian Pension Plans and Canadian Benefit Plans of any type whatsoever, administered by trustees of which at least half are union representatives, other than a plan in respect of which any director, officer, employee, agent or representative of any Borrower or any Subsidiary has acted or is acting as a trustee or has been or is involved in the administration, to which any Borrower or any Subsidiary makes or is required to make contributions for the benefit of its employees.
“Capital Expenditures” means, for any particular period, the amount which would, in accordance with generally accepted accounting principles and on a consolidated basis, be considered to be capital expenses of Vitran for such period (specifically including those financed through capital leases.
“Capital Lease Obligations” of any Company means the obligations of such Company to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Company under generally accepted accounting principles, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with generally accepted accounting principles.
“Cash Collateral Account” means a special purpose deposit account established by the Borrowers with the Agent to deal with prepayments of outstanding Bankers’ Acceptances and Letters of Credit hereunder in the manner set forth herein.
“Cash Pooling Obligations” means, as applied to any Obligor, any direct or indirect liability, contingent or otherwise, of such Obligor to a Lender or any affiliate thereof in respect of cash management services (including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements), including obligations for the payment of fees, interest, charges, expenses, attorneys’ fees and disbursements in connection therewith.
“Cash Proceeds of Realization” means the aggregate of (i) all Proceeds of Realization in the form of cash and (ii) all cash proceeds of the sale or disposition of non-cash Proceeds of Realization, in each case expressed in U.S. dollars.
“CDN$” means the lawful currency of Canada.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980 of the United States, as amended by the Superfund Amendments and Reauthorization Act and as further amended from time to time, and any successor statute and including all regulations issued under all such statutes.
“Code” means the Internal Revenue Code of 1986 of the United States, as amended from time to time, and any successor statute and including all regulations issued under all such statutes.

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“Commitment” means, in respect of any Lender, such Lender’s commitment to make extensions of credit to a Borrower under either or both of the Credit Facilities, as the context requires (for greater certainty, both before and after any such extension of credit has been made);
“Companies” means the Borrowers and the Subsidiaries.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting stock, by contract or otherwise and “Controlled” has a meaning correlating thereto.
“Conversion Notice” shall have the meaning ascribed thereto in Section 6.4.
“Credit Excess” means, as at a particular date and with respect to a particular Credit Facility, the amount, if any, by which the aggregate amount of credit outstanding under such Credit Facility as at the close of business on such date exceeds the amount of such Credit Facility (as such amount may be reduced from time to time pursuant to the terms hereof) as at the close of business on such date.
“Credit Facilities” means the Revolving Facility and the Term Facility and “Credit Facility” means either of the Credit Facilities.
“Debt” means, at any particular time, with respect to any Company, without duplication, (a) the Funded Debt of such Company and (b) all guarantees by such Company of Debt of others. For purposes of calculating the U.S. Borrower Debt to EBITDA Ratio only, the amount of outstanding Permitted ___Debt as at the last day of the applicable Fiscal Quarter shall be excluded from the calculation of Debt of the U.S. Borrower. For purposes of calculating the Applicable Margin only, outstanding Swingline Loans (up to a maximum of U.S. $10,000,000) shall not be included in the definition of Debt.
“Debt to EBITDA Ratio” means, for a particular Fiscal Quarter, the ratio of (i) Debt of Vitran (on a consolidated basis) as at the last day of such Fiscal Quarter to (ii) Rolling EBITDA of Vitran (on a consolidated basis) for such Fiscal Quarter.
“Default” means any event which is or which, with the passage of time, the giving of notice or both, would be an Event of Default.
“Defaulting Lender” shall have the meaning ascribed thereto in Section 3.3.
“Designated Account” means, with respect to transactions in a particular currency under the Credit Facilities, the account of a particular Borrower maintained by the Agent or JPMorgan Canada at the relevant Branch of Account for the purposes of transactions in such currency under the Credit Facilities.
“Draft” means any draft, bill of exchange, receipt, acceptance, demand or other request for payment drawn or issued under or in respect of a Letter of Credit.
“Drawdown Notice” shall have the meaning ascribed thereto in Section 4.1.
“EBITDA” means, for any particular period, with respect to any Company, Net Income of such Company (excluding, in the calculation of Net Income of such Company, any dividends other than cash dividends received in the ordinary course from entities in which such Person has an

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equity interest which are not directly or indirectly subsidiaries of such Person provided that such cash dividend amount shall be limited to a maximum of 10% of the EBITDA calculated only in respect of any Person) for such period plus, to the extent deducted in determining Net Income of such Company, the aggregate of (a) Interest Expenses of such Company for such period, (b) consolidated income tax expenses of such Company for such period, (c) consolidated depletion, depreciation and amortization expenses and other non cash expenses of such Company for such period, and, provided that for purposes of calculating EBITDA for any period, the EBITDA during such period attributable to any Acquisition by such Company or any Subsidiary of such Company during such period shall be included on a pro forma basis for such period (assuming the consummation of such Acquisition and the incurrence or assumption of any Debt in connection therewith occurred on the first day of such period) provided that such Company shall have provided to the Agent and the Lenders, prior to the completion of the Acquisition, (i) the most recently available consolidated balance sheet of the Person that is the subject of such Acquisition (and its consolidated Subsidiaries) and (ii) the most recently available consolidated statements of income and of cash flows and all such financial statements have been reviewed and reported on by independent accountants or are otherwise in form and substance acceptable to the Agent.
“EBITDA to Interest Expenses Ratio” means, for a particular Fiscal Quarter, the ratio of (i) Rolling EBITDA of Vitran (on a consolidated basis) for such Fiscal Quarter to (ii) Rolling Interest Expenses of Vitran (on a consolidated basis) for such Fiscal Quarter.
“Effective Date” means the date on which the conditions specified in Section 12.2 are satisfied (or waived in accordance with Section 14.4).
“Eligible Equipment” shall mean, in respect of any Obligor, equipment, fixtures, plant, machinery, tools and furniture of such Obligor which is acceptable to the Agent in its sole discretion exercised in good faith. Without limiting the Agent’s discretion, the Agent shall, in general, consider equipment, fixtures, plant, machinery, tools and furniture to be Eligible Equipment if it meets, and so long as it continues to meet, all of the following requirements: (i) it is owned by such Obligor and such Obligor has the right to subject it to a security interest in favour of the Agent; (ii) except for rolling stock, it is located on a premises listed on Schedule H or I hereto and is not in transit except between such locations; (iii) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens, and is subject to a valid first ranking security interest in favour of the Agent which is properly perfected in the appropriate jurisdiction (notwithstanding the foregoing, the Lien in favour of the Agent in respect of motor vehicles (including tractors and trailers) must only be properly perfected as required pursuant to Section 11.1(ff)); and (iv) the Agent has determined in accordance with the Agent’s customary business practices that it is not unacceptable due to immateriality, obsolescence, age, type, category, condition or quality; for greater certainty, damaged or defective equipment, fixtures, plant, machinery, tools or furniture shall not be acceptable as Eligible Equipment.
“Eligible Real Property” shall mean, in respect of any Obligor, real property owned by such Obligor which is acceptable to the Agent in its sole discretion exercised in good faith. Without limiting the Agent’s discretion, the Agent shall, in general, consider real property to be Eligible Real Property if it meets, and so long as it continues to meet, all of the following requirements: (i) it is owned by such Obligor and such Obligor has the right to subject it to a security interest in favour of the Agent; (ii) it is listed on Schedule H hereto; and (iii) it is not subject to any prior assignment, claim, lien, security interest or encumbrance whatsoever, other than Permitted Liens, and is subject to a valid first ranking charge in favour of the Agent which is properly registered against the applicable land, provided that so long as the Borrowers remain in compliance with

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13.

Section 11.1(bb), the real property listed in Part 1 of Schedule H shall be deemed to be Eligible Real Property.
“Environmental Laws” means all Applicable Law relating in full or in part to the protection of the environment or human health or relating to the manufacture, processing, management, distribution, use, collection, treatment, storage, generation, release, spill, leak, pumping, pouring, emitting, adding, emptying, injection, escape, leaching, throwing, placing, exhausting, dumping, spraying, burial, abandonment, incineration, seepage, placement, emission, deposit, issuance, discharge or disposal, transport, transfer or handling of any contaminant, pollutant, waste of any nature, hazardous or toxic substance or material or dangerous good as defined, judicially interpreted or identified in any Environmental Law or any substance that causes or may cause harm or degradation to the environment or injury to human health and includes any condition, circumstance, pollutant, contaminant, waste, hazardous waste, deleterious, toxic or hazardous substance or dangerous good present in such quantity or state that it contravenes any Environmental Laws or gives rise to any losses, claims, liability or obligation under any Environmental Law.
“Environmental Order” means any order, judgment, ruling, variance, decree, publication or declaration of or by any Official Body pursuant to any Environmental Law.
“Environmental Permit” means any authorization, consent, approval, license, permit, concession, certification, exemption or filing by or with any Official Body pursuant to any Environmental Law.
“ERISA” means the Employee Retirement Income Security Act of 1974 of the United States, as amended from time to time, and any successor statute and including all regulations issued under all such statutes.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is a member of a group of which any Borrower or any Guarantor is a member and which group is treated as a single employer under Section 414(b) or (c) of the Code or Section 4001 of ERISA.
“ERISA Companies” means the Borrowers and the ERISA Affiliates and “ERISA Company” means any of the ERISA Companies.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by a Borrower or any ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by a Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by a Borrower or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by a Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

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“Equity” means, at any particular time, the amount which would, in accordance with generally accepted accounting principles, be classified upon the consolidated balance sheet of Vitran at such time as shareholders’ equity of Vitran.
“Event of Default” means any one of the events set forth in Section 13.1.
“Exchange Equivalent” means, as of any particular date, with reference to any amount (the “original amount”) expressed in either Canadian or United States dollars (the “original currency”), the amount expressed in the other currency which would be required to buy the original amount of the original currency using the noon spot rate of exchange for Canadian interbank transactions applied in converting the other currency into the original currency published by the Agent for such date.
“Federal Funds Effective Rate” means, for any particular day, the variable rate of interest per annum, calculated on the basis of a 360-day year and for the actual number of days elapsed, equal to the weighted average of the rates on overnight federal funds transactions in United States dollars with members of the Federal Reserve System arranged by United States federal funds brokers as published for such day (or, if such day is not a Banking Day, for the next preceding Banking Day) by the Federal Reserve Bank of New York or, for any Banking Day on which such rate is not so published by the Federal Reserve Bank of New York, the average of the quotations for such day for such transactions received by the Agent from three United States federal funds brokers of recognized standing selected by the Agent.
“Fee Letter” means the fee letter dated June 28, 2007 between the Agent and the Borrowers and pursuant to which the Borrowers agree to pay certain fees to the Agent and the Lenders.
“Finance Parties” means the Agent and the Lenders.
“Financial Statements” means the audited consolidated financial statements of Vitran for the Fiscal Year ending on or about December 31, 2006 and the unaudited consolidated financial statements of Vitran for the six-month period ending on or about June 30, 2007.
“Financing Lease” means any lease of property, real or personal, the obligations of the lessee in respect of which are required in accordance with generally accepted accounting principles to be capitalized on the balance sheet of the lessee (including, without limitation, any such lease forming part of a sale-leaseback transaction).
“Fiscal Quarter” means any of the three-month periods ending on the last day of March, June, September or December in each year.
“Fiscal Year” means any of the twelve-month periods ending on the last day of December in each year.
“F.R.S. Board” means the Board of Governors of the Federal Reserve System of the United States or any successor thereto.
“Funded Debt” means, at any particular time, with respect to any Company, the aggregate of the amounts which would, in accordance with generally accepted accounting principles, be classified on the consolidated balance sheet of such Company at such time as indebtedness for borrowed money of such Company (including all obligations of such Company in respect of bankers’ acceptances issued or created for the account of such Company and then outstanding and in

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respect of letters of credit and letters of guarantee issued for the account of such Company and then outstanding) and as capital leases of such Company. For purposes of calculating the U.S. Asset Coverage Ratio only, the amount of outstanding Permitted ___Debt as at the last day of the applicable Fiscal Quarter shall be excluded from the calculation of Funded Debt of the U.S. Borrower.
“generally accepted accounting principles” means generally accepted accounting principles in effect in the United States of America from time to time.
“Guarantees” means the guarantee agreements entered into as of the date hereof by the Guarantors in favour of the Agent and the Lenders, as each may be amended, modified, supplemented or replaced from time to time, and pursuant to which the Guarantors jointly and severally guaranteed the payment and performance of the Secured Obligations of the Borrowers expressly stated therein as being guaranteed thereby.
“Guarantors” means, collectively, Vitran Logistics Limited, Expéditeur T.W. Ltée., 1124708 Ontario Inc., 1124709 Ontario Inc., Can-Am Logistics Inc., 1098304 Ontario Inc., Doney Holdings Inc., Rout-Way Express Lines Ltd./Les Services Routiers Express Rout Ltée, Southern Express Lines of Ontario Limited, Vitran Environmental Systems Inc., Vitran Express, Inc., Frontier Transport Corporation, Vitran Logistics, Inc., Vitran Logistics Corp., R.A. Christopher, Inc., Kansas Motor Freight Corp., Vitran Express West, Inc., PJAX, Inc., 1277050 Alberta Inc. and 0772703 BC Ltd. and otherwise any Subsidiaries who become Guarantors pursuant to Section 11.1(r), and “Guarantor” means any one of the foregoing.
“Hazardous Materials” means:
(a)	any “hazardous substance”, as defined by CERCLA;

(b)	any “hazardous waste”, as defined by the Resource Conservation and Recovery Act of the United States, as amended from time to time, or any successor statute;

(c)	any petroleum product, asbestos, polychlorinated biphenyl (PCB), natural gas, radon gas, natural gas liquids, liquefied natural gas or synthetic gas usable for fuel;

(d)	any material defined as “hazardous waste” pursuant to 40 Code of Federal Regulations Part 261 or any “hazardous chemical” as defined pursuant to 29 Code of Federal Regulations Part 1910; or

(e)	any pollutant or contaminant or explosive or radioactive substance or waste or hazardous or toxic chemical, material, waste or substance within the meaning of any applicable federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) including asbestos or asbestos containing materials, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Individual Commitment” means, with respect to a particular Lender and a particular Credit Facility, the amount set forth in Schedule B attached hereto, as reduced, increased or amended from time to time pursuant to Sections 2.3, 2.6, 8.3 and 16.6, as the individual commitment of such Lender under such Credit Facility.

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“Interest Expenses” means, for any period, with respect to any Company, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated statement of earnings of such Company for such period as the cash interest expense of such Company (including, without limitation, interest on amounts under capital leases).
“Interest Period” means, in the case of any LIBOR Loan, the applicable period for which interest on such Loan shall be calculated pursuant to Article 7.
“Issuing Lender” means JPMorgan Canada in respect of Letters of Credit issued at the request, and on the credit, of a Canadian Borrower, JPMorgan U.S. in respect of Letters of Credit issued at the request, and on the credit of, the U.S. Borrower or any other Lender selected by the Agent and acceptable to the Borrowers who assumes in writing with Borrowers, the Lenders and the Agent the obligation of issuing Letters of Credit under the Revolving Facility on behalf of the Lenders.
“JPMorgan Canada” means JPMorgan Chase Bank, N.A., Toronto Branch.
“JPMorgan U.S.” means JPMorgan Chase Bank, N.A.
“Lenders” means the Canadian Lenders and the U.S. Lenders and “Lender” means any of the Lenders.
“Letters of Credit” means standby and documentary letters of credit issued by the Issuing Lender (i) at the request, and on the credit, of a Borrower and (ii) on behalf of a Borrower and, if applicable, a Subsidiary of a Borrower, each being denominated in Canadian or United States dollars having a maximum term as set out in Section 3.14(b), being issued to a named beneficiary and being otherwise in a form satisfactory to the Issuing Lender.
“LIBOR” means the interest rate per annum, calculated on the basis of a 360-day year, determined by the Agent for a particular Interest Period to be the rate of interest per annum (rounded upwards, if necessary, to the next higher one hundred-thousandth of a percentage point), which appears on the Reuters Page LIBOR01 at approximately 11:00 a.m. (London time) two Banking Days before the first day of such Interest Period for borrowings in United States dollars for a period comparable to such Interest Period and in an amount approximately equal to the amount of the LIBOR Loan to be outstanding during such Interest Period.
“LIBOR Loan” means monies lent by the Lenders to the Borrowers hereunder in United States dollars and upon which interest accrues at a rate referrable to LIBOR.
“Lien” means any deed of trust, mortgage, charge, hypothec, assignment, pledge, lien, vendor’s privilege, supplier’s right of reclamation or other security interest or encumbrance of whatever kind or nature, regardless of form and whether consensual or arising by law (statutory or otherwise), that secures the payment of any indebtedness or liability or the observance or performance of any obligation.
“Loan Documents” means this agreement, the Fee Letter, the Guarantees and the Security Documents.
“Loans” means LIBOR Loans, Base Rate Canada Loans, Base Rate New York Loans, Prime Rate Loans and BA Rate Loans.

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“Majority Lenders” means, at any particular time, such group of at least two Lenders which, in the aggregate, have extended at least fifty-one percent (51%) of the total amount of credit outstanding under the Credit Facilities at such time or, if no credit is then outstanding, such group of at least two Lenders which, in the aggregate, have Individual Commitments which are equal to at least fifty-one percent (51%) of the total amount of the Individual Commitments of all of the Lenders at such time.
“Material Adverse Change” means any change of circumstances or any event which would have a Material Adverse Effect.
“Material Adverse Effect” means a material adverse effect on (a) the business, assets, property or financial condition, of the Borrowers and the Subsidiaries taken as a whole, or (b) the validity, legality, binding effect or enforceability of this agreement or any of the other Loan Documents or the rights or remedies of the Agent and the Lenders hereunder.
“Material Subsidiaries” means any Subsidiary whose total assets (as recorded on its consolidated balance sheet in accordance with generally accepted accounting principles) exceed 5% of the total assets of Vitran and its Subsidiaries on a consolidated basis (as recorded on Vitran’s consolidated balance sheet in accordance with generally accepted accounting principles).
“Maturity Date” means July 31, 2012, subject to earlier termination pursuant to the terms of this agreement.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any ERISA Company is making or accruing an obligation to make contributions, or has within any of the preceding five plan years made or accrued an obligation to make contributions.
“National City Bank Indebtedness” means the Indebtedness of PJAX, Inc. to National City Bank of Pennsylvania with respect to a secured term loan of which the current principal balance is $3,420,502 maturing September 1, 2010 provided by National City Bank of Pennsylvania to PJAX, Inc. and otherwise on terms satisfactory to the Lenders.
“National City Bank Loan Documents” means the credit, guarantee and security documentation which evidences the National City Bank Indebtedness and the guarantees thereof and the security therefore, in form and substance satisfactory to the Lenders.
“Net Income” means, for any period, with respect to any Company, the amount which would, in accordance with generally accepted accounting principles, be classified on the consolidated statement of earnings of such Company for such period as the net income of such Company, before extraordinary or unusual items.
“Obligors” means, collectively but without duplication, the Borrowers and the Guarantors.
“Official Body” means any national government or government of any political subdivision thereof, or any agency, authority, board, central bank, monetary authority, commission, department or instrumentality thereof, or any court, tribunal, grand jury, mediator or arbitrator, whether foreign or domestic, or any non-governmental regulating authority to the extent that the rules, regulations and orders of such body have the force of law.

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“Order” means an order, judgment, injunction or other determination by an Official Body restricting payment by the Issuing Lender under and in accordance with a Letter of Credit or extending the Issuing Lender’s liability under a Letter of Credit beyond the expiration date stated therein.
“Outstanding Principal Amount” means at any time and with respect to any Credit Facility, without duplication, the aggregate amount of all extensions of credit made by the Lenders thereunder which continue outstanding at such time including, for such purpose, the face amount of any outstanding Bankers’ Acceptances, the amount of all outstanding Letters of Credit, the principal amount of any outstanding Prime Rate Loan, BA Rate Loan, Base Rate Canada Loan, Base Rate New York Loan and LIBOR Loan.
“PBGC” means Pension Benefit Guaranty Corporation.
“Permitted Debt” means, with respect to the Companies:
(a)	indebtedness of the Borrowers under this agreement;

(b)	accounts payable and accrued liabilities incurred by the Companies in the ordinary course of business;

(c)	indebtedness of the Companies which is secured by a Permitted Lien;

(d)	Subordinated Debt;

(e)	Permitted ___Debt;

(f)	until September 1, 2010, the National City Bank Indebtedness in a principal amount not exceeding U.S.$3,420,502;

(g)	subject to Section 11.1(gg), indebtedness of one Obligor to another Obligor; and

(h)	other indebtedness of any of the Companies approved by the Majority Lenders.
“Permitted Disposition” means (i) the sale, lease or other disposition by the applicable Obligor of the properties listed on Part III of Schedule H hereto, and (ii) any other disposition of assets of any of the Companies out of the ordinary course of business which is expressly consented to in writing by all of the Lenders.
“Permitted ___Debt” means indebtedness from time to time of the U.S. Borrower to ___, the details of which indebtedness as of the date hereof are listed on Schedule P hereto.
“Permitted Liens” means any one or more of the following with respect to the assets of the Companies:
(a)	inchoate or statutory Liens for Taxes, assessments and other governmental charges or levies which are not delinquent (taking into account any relevant grace periods) or the validity of which are currently being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a

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reserve (segregated to the extent required by generally accepted accounting principles) in an amount which is adequate therefor;

(b)	inchoate or statutory Liens of contractors, subcontractors, mechanics, workers, suppliers, materialmen, carriers and others in respect of construction, maintenance, repair or operation of assets of the Companies, provided that such Liens are related to obligations not due or delinquent (taking into account any applicable grace or cure periods), are not registered as encumbrances against title to any assets of the Companies and adequate holdbacks are being maintained as required by applicable legislation or such Liens are being contested in good faith by appropriate proceedings and in respect of which there shall have been set aside a reserve (segregated to the extent required by generally accepted accounting principles) in an amount which is adequate with respect thereto and provided further that such Liens do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(c)	easements, rights-of-way, servitudes, restrictions and similar rights in real property comprised in the assets of the Companies or interests therein granted or reserved to other persons, provided that such rights do not in the aggregate materially detract from the value of the assets of the Companies subject thereto or materially interfere with the use thereof in the operation of the business of the Companies;

(d)	title defects or irregularities which are of a minor nature and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(e)	Liens incidental to the conduct of the business or the ownership of the assets of the Companies (other than those described in clauses (f) and (g) of this definition) which were not incurred in connection with the borrowing of money or the obtaining of advances or credit (including, without limitation, unpaid purchase price), and which do not in the aggregate materially detract from the value of the assets of the Companies encumbered thereby or materially interfere with the use thereof in the operation of the business of the Companies;

(f)	Liens securing appeal bonds and other similar Liens arising in connection with court proceedings (including, without limitation, surety bonds, security for costs of litigation where required by law and letters of credit) or any other instruments serving a similar purpose;

(g)	attachments, judgments and other similar Liens arising in connection with court proceedings; provided, however, that such Liens are in existence for less than 30 days after the entry therefor or the execution or other enforcement of such Liens is effectively stayed and the claims secured thereby are being actively contested in good faith and by appropriate proceedings;

(h)	the reservations, limitations, provisos and conditions, if any, (i) expressed in any original grant from the Crown of any real property or (ii) any interest therein or in any comparable grant in jurisdictions other than Canada;

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(i)	Liens, charges or other security interests given to a public utility or any municipality or governmental or other public authority when required by such utility or other authority in connection with the operation of the business or the ownership of the assets of the Companies, provided that such Liens do not in the aggregate reduce the value of the assets of the Companies or materially interfere with the use thereof in the operation of the business of the Companies;

(j)	servicing agreements, development agreements, site plan agreements, and other agreements with governmental or public authorities pertaining to the use or development of any of the assets of the Companies, provided same are complied with including, without limitation, any obligations to deliver letters of credit and other security as required;

(k)	applicable municipal and other governmental restrictions, including municipal by-laws and regulations, affecting the use of land or the nature of any structures which may be erected thereon, provided such restrictions have been complied with;

(l)	Purchase Money Obligations arising in the ordinary course of business, where “Purchase Money Obligations” means any Lien created, issued or assumed by the Companies to secure Financing Leases or indebtedness assumed as part of, or issued or incurred to pay or provide funds to pay, all or a part of the purchase price of any property, provided that such Lien is limited to the property so acquired and is created, issued or assumed substantially concurrently with the acquisition of such property and provided that such property is not a replacement of a similar asset owned or held by a Company prior to the date of such acquisition;

(m)	Liens identified in Schedule G hereto;

(n)	the right reserved to or vested in any Official Body by any statutory provision, or by the terms of any lease, licence, franchise, grant or permit of any of the Companies, to terminate any such lease, licence, franchise, grant or permit, or to require annual or other payments as a condition to the continuance thereof;

(o)	Liens existing on any asset at the time of its acquisition provided that such asset is not a replacement of a similar asset owned or held by a Company prior to the date of such acquisition;

(p)	the Security; and

(q)	the extension, renewal or refinancing of any of the foregoing Permitted Liens, unless specifically provided otherwise and provided that the amount so secured does not exceed the original amount secured immediately prior to such extension, renewal or refinancing.
“Person” means any natural person, corporation, firm, partnership, joint venture, joint stock company, incorporated or unincorporated association, government, governmental agency or any other entity, whether acting in an individual, fiduciary or other capacity.

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“Plan” means any employee pension benefit plan covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code that either (a) is maintained by an ERISA Affiliate for employees of an ERISA Affiliate or (b) is maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which an ERISA Affiliate is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
“Prime Rate” means the greater of (a) the variable rate of interest per annum equal to the rate of interest determined by the Agent from time to time as the prime rate of the Agent for Canadian dollar loans made by the Agent in Canada from time to time, being a variable per annum reference rate of interest adjusted automatically upon change by the Agent, calculated on the basis of a year of 365 days or 366 days in the case of a leap year and (b) the sum of (i) the average rate per annum for Canadian dollar bankers’ acceptances for BA Lenders having a term of 30 days that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the date of determination, as reported by the Agent and (ii) 1% per annum.
“Prime Rate Loan” means monies lent by the Canadian Lenders to a Canadian Borrower hereunder in Canadian dollars and upon which interest accrues at a rate referable to the Prime Rate.
“Pro Rata Share” means (i) at any particular time with respect to a particular Lender and referable to a particular Credit Facility, the ratio of the Individual Commitment of such Lender with respect to such Credit Facility at such time to the aggregate of the Individual Commitments of all of the Lenders with respect to such Credit Facility at such time or (ii) at any particular time with respect to a particular Lender but not referable to a particular Credit Facility, the ratio of the aggregate of the Individual Commitments of such Lender with respect to all Credit Facilities at such time to the aggregate of the Individual Commitments of all of the Lenders with respect to all Credit Facilities at such time.
“Proceeds of Realization” means all cash and non-cash proceeds derived from any sale, disposition or other realization of the Secured Assets (i) after any notice by the Agent to the Borrowers pursuant to Section 13.1 declaring all indebtedness of the Borrowers hereunder to be immediately due and payable, (ii) upon any dissolution, liquidation, winding-up, reorganization, bankruptcy, insolvency or receivership of any of the Obligors (or any other arrangement or marshalling of the Secured Assets that is similar thereto) or (iii) upon the enforcement of, or any action taken with respect to, any of the Security Documents or the Guarantees. For greater certainty, prior to the Security becoming enforceable (x) insurance proceeds derived as a result of the loss or destruction of any of the Secured Assets or (y) cash or non-cash proceeds derived from any expropriation or other condemnation of any of the Secured Assets shall not constitute Proceeds of Realization.
“Property” means all of the property owned, operated or used by the Companies.
“Qualified Environmental Consultant” means an environmental consultant which is qualified and recognized as such in the geographic area in which the related property is located.
“Receivables Value” means, the amount expressed in U.S. dollars (or the Exchange Equivalent thereof) of the invoice amounts owing on each account of an Obligor valued on the basis of a compliance certificate of Vitran in the form of Schedule C hereto for such Fiscal Quarter, prepared in accordance with generally accepted accounting principles, and for which each of the following statements is accurate:

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(a)	such amount is a binding and valid obligation of the obligor thereunder and is in full force and effect;

(b)	such account is genuine on its face or is represented in the books and records of the relevant Obligor;

(c)	such account is free from valid and asserted claims regarding set-off, holdback, rescission, cancellation or avoidance, whether by operation of law or otherwise provided that if such account is not free from such claims it shall only be excluded to the extent of any such claims;

(d)	(x) payment of such account is due and is less than 90 days past the issuance date of the invoice therefor or (y) such account is an account described in clause (h)(y) of this definition;

(e)	such account is an asset of the relevant Obligor and the Agent, on behalf of itself and the other Lenders, has a first-priority perfected lien on such account;

(f)	such amount arose in the ordinary course of business of the relevant Obligor;

(g)	the obligor on such account is not the subject of, or made a party to, any bankruptcy or insolvency proceeding, has not had a trustee or receiver appointed for it or any part of its property, has not made an assignment for the benefit of creditors, has not admitted its inability to pay its debts as they mature, has not suspended its business and has not become insolvent;

(h)	(x) the obligor of such account is subject to the jurisdiction of federal, state or provincial courts in Canada or the United States or (y) such account is supported by a letter of credit issued by a Person with a minimum credit rating of A- from Standard & Poor’s or the equivalent rating from Moody’s Investors Service, Inc. or by insurance provided by Export Development Canada, Export-Import Bank of the United States or any similar agencies approved from time to time by the Lenders, in each case in a form that is acceptable to the Agent acting reasonably;

(i)	in the case of the sale of goods, the subject goods have been sold to an obligor on a true sale basis on open account, or subject to contract, and not on consignment, or approval or on a “sale or return” basis or subject to any other repurchase or return agreement, no material part of the subject goods has been returned, rejected, loss or damaged, and such account is not evidenced by an instrument of any kind unless such instrument has been pledged by way of delivery to the Agent; and

(j)	each of the representations and warranties set forth in the Security Documents with respect to such account is true and correct in all material respects on such date.
“Receiver” means a receiver, receiver and manager or other Person having similar powers or authority appointed by the Agent or by a court at the instance of the Agent in respect of the Secured Assets or any part thereof.
“Reference Lender” means JPMorgan Canada.

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“Release” means a “release”, as such term is defined in CERCLA.
“Revolving Facility” means the revolving term credit facility in the amount of the Revolving Facility Available Amount established by the Lenders in favour of the Borrowers pursuant to Section 2.1(b).
“Revolving Facility Available Amount” means US$100,000,000 or the Canadian Dollar Equivalent thereof, as such amount may be reduced or cancelled from time to time pursuant to Section 2.4 of this agreement or increased from time to time to the pursuant to Section 2.6 of this agreement.
“Rolling EBITDA” means, for any Fiscal Quarter, the aggregate of EBITDA for such Fiscal Quarter and for each of the three immediately preceding Fiscal Quarters.
“Rolling Interest Expenses” means, for any Fiscal Quarter, the aggregate of Interest Expenses for such Fiscal Quarter and for each of the three immediately preceding Fiscal Quarters.
“Rollover Notice” shall have the meaning ascribed thereto in Section 5.3.
“Secured Assets” means the present and future property, assets and undertakings of the Obligors including the capital stock of each of the Obligors (other than Vitran).
“Secured Obligations” shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by any of the Obligors to the Agent and the Lenders, or remaining unpaid to the Agent and the Lenders or any affiliate thereof, under or in connection with any of the Loan Documents or any SWAP Agreement entered into between a Borrower and any Lender or any affiliate thereof and shall include all Cash Pooling Obligations of the Obligors, and Secured Obligations of a particular Obligor shall mean all indebtedness, obligations and liabilities, present or future, absolute or contingent, matured or not, at any time owing by such Obligor to the Agent and the Lenders or any affiliate thereof, or remaining unpaid to the Agent and the Lenders or any affiliate thereof, under or in connection with any of the Loan Documents or SWAP Agreements to which such Obligor is a party and shall include Cash Pooling Obligations of such Obligor.
“Security” means the collateral security constituted by the Security Documents.
“Security Documents” shall mean the security documents (as the same may be amended, modified, supplemented, restated or replaced from time to time) which, in the reasonable opinion of the Agent, are required to be entered into from time to time by the Obligors in favour of the Agent for the benefit of the Lenders or any affiliate thereof in order to grant directly or indirectly to the Agent a Lien on the Secured Assets as continuing collateral security for the payment and performance of the Secured Obligations, such security documents to be in form and substance satisfactory to the Agent and to include, without limitation, the security documents described in Schedule M.
“Subordinated Debt” means Funded Debt which is subordinated in right of payment to the prior payment of the Secured Obligations pursuant to subordination provisions approved in writing by the Agent and is otherwise pursuant to documentation that is, which is in an amount that is, and which contains interest rates, payment terms, maturities, amortization schedules, covenants, defaults, remedies and other material terms that are in form and substance, in each case satisfactory to the Agent, acting reasonably.

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“Subsidiaries” means any corporation, partnership, joint venture, or other entity of which more than 50% of the outstanding voting capital stock or other ownership interest (irrespective of whether or not at the time capital stock or other equity interest of any other class or classes of such corporation, partnership, joint venture, or other entity shall or might have voting power upon the happening of any contingency) is at the time owned directly or indirectly by a Person; provided that no corporation shall be deemed a Subsidiary until the applicable Person directly or indirectly acquires more than 50% of the outstanding voting stock thereof and has elected a majority of its board of directors; and unless otherwise specifically related to another Person in any section of this agreement shall mean each such Subsidiary of Vitran.
“SWAP Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more interest rates or currencies or any similar transaction or any combination of these transactions.
“Swingline Lender” means JPMorgan Canada in respect of overdrafts drawn on the account of a Canadian Borrower, JPMorgan U.S. in respect of overdrafts drawn on the account of the U.S. Borrower or any other Lender selected by the Agent and acceptable to the Borrowers who assumes in writing with the Borrowers, the Lenders and the Agent the obligation of making Swingline Loans under the Revolving Facility.
“Swingline Loan” shall have the meaning ascribed thereto in Section 3.13(a).
“Tax Act” means the Income Tax Act (Canada), as amended from time to time, and regulations promulgated thereunder.
“Taxes” means all taxes, charges, fees, levies, imposts and other assessments, including all income, sales, use, goods and services, value added, capital, capital gains, alternative, net worth, transfer, profits, withholding, payroll, employer health, excise, real property and personal property taxes, and any other taxes, customs duties, fees, assessments, or similar charges in the nature of a tax including Canada Pension Plan and provincial pension plan contributions, unemployment insurance payments and workers’ compensation premiums, together with any instalments with respect thereto, and any interest, fines and penalties with respect thereto, imposed, levied, collected, withheld or assessed by any Official Body (including federal, state, provincial, municipal and foreign Official Bodies), and whether disputed or not.
“Term Facility” means the non-revolving term credit facility in the amount of the Term Facility Available Amount established by the Canadian Lenders in favour of the Canadian Borrowers pursuant to Section 2.1(a).
“Term Facility Available Amount” means US$60,000,000 or the Canadian Dollar Equivalent thereof, as such amount may be reduced or cancelled from time to time pursuant to Section 2.4 of this agreement.
“Transferee” shall have the meaning ascribed thereto in Section 16.6(d).
“US$” means the lawful currency of the United States of America.
“U.S. Asset Coverage Ratio” means, for a particular Fiscal Quarter, the ratio of (i) Receivables Value of the U.S. Borrower (on a consolidated basis) as at the last day of such Fiscal Quarter plus

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the net book value of Eligible Real Property and Eligible Equipment of the U.S. Borrower (on a consolidated basis) to (ii) Funded Debt of the U.S. Borrower (on a consolidated basis) for such Fiscal Quarter.
“U.S. Borrower Debt to EBITDA Ratio” means, for a particular Fiscal Quarter, the ratio of (i) Debt of the U.S. Borrower (on a consolidated basis) as at the last day of such Fiscal Quarter to (ii) Rolling EBITDA of the U.S. Borrower (on a consolidated basis) for such Fiscal Quarter.
“U.S. Branch of Account” means the branch of the Agent located at 10 South Dearborn, Chicago, Illinois 60603 or such other office of the Agent located in the United States as the U.S. Borrower and the Agent may agree upon.
“U.S. Dollar Equivalent” means the Exchange Equivalent in United States dollars of any amount of Canadian dollars.
“U.S. Financial Statements” means the audited consolidated financial statements of the U.S. Borrower for the Fiscal Year ending on or about December 31, 2006 and the unaudited consolidated financial statements of the U.S. Borrower for the three-month period ending on or about March 31, 2007.
“U.S. Lenders” means the financial institutions set out and described as such in Schedule B, as amended from time to time, and their successors and permitted assigns.
“U.S. Obligor” means an Obligor that is not a Canadian Obligor.
“U.S. Qualified Lender” means a Person (a) which is (i) a corporation, partnership or other entity created, organized or incorporated under the laws of the United States or a State thereof (including the District of Columbia) (any such Person being hereinafter referred to as a “United States Person”) provided, however, that in the case of any Person other than a corporation, such Person is not subject to “backup withholding” under Code Section 3406; (ii) not a United States Person but is acting through a lending office located in the United States in a manner that results in a zero rate of withholding on any U.S. source payments made to such Person by a resident of the United States; or (iii) not a United States Person but is a “qualified resident” under an income tax convention between the United States and the country of residence of such Person and such convention provides for a zero rate of withholding on any U.S.-source Payments made to such Lender by a resident of the United States; (b) in respect of which there has been no determination that such Person is a “conduit entity” within the meaning of section 1.881-3(a)(4) of the United States Treasury Regulations with respect to Loans, advances and extensions of credit to the U.S. Borrower and that it is participating as a Lender pursuant to a “tax avoidance plan”; and (c) which has properly completed and timely filed with the U.S. Borrower all documentation required under the Code in order to entitle such Person to a complete exemption from withholding of any and all United States federal income taxes on all Payments made to such Person in connection with such Loans, advances and extensions of credit.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
1.2 Other Usages. References to “this agreement”, “the agreement”, “hereof”, “herein”, “hereto” and like references refer to this Credit Agreement and not to any particular Article, Section or

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other subdivision of this agreement. Any references herein to any agreements (including, without limitation, this agreement) or documents shall mean such agreements or documents as amended, supplemented, restated or otherwise modified from time to time in accordance with the terms hereof and thereof.
1.3 Plural and Singular. Where the context so requires, words importing the singular number shall include the plural and vice versa.
1.4 Headings. The division of this agreement into Articles and Sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.
1.5 Currency. Unless otherwise specified herein, all statements of or references to dollar amounts in this agreement shall mean lawful money of the United States of America.
1.6 Applicable Law. This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein. Any legal action or proceeding with respect to this agreement may be brought in the courts of the Province of Ontario and, by execution and delivery of this agreement, the parties hereby accept for themselves and in respect of their property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts. Each party irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to such party to the address prescribed by Section 16.2, such service to become effective when received. Nothing herein shall limit the right of any party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other party in any other jurisdiction.
1.7 Time of the Essence. Time shall in all respects be of the essence of this agreement.
1.8 Non Banking Days. Subject to Section 7.4(c), whenever any payment to be made hereunder shall be stated to be due or any action to be taken hereunder shall be stated to be required to be taken on a day other than a Banking Day, such payment shall be made or such action shall be taken on the next succeeding Banking Day and, in the case of the payment of any amount, the extension of time shall be included for the purposes of computation of interest, if any, thereon.
1.9 Consents and Approvals. Whenever the consent or approval of a party hereto is required in a particular circumstance, unless otherwise expressly provided for herein, such consent or approval shall not be unreasonably withheld or delayed by such party.
1.10 Amount of Credit. Any reference herein to the “amount of credit outstanding” or “outstanding amount of credit” or any similar phrase shall mean, at any particular time:
(a)	in the case of a Prime Rate Loan or a BA Rate Loan, the U.S. Dollar Equivalent of the principal amount thereof;

(b)	in the case of a Bankers’ Acceptance, the U.S. Dollar Equivalent of the face amount of the Bankers’ Acceptance;

(c)	in the case of a Base Rate Canada Loan, a Base Rate New York Loan or a LIBOR Loan, the principal amount thereof;

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(d)	in the case of a Letter of Credit denominated in Canadian dollars, the U.S. Dollar Equivalent of the contingent liability of the Issuing Lender thereunder at such time; and

(e)	in the case of a Letter of Credit denominated in United States dollars, the contingent liability of the Issuing Lender thereunder at such time.
1.11 Schedules. Each and every one of the schedules which is referred to in this agreement and attached to this agreement shall form a part of this agreement.
1.12 Extension of Credit. For the purposes hereof, each drawdown, rollover and conversion shall be deemed to be an extension of credit to the Borrowers hereunder.
1.13 Joint and Several Obligations. All obligations hereunder which are stated to be obligations of the Canadian Borrowers or either one of them shall, to the extent permitted by Applicable Law, be joint and several obligations of each of the Borrowers. For greater certainty, all obligations hereunder which are stated to be obligations of the U.S. Borrower shall be several obligations of the U.S. Borrower (and not joint or joint and several obligations of the Canadian Borrowers).
1.14 Paramountcy. In the event of any conflict or inconsistency between the provisions of this agreement and the provisions of any other Loan Document, the provisions of this agreement shall prevail and be paramount. If any covenant, representation, warranty or event of default contained in any other Loan Document is in conflict with or is inconsistent with a provision of this agreement relating to the same specific matter, such covenant, representation, warranty or event of default shall be deemed to be amended to the extent necessary to ensure that it is not in conflict with or inconsistent with the provision of this agreement relating to the same specific matter.
1.15 Statute References. Any reference in this agreement to any statute or any section thereof shall, unless otherwise expressly stated, be deemed to be a reference to such statute or section as amended, restated or re-enacted from time to time.
1.16 Meaning of Include. The words “include”, “includes” and “including”, when used in this agreement, shall be deemed to be followed by the phrase “without limitation”.
1.17 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time. If at any time any change in generally accepted accounting principles would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either a Borrower or the Majority Lenders shall so request, the Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in generally accepted accounting principles (subject to the approval of the Majority Lenders, not to be unreasonably withheld); provided, that until so amended, (i) such ratio or requirement shall continue to be computed in accordance with generally accepted accounting principles prior to such change therein and (ii) the Borrowers shall provide to the Agent and the Lenders financial statements and other documents required under this agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in generally accepted accounting principles.

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ARTICLE 2
CREDIT FACILITIES
2.1 Establishment of Credit Facilities.
(a)	Subject to the terms and conditions hereof, the Canadian Lenders hereby establish in favour the Canadian Borrowers a non-revolving term credit facility in the amount of the Term Facility Available Amount. Subject to the provisions hereof, the Canadian Borrowers may request one single extension of credit under the Term Facility by delivering a Drawdown Notice to the Agent pursuant to Section 4.1. The Canadian Borrowers may not repay and then reborrow extensions of credit under the Term Facility. Any of the Term Facility Available Amount which is not drawn down by the Canadian Borrowers on the date on which the Canadian Borrowers first have credit extended to them under this agreement shall be cancelled.

(b)	Subject to the terms and conditions hereof, the Lenders hereby establish in favour of the Borrowers a revolving credit facility in the amount, from time to time, equal to the Revolving Facility Available Amount. Subject to the provisions hereof, the Borrowers may at any time and from time to time request an extension of credit under the Revolving Facility by delivering a Drawdown Notice to the Agent pursuant to Section 4.1. The Borrowers may borrow, repay and reborrow extensions of credit under the Revolving Facility on a revolving basis on the terms and conditions set out herein provided that the Outstanding Principal Amount under the Revolving Facility does not exceed the Revolving Facility Available Amount.
2.2 Credit Restrictions. Notwithstanding any other provision hereof, the Borrowers shall be entitled to obtain credit by way of LIBOR Loans or Bankers’ Acceptances only in such amounts so as to ensure that the Lenders are not required to make a LIBOR Loan for a principal amount other than US$100,000 or an integral multiple of US$100,000 in excess thereof or to accept a Bankers’ Acceptance having a face amount other than CDN$100,000 or an integral multiple of CDN$1,000 in excess thereof.
2.3 Lenders’ Commitments. Subject to the terms and conditions hereof, the Lenders severally agree to extend credit to the Borrowers hereunder from time to time provided that the aggregate amount of credit extended by each Lender under the Credit Facilities shall not at any time exceed the Individual Commitment of such Lender and further provided that the aggregate amount of credit outstanding under the Credit Facilities shall not at any time exceed the amount of the Credit Facilities referred to in Section 2.1 as the same may be reduced pursuant to Section 2.4. All credit requested under the Credit Facilities by a particular Borrower shall be made available to such Borrower contemporaneously by all of the Lenders who have made an Individual Commitment with respect to such Credit Facility. Each such Lender shall provide to the applicable Borrower its Pro Rata Share of each credit under such Credit Facility, whether such credit is extended by way of drawdown, rollover or conversion. No Lender shall be responsible for any default by any other Lender in its obligation to provide its Pro Rata Share of any credit nor shall the Individual Commitment of any Lender with respect to any of the Credit Facilities be increased as a result of any such default of another Lender. The failure of any Lender to make available to a Borrower its Pro Rata Share of any credit shall not relieve any other Lender of its obligation hereunder to make available to such Borrower its Pro Rata Share of such credit. Notwithstanding any other provision hereof, the Agent is authorized by the Borrowers and the Lenders to allocate amongst the Lenders the Bankers’ Acceptances to be issued and the LIBOR Loans to be advanced under the Credit Facilities in such manner and amounts as the Agent may, in its sole and unfettered

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discretion acting reasonably, consider necessary, rounding up or down, so as to ensure that no Lender is required to accept a Bankers’ Acceptance for a fraction of CDN$5,000 or advance a LIBOR Loan for a fraction of US$5,000 and, in such event, the Lenders’ Pro Rata Shares with respect to such Bankers’ Acceptances and LIBOR Loans shall be adjusted accordingly. It is acknowledged that such rounding may result in a Lender’s Pro Rata Share with respect to such Bankers’ Acceptances and LIBOR Loans exceeding its Individual Commitment.
2.4 Reduction of Credit Facilities. The Borrowers may, from time to time and at any time, by 5 Banking Days notice in writing to the Agent, permanently reduce any Credit Facility to the extent it is not utilized, provided, however, that any such permanent reduction of the amount of such Credit Facility shall be by an amount of no less than US$2,000,000 and otherwise in multiples of US$500,000. The amount of the Term Facility will be permanently reduced at the time of and by the amount of each scheduled repayment pursuant to Section 9.1 and any prepayment pursuant to Sections 9.3 and 9.4. Any prepayment of the Revolving Facility shall not cause a reduction in the amount of the Revolving Facility. Any repayment of outstanding credit which forms part of any conversion from one type of credit to another type of credit under Article 3 or Article 6 shall not cause any reduction in the amount of the applicable Credit Facility. Upon any reduction in the amount of any Credit Facility, the Individual Commitment of each Lender with respect to such Credit Facility shall thereupon be reduced by an amount equal to such Lender’s Pro Rata Share of the amount of such reduction in the amount of such Credit Facility.
2.5 Termination of Credit Facilities.
(a)	A Credit Facility shall terminate upon the earliest to occur of:
(i)	the Maturity Date;

(ii)	the termination of such Credit Facility in accordance with Section 13.1; and

(iii)	the date on which the relevant Credit Facility has been permanently reduced to zero pursuant to Section 2.4.
(b)	Upon the termination of any Credit Facility, the right of the Borrowers to obtain or maintain credit under such Credit Facility and all of the obligations of the Lenders to make credit available under such Credit Facility shall automatically terminate.
2.6 Increase in Commitments.
(a)	The Borrowers shall have the right upon one or more occasions by written notice to the Agent (a “Commitment Increase Notice”) to request an increase in the Revolving Facility Available Amount and the Individual Commitments of the Lenders (the amount of increase requested on any occasion being referred to herein as the “Increase Amount”), to a maximum aggregate amount of US$150,000,000; provided that at the time of the Commitment Increase Notice and at the time such request would become effective (i) no Default has occurred and is continuing or would exist after giving effect to such increase in the Revolving Facility Available Amount and the Individual Commitments of the Lenders, (ii) the representations and warranties in Article 10 are true and correct in all material respects immediately prior to such time and will remain true and

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correct in all material respects immediately after such time; and (ii) the Borrowers will be in pro forma compliance with all financial covenants set out in section 11.1 after giving effect to any funding in connection with such increase.

(b)	The Commitment Increase Notice shall be delivered by the Agent to the Lenders within five (5) Banking Days of receipt thereof by the Agent and shall specify a time period selected by the Borrowers within which each Lender is requested to respond to such Commitment Increase Notice (which shall in no event be less than ten Banking Days from the date of delivery of such Commitment Increase Notice to the Lenders). Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Individual Commitment and, if so, the amount of such increase. Any such Lender not responding within such time period shall be deemed to have declined to increase its Individual Commitment. The Agent shall notify the Borrowers and each Lender of such other Lenders’ responses to each request made hereunder. After the expiration of the time period set forth in the Commitment Increase Notice or receipt by the Agent of responses to the Commitment Increase Notice from each of the Lenders, the Borrowers may, to achieve the full amount of the requested increase in the Commitments, invite one or more other Persons (other than individuals) (an “Additional Lender”) that have agreed to provide all or any portion of the Increase Amount and that are acceptable to each of the Agent, the Swingline Lender and the Issuing Lender (such acceptance not to be unreasonably withheld) (it being agreed that any Lender as of the date of the Commitment Increase Notice would be acceptable) may be admitted as a Lender party to this Agreement in accordance with the provisions of Section 16.6(f). No Finance Party shall have any obligation or other commitment to provide all or any portion of the Increase Amount.

(c)	Any such increase in the Commitment shall become effective upon written notice by the Agent (which shall be promptly delivered by the Agent) to the Borrowers and the Lenders specifying the effective date of such increase in Commitment, together with a revised Schedule B stating the new Individual Commitment of each of the Lenders

(d)	Upon the effective date of the increased Commitment, each Additional Lender shall make all (if any) such payments to the Agent for distribution to the other Lenders as may be necessary to result in the respective extensions of credit under the Revolving Facility held by such Additional Lender and the other Lenders being equal to such applicable Lender’s Pro Rata Share of the aggregate principal amount of all extensions of credit under the Revolving Facility outstanding as of such date. Each of the Borrowers hereby agrees that any Additional Lender so paying any such amount to the other Lenders pursuant to the preceding sentence shall be entitled to all the rights of a Lender having Commitments hereunder in respect of such amounts, that such payments to such other Lenders shall thereafter constitute extensions of credit under the Revolving Facility made by such Additional Lender hereunder and that such Additional Lender may exercise all of its right of payment with respect to such amounts as fully as if such Additional Lender had initially advanced to the Borrowers directly the amount of such payments. If any such adjustment payments pursuant to the preceding sentences of this Section are made by an Additional Lender to other Lenders in respect of LIBOR Loans, Bankers’ Acceptances and/or Letters of Credit at a time

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other than on the expiry of the applicable Interest Period in respect of a LIBOR Loan, the maturity of a Bankers’ Acceptance or the expiry date of a Letter of Credit, as the case may be, and if any such adjustment payments result in the Lenders (or any one or more of them) incurring an actual loss, cost or expense, the Borrowers shall pay to each of the Lenders receiving any such payment, at the time that such payment is made pursuant to this Section, the amount that would be required to be paid by the Borrowers pursuant to Section 9.10 had such payments been made directly by a Borrower.
ARTICLE 3
GENERAL PROVISIONS RELATING TO CREDITS
3.1 Types of Credit Availments. Subject to the terms and conditions hereof:
(a)	each Canadian Borrower may obtain credit under the Term Facility from the Canadian Lenders through the Canadian Branch of Account by way of one or more Prime Rate Loans, BA Rate Loans, Base Rate Canada Loans, LIBOR Loans and Bankers’ Acceptances;

(b)	each Canadian Borrower may obtain credit under the Revolving Facility from the Canadian Lenders through the Canadian Branch of Account by way of one or more Prime Rate Loans, BA Rate Loans, Base Rate Canada Loans, LIBOR Loans, Bankers’ Acceptances and Letters of Credit; and

(c)	the U.S. Borrower may obtain credit under the Revolving Facility from the U.S. Lenders through the U.S. Branch of Account by way of one or more Base Rate New York Loans, LIBOR Loans and U.S. dollar denominated Letters of Credit.
Any extension of credit hereunder by way of one or more Letters of Credit shall not exceed in the aggregate US$35,000,000 or the Exchange Equivalent thereof. The Borrowers may obtain credit under the Revolving Facility in currencies other than Canadian dollars and United States dollars with the prior written consent of each of the Lenders in respect of currencies to be agreed upon by the Borrowers and each of the Lenders.
3.2 Funding of Loans. Each Lender which has made an Individual Commitment under a particular Credit Facility shall make available to the Agent its Pro Rata Share of the principal amount of each Loan under such Credit Facility, in the appropriate currency, prior to 11:00 a.m. (Toronto time) on the date of the extension of credit. The Agent shall, upon fulfilment by the Borrowers of the terms and conditions set forth in Article 12, make such funds available to the applicable Borrower on the date of the extension of credit by crediting the relevant Designated Account (or causing such account to be credited) unless otherwise irrevocably authorized and directed in the Drawdown Notice. Unless the Agent has been notified by a Lender at least two Banking Days prior to the date of the extension of credit that such Lender will not make available to the Agent its Pro Rata Share of such Loan, the Agent may assume that such Lender has made such portion of the Loan available to the Agent on the date of the extension of credit in accordance with the provisions hereof and the Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Agent has made such assumption, to the extent such Lender shall not have so made its Pro Rata Share of the Loan available to the Agent, such Lender agrees to pay to the Agent, forthwith on demand, such Lender’s Pro Rata Share of the Loan and all reasonable costs and expenses incurred by the Agent in connection therewith together with interest thereon at the rate payable hereunder by such Borrower in respect of such Loan for each day from the date such amount is made available to such Borrower until the date such

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amount is paid or repaid to the Agent; provided, however, that notwithstanding such obligation, if such Lender fails so to pay, such Borrower shall, without prejudice to any rights that such Borrower might have against such Lender, repay such amount to the Agent forthwith after demand therefor by the Agent. The amount payable to the Agent pursuant hereto shall be set forth in a certificate delivered by the Agent to such Lender and the Borrowers (which certificate shall contain reasonable details of how the amount payable is calculated) and shall constitute prima facie evidence of such amount payable. If such Lender makes the payment to the Agent required herein, the amount so paid shall constitute such Lender’s Pro Rata Share of the Loan for purposes of this agreement and shall entitle the Lender to all rights and remedies against the Borrowers in respect of such Loan. The failure of any Lender to make available to the Agent its Pro Rata Share of a Loan shall not relieve any other Lender of its obligation hereunder to make available to the Agent its Pro Rata Share of the Loan on the date of the credit.
3.3 Failure of Lender to Fund Loan. If any Lender fails to make available to the Agent its Pro Rata Share of any Loan as required (such Lender being herein called the “Defaulting Lender”) and the Agent has not funded pursuant to Section 3.2, the Agent shall forthwith give notice of such failure by the Defaulting Lender to the Borrowers and the other Lenders. The Agent shall then forthwith give notice to the other Lenders that any Lender may make available to the Agent all or any portion of the Defaulting Lender’s Pro Rata Share of such Loan (but in no way shall any other Lender or the Agent be obliged to do so) in the place and stead of the Defaulting Lender. If more than one Lender gives notice that it is prepared to make funds available in the place and stead of a Defaulting Lender in such circumstances and the aggregate of the funds which such Lenders (herein collectively called the “Contributing Lenders” and individually called the “Contributing Lender”) are prepared to make available exceeds the amount of the advance which the Defaulting Lender failed to make, then each Contributing Lender shall be deemed to have given notice that it is prepared to make available its pro rata share of such advance based on the Contributing Lenders’ relative commitments to advance in such circumstances. If any Contributing Lender makes funds available in the place and stead of a Defaulting Lender in such circumstances, then the Defaulting Lender shall pay to any Contributing Lender making the funds available in its place and stead, forthwith on demand, any amount advanced on its behalf together with interest thereon at the rate applicable to such Loan from the date of advance to the date of payment, against payment by the Contributing Lender making the funds available of all interest received in respect of the Loan from the Borrowers. In addition to interest as aforesaid, the Borrowers shall pay all amounts owing by the Borrowers to the Defaulting Lender hereunder to the Contributing Lenders until such time as the Defaulting Lender pays to the Contributing Lenders all amounts advanced by the Contributing Lenders on behalf of the Defaulting Lender.
3.4 Funding of Bankers’ Acceptances.
(a)	If the Agent receives from a Canadian Borrower a Drawdown Notice, Rollover Notice or Conversion Notice requesting a drawdown of, a rollover of or a conversion into Bankers’ Acceptances under a particular Credit Facility, the Agent shall notify each of the Canadian Lenders which has made an Individual Commitment under such Credit Facility prior to 11:00 a.m. (Toronto time) on the second Banking Day prior to the date of such extension of credit of such request and of each Canadian Lender’s Pro Rata Share of such extension of credit. The Agent shall also at such time notify the Canadian Borrowers of each Canadian Lender’s Pro Rata Share of such extension of credit. Each Canadian Lender shall, not later than 11:00 a.m. (Toronto time) on the date of each extension of credit by way of Bankers’ Acceptance, accept drafts of the applicable Canadian Borrower which are presented to it for acceptance and which have an aggregate face amount equal to such Canadian Lender’s Pro Rata Share of the total extension of credit being made available by way of Bankers’ Acceptances on

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such date, as advised by the Agent. Each Canadian Lender shall purchase the Bankers’ Acceptances which it has accepted for a purchase price equal to the BA Discounted Proceeds therefor. Each Canadian Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any and all Bankers’ Acceptances accepted and purchased by it.

(b)	The Canadian Borrowers shall provide for payment to the accepting Lenders of the face amount of each Bankers’ Acceptance at its maturity, either by payment of such amount or through an extension of credit hereunder or through a combination of both. The Canadian Borrowers hereby waive presentment for payment of Bankers’ Acceptances by the Canadian Lenders and any defence to payment of amounts due to a Lender in respect of a Bankers’ Acceptance which might exist by reason of such Bankers’ Acceptance being held at maturity by the Canadian Lender which accepted it and agrees not to claim from such Canadian Lenders any days of grace for the payment at maturity of Bankers’ Acceptances.

(c)	In the case of a drawdown by way of Bankers’ Acceptance, each Canadian Lender shall, forthwith after the acceptance of drafts of the applicable Canadian Borrower as aforesaid, make available to the Agent the BA Proceeds with respect to the Bankers’ Acceptances accepted by it. The Agent shall, upon fulfilment by the Canadian Borrowers of the terms and conditions set forth in Article 12, make such BA Proceeds available to the applicable Canadian Borrower on the date of such extension of credit by crediting the Designated Account. In the case of a rollover of or conversion into Bankers’ Acceptances, each Canadian Lender shall retain the Bankers’ Acceptance accepted by it and shall not be required to make any funds available to the Agent for deposit to the Designated Account; however, forthwith after the acceptance of drafts of the applicable Canadian Borrower as aforesaid, the Canadian Borrowers shall pay to the Agent on behalf of such Canadian Lenders an amount equal to the aggregate amount of the acceptance fees in respect of such Bankers’ Acceptances calculated in accordance with Section 7.5 plus the amount by which the aggregate face amount of such Bankers’ Acceptances exceeds the aggregate BA Discounted Proceeds with respect thereto.

(d)	Any Bankers’ Acceptance may, at the option of a particular Canadian Borrower, be executed in advance by or on behalf of such Canadian Borrower (as otherwise provided herein), by mechanically reproduced or facsimile signatures of any two officers of such Canadian Borrower who are properly so designated and authorized by such Canadian Borrower from time to time. Any Bankers’ Acceptance so executed and delivered by such Canadian Borrower to the Canadian Lenders shall be valid and shall bind such Canadian Borrower and may be dealt with by the Canadian Lenders to all intents and purposes as if the Bankers’ Acceptance had been signed in the executing officers’ own handwriting.

(e)	Each Canadian Borrower shall notify the Canadian Lenders as to those officers whose signatures may be reproduced and used to execute Bankers’ Acceptances in the manner provided in Section 3.4(d). Bankers’ Acceptances with the mechanically reproduced or facsimile signatures of designated officers may be used by the Canadian Lenders and shall continue to be valid, notwithstanding the death, termination of employment or termination of authorization of either or

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both of such officers or any other circumstance until such time as such Canadian Borrower shall otherwise notify the Canadian Lenders.

(f)	Each of the Canadian Borrowers hereby indemnifies and agrees to hold harmless the Canadian Lenders against and from all losses, damages, expenses and other liabilities caused by or attributable to the use of the mechanically reproduced or facsimile signature instead of the original signature of an authorized officer of the applicable Canadian Borrower on a Banker’s Acceptance prepared, executed, issued and accepted pursuant to this agreement, except to the extent determined by a court of competent jurisdiction to be due to the gross negligence or wilful misconduct of the Canadian Lenders.

(g)	Each of the Canadian Lenders agrees that, in respect of the safekeeping of executed depository bills of the Canadian Borrowers which are delivered to it for acceptance hereunder, it shall exercise the same degree of care which it gives to its own property, provided that it shall not be deemed to be an insurer thereof.

(h)	All Bankers’ Acceptances shall be issued in the form of depository bills made payable originally to and deposited with CDS Clearing and Depository Services Inc. pursuant to the Depository Bills and Notes Act (Canada).

(i)	In order to facilitate the issuance of Bankers’ Acceptances pursuant to this agreement, each Canadian Borrower hereby authorizes each Canadian Lender, and appoints each Canadian Lender as such Canadian Borrower’s attorney, to complete, sign and endorse drafts or depository bills (each such executed draft or bill being herein referred to as a “BA Draft”) on its behalf in handwritten form or by facsimile or mechanical signature or otherwise in accordance with the applicable Drawdown Notice, Rollover Notice or Conversion Notice and, once so completed, signed and endorsed to accept them as Bankers’ Acceptances under this agreement and then if applicable, purchase, discount or negotiate such Bankers’ Acceptances in accordance with the provisions of this agreement. BA Drafts so completed, signed, endorsed and negotiated on behalf of a Canadian Borrower by such Canadian Lender shall bind such Canadian Borrower as fully and effectively as if so performed by an authorized officer of such Canadian Borrower. Each draft of a Bankers’ Acceptance completed, signed or endorsed by a Canadian Lender shall mature on the last day of the term thereof.
3.5 BA Rate Loans. If, in the sole judgement of a Canadian Lender, such Canadian Lender is unable to extend credit by way of Bankers’ Acceptances in accordance with this agreement, such Canadian Lender shall give an irrevocable notice to such effect to the Agent prior to 10:00 a.m. (Toronto time) on the date of the requested credit extension and shall make available to the applicable Canadian Borrower prior to 11:00 a.m. (Toronto time) on the date of such requested credit extension a Canadian dollar loan (a “BA Rate Loan”) in the principal amount equal to such Canadian Lender’s Pro Rata Share of the total credit to be extended by way of Bankers’ Acceptances, such BA Rate Loan to be funded in the same manner as a Loan is funded pursuant to Sections 3.2 and 3.3. Such BA Rate Loan shall have the same term as the Bankers’ Acceptances for which it is a substitute and shall bear such rate of interest per annum throughout the term thereof as shall permit such Canadian Lender to obtain the same effective rate as if such Canadian Lender had accepted and purchased a Bankers’ Acceptance at the same acceptance fee and pricing at which the Reference Lender would have accepted and purchased such Bankers’ Acceptance at approximately 11:00 a.m. (Toronto time) on the date such BA Rate Loan is made, on the basis that, and the Canadian Borrowers hereby agree that, for such a BA Rate Loan, interest shall be payable in advance

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on the date of the extension of credit by the Canadian Lender deducting the interest payable in respect thereof from the principal amount of such BA Rate Loan. All BA Rate Loans shall be evidenced by a promissory note in the form of a depository note made payable originally to and deposited with CDS Clearing and Depository Services Inc. pursuant to the Depository Bills and Notes Act (Canada).
3.6 Inability to Fund U.S. Dollar Advances in Canada. If a Canadian Lender determines in good faith, which determination shall be final, conclusive and binding on the Canadian Borrowers, and the Agent notifies the Canadian Borrowers that (i) by reason of circumstances affecting financial markets inside or outside Canada, deposits of United States dollars are unavailable to such Canadian Lender in Canada, (ii) adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided in the definition of LIBOR or ABR Canada, as the case may be, (iii) the making or continuation of United States dollar advances in Canada has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by such Canadian Lender to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR or the ABR Canada, as the case may be, or by reason of a change in any Applicable Law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible bank would comply) or in the interpretation thereof by any Official Body affecting such Lender or any relevant financial market, which results in LIBOR or the ABR Canada, as the case may be, no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period, or (iv) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for such Canadian Lender to make or maintain or give effect to its obligations in respect of United States dollar advances in Canada as contemplated herein, then:
(a)	the right of the Canadian Borrowers to obtain any affected type of credit from such Canadian Lender shall be suspended until such Canadian Lender determines that the circumstances causing such suspension no longer exist and the Agent so notifies the Canadian Borrowers and the other Canadian Lenders;

(b)	if any affected type of credit is not yet outstanding, any applicable Drawdown Notice, Rollover Notice or Conversion Notice shall be cancelled and the advance requested therein shall not be made;

(c)	if any LIBOR Loan is already outstanding at any time when the right of the Canadian Borrowers to obtain extensions of credit by way of a LIBOR Loan is suspended, it shall, subject to the Canadian Borrowers having the right to obtain credit by way of a Base Rate Canada Loan at such time, be converted on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any Applicable Law) to a Base Rate Canada Loan in the principal amount equal to the principal amount of the LIBOR Loan or, if the Canadian Borrowers do not have the right to obtain credit by way of a Base Rate Canada Loan at such time, such LIBOR Loan shall be converted on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any Applicable Law) to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of such LIBOR Loan; and

(d)	if any Base Rate Canada Loan is already outstanding at any time when the right of the Canadian Borrowers to obtain credit by way of a Base Rate Canada Loan

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is suspended, it shall, subject to the Canadian Borrowers having the right to obtain extension of credit by way of a LIBOR Loan at such time, be immediately converted to a LIBOR Loan in the principal amount equal to the principal amount of the Base Rate Canada Loan and having an Interest Period of one month or, if the Canadian Borrowers do not have the right to obtain credit by way of a LIBOR Loan at such time, it shall be immediately converted to a Prime Rate Loan in the principal amount equal to the Canadian Dollar Equivalent of the principal amount of the Base Rate Canada Loan.
If the Canadian Borrowers are notified by the Agent as aforesaid, then the Canadian Borrowers may indicate to the Agent in writing that they desire to replace the aforesaid Canadian Lender and, in such event, the provisions of Section 8.3 shall apply mutatis mutandis to such Canadian Lender as if such Canadian Lender were the Affected Lender.
3.7 Inability to Fund LIBOR Loans in the United States. If a U.S. Lender determines in good faith, which determination shall be final, conclusive and binding on the U.S. Borrower, and the Agent notifies the U.S. Borrower that (i) adequate and fair means do not exist for ascertaining the interest rate on the basis provided in the definition of LIBOR, (ii) the making or continuation of LIBOR Loans in the United States has been made impracticable by the occurrence of a contingency (other than a mere increase in rates payable by such U.S. Lender to fund the advance) which materially and adversely affects the funding of the advances at any interest rate computed on the basis of LIBOR, or by reason of a change since the date hereof in any Applicable Law or government regulation, guideline or order (whether or not having the force of law but, if not having the force of law, one with which a responsible U.S. commercial bank would comply) or in the interpretation thereof by any Official Body affecting such Lender or any relevant financial market, which results in LIBOR no longer representing the effective cost to such Lender of deposits in such market for a relevant Interest Period, or (iii) any change to present law or any future law, regulation, order, treaty or official directive (whether or not having the force of law but, if not having the force of law, one with which a responsible U.S. commercial bank would comply) or any change therein or any interpretation or application thereof by any Official Body has made it unlawful for such U.S. Lender to make or maintain or give effect to its obligations in respect of LIBOR Loans in the United States as contemplated herein, then:
(a)	the right of the U.S. Borrower to obtain any credit in United States dollars by way of LIBOR Loans, shall be suspended until such U.S. Lender determines, acting reasonably, that the circumstances causing such suspension no longer exist and such U.S. Lender so notifies the U.S. Borrower;

(b)	if any credit in United States dollars by way of LIBOR Loans is not yet outstanding, any applicable Drawdown Notice shall be cancelled and the advance requested therein shall not be made; and

(c)	if any LIBOR Loan is already outstanding at any time when the right of the U.S. Borrower to obtain credit by way of a LIBOR Loan is suspended, it shall, subject to the U.S. Borrower having the right to obtain credit by way of a Base Rate New York Loan at such time, be converted to a Base Rate New York Loan on the last day of the Interest Period applicable thereto (or on such earlier date as may be required to comply with any Applicable Law).
If the U.S. Borrower is notified by the Agent as aforesaid, then the U.S. Borrower may indicate to the Agent in writing that it desires to replace the aforesaid U.S. Lender and, in such event, the provisions of

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Section 8.3 shall apply mutatis mutandis to such U.S. Lender as if such U.S. Lender were the Affected Lender.
3.8 Timing of Credit Availments. No Bankers’ Acceptance, LIBOR Loan or BA Rate Loan under any Credit Facility may have a maturity date later than the Maturity Date or that would, with respect to the Term Facility, prevent the Canadian Borrowers from paying the scheduled instalments under the Term Facility pursuant to Section 9.1.
3.9 Time and Place of Payments. Except as otherwise provided herein, the Borrowers shall make all payments pursuant to this agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by deposit to the applicable Designated Account before 1:00 p.m. (Toronto time) on the day specified for payment and the Agent shall be entitled to withdraw the amount of any payment due to the Agent or the Lenders from such account on the day specified for payment. Any such payment received on the day specified for such payment but after 1:00 p.m. (Toronto time) shall be deemed to have been received prior to 1:00 p.m. (Toronto time) on the Banking Day immediately following such day specified for payment.
3.10 Remittance of Payments. Forthwith after the withdrawal from the applicable Designated Account by the Agent of any payment of principal, interest, fees or other amounts for the benefit of the relevant Lenders pursuant to Section 3.9, the Agent shall, subject to Sections 3.3 and 8.3, remit to each relevant Lender, in immediately available funds, such Lender’s Pro Rata Share of such payment (except to the extent such payment results from a Loan with respect to which a Lender had failed, pursuant to Section 3.3, to make available to the Agent its Pro Rata Share and, where any other Lender has made funds available in the place and stead of a Defaulting Lender); provided that if the Agent, on the assumption that it will receive, on any particular date, a payment of principal (including, without limitation, a prepayment), interest, fees or other amount under a particular Credit Facility, remits to each relevant Lender its Pro Rata Share of such payment and the relevant Borrower fails to make such payment, each relevant Lender agrees to repay to the Agent, forthwith on demand, to the extent that such amount is not recovered from the relevant Borrower on demand and after reasonable efforts by the Agent to collect such amount (without in any way obligating the Agent to take any legal action with respect to such collection), such Lender’s Pro Rata Share of the payment made to it pursuant hereto together with interest thereon at the then prevailing interbank rate for each day from the date such amount is remitted to the relevant Lenders until the date such amount is paid or repaid to the Agent, the exact amount of the repayment required to be made by the relevant Lenders pursuant hereto to be as set forth in a certificate delivered by the Agent to each relevant Lender, which certificate shall constitute prima facie evidence of such amount of repayment.
3.11 Evidence of Indebtedness.
(a)	The Agent shall open and maintain accounts wherein the Agent shall record the amount and type of credit outstanding, each advance and each payment of principal and interest on account of each Loan, each Bankers’ Acceptance accepted and cancelled and all other amounts becoming due to and being paid to the Lenders or the Agent under a particular Credit Facility. The Agent’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers to the Lenders and the Agent under the applicable Credit Facility.

(b)	The Swingline Lender shall open and maintain accounts wherein it shall record the amount and currency of each Swingline Loan, each payment of principal and interest on account of each Swingline Loan and all other amounts becoming due

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to and being paid to the Swingline Lender. The Swingline Lender’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers to the Swingline Lender.

(c)	The Issuing Lender shall open and maintain accounts wherein it shall record the amount and currency of each Letter of Credit issued and drawn upon and all other amounts becoming due to and being paid to the Issuing Lender. The Issuing Lender’s accounts constitute, in the absence of manifest error, prima facie evidence of the indebtedness of the Borrowers to the Issuing Lender.
3.12 Notice Periods. Each Drawdown Notice, Rollover Notice and Conversion Notice shall be given to the Agent:
(a)	prior to 11:00 a.m. (Toronto time) on the third Banking Day prior to the date of drawdown of, rollover of or conversion into a LIBOR Loan;

(b)	prior to 11:00 a.m. (Toronto time) on the second Banking Day prior to the date of a drawdown of or conversion into a Base Rate Canada Loan, Base Rate New York Loan or a Prime Rate Loan or a drawdown of, rollover of or conversion into a Bankers’ Acceptance; and

(c)	prior to 11:00 a.m. (Toronto time) on the first Banking Day prior to the date of any other drawdown, rollover or conversion.
3.13 Swingline Loans.
(a)	Subject to the following provisions of this Section, overdrafts arising from clearance of cheques or drafts drawn on the accounts of the Borrowers maintained with the Swingline Lender, and designated by the Swingline Lender for such purpose, shall be deemed to be outstanding as extensions of credit to the respective Borrowers from the Swingline Lender under the Revolving Facility (each, a “Swingline Loan”) as follows:
(i)	in the case of overdrafts in Canadian dollars, as Prime Rate Loans; and

(ii)	in the case of overdrafts in United States dollars, as Base Rate New York Loans.
For certainty, notwithstanding Section 4.1, no Drawdown Notice need be delivered by the Borrowers in respect of Swingline Loans.
(b)	Except as otherwise specifically provided herein, all references to Prime Rate Loans and Base Rate New York Loans shall include Swingline Loans made in Canadian and United States dollars, respectively.

(c)	Swingline Loans shall be made by the Swingline Lender alone, without assignment to or participation by the other Lenders other than pursuant to Section 3.13(h).

(d)	The aggregate principal amount of the outstanding Swingline Loans shall not exceed the lesser of:

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(i)	US$10,000,000 or the Canadian Dollar Equivalent thereof; and

(ii)	the amount, if any, by which the amount of the Revolving Facility exceeds the aggregate amount of credit outstanding under the Revolving Facility other than by way of Swingline Loans.
(e)	The Borrowers may make repayments of Swingline Loans (together with accrued interest thereon) from time to time without penalty.

(f)	All interest payments and principal repayments of or in respect of Swingline Loans shall be solely for the account of the Swingline Lender. Subject to Section 3.13(g), all costs and expenses relating to the Swingline Loans shall be solely for the account of the Swingline Lender.

(g)	Notwithstanding anything to the contrary herein contained, or the contrary provisions of Applicable Law, (i) if an Event of Default occurs or (ii) if the Swingline Lender so requires (and the Swingline Lender agrees to so require if there have been outstanding Swingline Loans for 29 consecutive days or such shorter period of time as required by the Agent or the Majority Lenders (which period shall not be less than seven consecutive days)), and there are then outstanding any Swingline Loans, then, effective on the day of notice to that effect from the Swingline Lender to the Lenders who have made Individual Commitments under the Revolving Facility, the Borrowers shall be deemed to have requested, and hereby request, extensions of credit by way of drawdown of an amount of Loans under the Revolving Facility, in the currency or currencies of the Swingline Loans, sufficient to repay the Swingline Loans and accrued and unpaid interest in respect thereof, and on the day of receipt of such notice, each of such Lenders shall disburse to the Swingline Lender its respective Pro Rata Share of such amounts and such amounts shall thereupon be deemed to have been advanced by such Lenders to the Borrowers and to constitute Loans under the Revolving Facility (by way of Base Rate New York Loans if the Swingline Loans were so denominated or Prime Rate Loans if the Swingline Loans were so denominated, or both). Such Loans under the Revolving Facility shall be deemed to be comprised of principal and accrued and unpaid interest in the same proportions as the corresponding Swingline Loans.

(h)	If for any reason Base Rate New York Loans or Prime Rate Loans are not made pursuant to Section 3.13(g) in an amount sufficient to repay any amounts owed to the Swingline Lender in respect of any outstanding Swingline Loans on or before the third Banking Day after demand for payment thereof by the Swingline Lender, each Lender having an Individual Commitment with respect to the Revolving Facility shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Swingline Loans in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Banking Day’s notice from the Swingline Lender, each Lender holding an Individual Commitment with respect to the Revolving Facility shall deliver to the Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds in the relevant currency as directed by the Swingline Lender. In the event that any Lender holding an Individual Commitment with respect to the Revolving Facility fails to make available to the Swingline Lender the amount of such Lender’s participation as

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provided in this Section 3.13(h), the Swingline Lender shall be entitled to recover such amount from such Lender on demand together with interest thereon at the then prevailing interbank rate.

(i)	Notwithstanding anything contained herein to the contrary, each Lender’s obligation to make Base Rate New York Loans or Prime Rate Loans pursuant to Section 3.13(g) or each Lender’s obligation to purchase a participation in any unpaid Swingline Loans pursuant to Section 3.13(h), as the case may be, shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defence or other right that such Lender may have against the Swingline Lender or any other Person for any reason whatsoever, (ii) the occurrence or continuation of a Default or an Event of Default, (iii) any Material Adverse Change, or (iv) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
3.14 General Provisions Relating to All Letters of Credit.
(a)	To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Lender) to the Issuing Lender and the Agent three (3) Banking Days in advance of the requested date of issuance, amendment, renewal or extension a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Banking Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (b) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Lender, such Borrower also shall submit a letter of credit application and indemnity on the Issuing Lender’s standard form in connection with any request for a Letter of Credit.

(b)	Each Letter of Credit to be issued under the Revolving Facility shall have, as its stated expiry date, a date that is no later than the earlier of (i) the date which is one year after the date of its issuance and (ii) the date that is five (5) Banking Days prior to the Maturity Date; provided that Letters of Credit with one year maturities may provide for automatic renewals thereof for additional one year periods (which in no event shall extend beyond a date that is five (5) Banking Days prior to the Maturity Date).

(c)	The Borrowers shall indemnify and save harmless the Lenders, the Issuing Lender and the Agent against all claims, losses, costs, expenses or damages to the Lenders, the Issuing Lender and the Agent arising out of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder or any action taken by the Lenders, the Issuing Lender or the Agent or any other person in connection therewith, including, without limitation, all costs relating to any legal process or proceeding instituted by any party restraining or seeking to restrain the Issuing Lender from accepting or paying any Draft or any amount under any such Letter of Credit.

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(d)	Each of the Borrowers hereby acknowledges and confirms to the Issuing Lender that the Issuing Lender shall not be obliged to make any inquiry or investigation as to the right of any beneficiary to make any claim or Draft or request any payment under a Letter of Credit and payment by the Issuing Lender pursuant to a Letter of Credit shall not be withheld by the Issuing Lender by reason of any matters in dispute between the beneficiary thereof and the relevant Borrower. The sole obligation of the Issuing Lender with respect to Letters of Credit is to cause to be paid a Draft drawn or purporting to be drawn in accordance with the terms of the applicable Letter of Credit and for such purpose the Issuing Lender is only obliged to determine that the Draft purports to comply with the terms and conditions of the relevant Letter of Credit.

(e)	The Issuing Lender shall not have any responsibility or liability for or any duty to inquire into the form, sufficiency (other than to the extent provided in the preceding paragraph), authorization, execution, signature, endorsement, correctness (other than to the extent provided in the preceding paragraph), genuineness or legal effect of any Draft, certificate or other document presented to it pursuant to a Letter of Credit and each of the Borrowers unconditionally assumes all risks with respect to the same. Each of the Borrowers agrees that it assumes all risks of the acts or omissions of the beneficiary of any Letter of Credit with respect to the use by such beneficiary of the relevant Letter of Credit.

(f)	The obligations of the Borrowers hereunder with respect to Letters of Credit shall be absolute, unconditional and irrevocable and shall not be reduced by any event or occurrence including, without limitation, any lack of validity or enforceability of any such Letter of Credit, or any Draft with respect thereto paid or acted upon by the Issuing Lender or any of its correspondents being fraudulent, forged, invalid or insufficient in any respect, or any claims which the Borrowers may have against any beneficiary or transferee of any such Letter of Credit; provided, however, that nothing herein shall adversely affect the rights of the Borrowers to commence any proceeding against the Issuing Lender for any wrongful payments made by the Issuing Lender under a Letter of Credit as a result of acts or omissions constituting gross negligence or wilful misconduct on the part of the Issuing Lender. The obligations of the Borrowers hereunder with respect to Letters of Credit shall remain in full force and effect and shall apply to any amendment to or extension of the expiration date of any such Letter of Credit.

(g)	Any action, inaction or omission taken or suffered by the Issuing Lender or any of the Issuing Lender’s correspondents under or in connection with a Letter of Credit or any Draft made thereunder, if in good faith and in conformity with foreign or domestic laws, regulations or customs applicable thereto, shall be binding upon each of the Borrowers and shall not place the Issuing Lender or any of its correspondents under any resulting liability to the Borrowers. Without limiting the generality of the foregoing, the Issuing Lender and its correspondents may receive, accept or pay as complying with the terms of a Letter of Credit, any Draft thereunder, otherwise in order which may be signed by, or issued to, the administrator or any executor of, or the trustee in bankruptcy of, or the receiver for any property of, or other person or entity acting as the representative or in the place of, such beneficiary or its successors and assigns. Each of the Borrowers covenants that it will not take any steps, issue any instructions to the Issuing Lender or any of its correspondents or institute any proceedings intended to

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derogate from the right or ability of the Issuing Lender or its correspondents to honour and pay any Draft or Drafts.

(h)	Each of the Borrowers agrees that the Lenders, the Issuing Lender and the Agent shall have no liability to it for any reason in respect of or in connection with any Letter of Credit, the issuance thereof, any payment thereunder, or any other action taken by the Lenders, the Issuing Lender or the Agent or any other person in connection therewith, other than on account of the Issuing Lender’s gross negligence or wilful misconduct and other than to the extent not in compliance with (b) above.

(i)	Save to the extent expressly provided otherwise in this Section 3.14, the rights and obligations between the Issuing Bank and each Borrower with respect to each Letter of Credit shall be determined in accordance with the applicable provisions of the (i) Uniform Customs and Practice for Documentary Credits (1993 Revision), ICC Publications 500 or (ii) the International Standby Practices — ISP98, ICC Publication No. 590, as applicable.
3.15 Agent’s Discretion to Allocate. Notwithstanding the provisions of Sections 3.2, 3.4(a) and 9.6(b) with respect to the funding of Loans and Bankers’ Acceptances and reimbursing with respect to Letters of Credit in accordance with each relevant Lender’s Pro Rata Share, the Agent shall be entitled to reallocate the funding or reimbursement obligations among the relevant Lenders in order to ensure, to the greatest extent practicable, that after such funding the aggregate amount of credit extended hereunder by each Lender coincides with such Lender’s Pro Rata Share of the aggregate amount of credit extended under a particular Credit Facility by all of the relevant Lenders, provided that no such allocation shall result in the aggregate amount of credit extended hereunder by any Lender exceeding such Lender’s Individual Commitment under such Credit Facility.
ARTICLE 4
DRAWDOWN
4.1 Drawdown Notice. Subject to Sections 3.1, 3.6 and 3.7 and provided that all of the applicable conditions precedent set forth in Article 12 have been fulfilled by the Borrowers or waived in accordance with Section 14.4, the Borrowers may have credit extended to them hereunder by giving to the Agent an irrevocable notice (“Drawdown Notice”) in substantially the form of Schedule E hereto and specifying:
(a)	the applicable Borrower;

(b)	the Credit Facility under which the Credit is to be extended;

(c)	the date the credit is to be extended;

(d)	whether the credit is to be extended by way of a Prime Rate Loan, a Base Rate Canada Loan, a Base Rate New York Loan, a LIBOR Loan or a Bankers’ Acceptance;

(e)	if the credit is to be extended by way of a Loan, the principal amount of the Loan;

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(f)	if the credit is to be extended by way of a LIBOR Loan, the applicable Interest Period;

(g)	if the credit is to be extended by way of Bankers’ Acceptances, the aggregate face amount of the Bankers’ Acceptances to be issued and the term of the Bankers’ Acceptances;

(h)	if the credit is to be obtained by way of Letter of Credit, the date of issuance of the Letter of Credit, whether the Letter of Credit is to be a letter of credit or a letter of guarantee, the named beneficiary of the Letter of Credit, the maturity date and amount of the Letter of Credit, the currency in which the Letter of Credit is to be denominated and all other terms of the Letter of Credit; and

(i)	the details of any irrevocable authorization and direction pursuant to Section 3.2.
ARTICLE 5
ROLLOVERS
5.1 Bankers’ Acceptances. Subject to Section 3.4 and provided that the applicable Canadian Borrower has, by giving notice to the Agent in accordance with Section 5.3, requested the Canadian Lenders to accept its drafts to replace all or a portion of outstanding Bankers’ Acceptances as they mature, each Canadian Lender shall, on the maturity of such Bankers’ Acceptances and concurrent with the payment by the Canadian Borrowers to such Canadian Lender of the face amount of such Bankers’ Acceptances or the portion thereof to be replaced, accept such Canadian Borrower’s draft or drafts having an aggregate face amount equal to its Pro Rata Share of the aggregate face amount of the matured Bankers’ Acceptances or the portion thereof to be replaced.
5.2 LIBOR Loans. Subject to Sections 3.6 and 3.7 and provided that the applicable Borrower has, by giving notice to the Agent in accordance with Section 5.3, requested the Lenders to continue to make credit available by way of LIBOR Loans to replace all or a portion of an outstanding LIBOR Loan at the end of its Interest Period, each Lender shall, at the end of the Interest Period of such LIBOR Loan, continue to make credit available to such Borrower by way of a LIBOR Loan (without a further advance of funds to such Borrower) in the principal amount equal to its Pro Rata Share of the principal amount of the LIBOR Loan to be replaced or the portion thereof to be replaced.
5.3 Rollover Notice. The notice to be given to the Agent pursuant to Section 5.1 or 5.2 (a “Rollover Notice”) shall be irrevocable, shall be given in accordance with Section 3.12, shall be substantially in the form of Schedule E hereto and shall specify:
(a)	the applicable Borrower;

(b)	the relevant Credit Facility;

(c)	the maturity date of the maturing Bankers’ Acceptances or the expiry date of the Interest Period of the LIBOR Loan to be replaced, as the case may be;

(d)	the face amount of the maturing Bankers’ Acceptances or the principal amount of the LIBOR Loan to be replaced, as the case may be, and the portion thereof to be replaced; and

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(e)	the aggregate face amount of the new Bankers’ Acceptances and the term or terms of the new Bankers’ Acceptances or the principal amount of the new LIBOR Loans, as the case may be, and the Interest Period or Interest Periods of the new LIBOR Loans.
ARTICLE 6
CONVERSIONS
6.1 Converting a Loan into Another Type of Loan. Subject to Sections 3.1, 3.6 and 3.7 and provided that the applicable Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested that all or a portion of an outstanding Loan of a particular type be converted into another type of Loan, each Lender shall, on the date of conversion (which, in the case of the conversion of all or a portion of an outstanding LIBOR Loan, shall be the last day of the Interest Period of such Loan), continue to make credit available to such Borrower by way of the type of Loan into which the outstanding Loan or a portion thereof is converted (with a repayment and a subsequent advance of funds to such Borrower) in the aggregate principal amount equal to its Pro Rata Share of the principal amount as provided in the Conversion Notice.
6.2 Converting a Loan into Bankers’ Acceptances. Subject to Sections 3.1 and 3.4 and provided that the applicable Canadian Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested the Canadian Lenders to accept its drafts to replace all or a portion of an outstanding Loan and, if a LIBOR Loan or a BA Rate Loan is to be replaced, the date of conversion is the date on which such Loan matures, each Canadian Lender shall, on the date of conversion and concurrent with the payment by the Canadian Borrowers to each Canadian Lender of the principal amount of such outstanding Loan or the portion thereof which is being converted, accept such Canadian Borrower’s draft or drafts having an aggregate face amount as provided in the Conversion Notice.
6.3 Converting Bankers’ Acceptances into a Loan. Each Canadian Lender shall, on the maturity date of a Bankers’ Acceptance which such Canadian Lender has accepted, pay to the holder thereof the face amount of such Bankers’ Acceptance. Subject to Sections 3.1, 3.6 and 3.7 and provided that the applicable Canadian Borrower has, by giving notice to the Agent in accordance with Section 6.4, requested the Canadian Lenders to convert all or a portion of outstanding maturing Bankers’ Acceptances into a particular type of Loan, each Canadian Lender shall, upon the maturity date of such Bankers’ Acceptances and the payment by such Canadian Lender to the holders of such Bankers’ Acceptances of the aggregate face amount thereof, make credit available to such Canadian Borrower by way of the Loan into which the matured Bankers’ Acceptances or a portion thereof are converted in the aggregate principal amount as provided in the Conversion Notice. Where a particular Canadian Lender has funded the Canadian Borrowers by way of a BA Rate Loan rather than by way of Bankers’ Acceptances, the provisions of this Section 6.3 as they relate to Bankers’ Acceptances shall apply mutatis mutandis to such BA Rate Loan.
6.4 Conversion Notice. The notice to be given to the Agent pursuant to Section 6.1, 6.2, or 6.3 (a “Conversion Notice”), shall be irrevocable, shall be given in accordance with Section 3.12, shall be substantially in the form of Schedule E hereto and shall specify:
(a)	the applicable Borrower;

(b)	the relevant Credit Facility;

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(c)	whether an outstanding Loan or Bankers’ Acceptances are to be converted and, if an outstanding Loan is to be converted, the type of Loan to be converted;

(d)	the date on which the conversion is to take place;

(e)	the face amount of the Bankers’ Acceptances or the portion thereof which is to be converted or the principal amount of the Loan or the portion thereof which is to be converted;

(f)	the type and amount of the Loan or Bankers’ Acceptances into which the outstanding Loan or Bankers’ Acceptances are to be converted;

(g)	if outstanding extension of credit is to be converted into a LIBOR Loan, the applicable Interest Period; and

(h)	if an outstanding Loan is to be converted into Bankers’ Acceptances, the aggregate face amount of the Bankers’ Acceptances to be issued and the term of the Bankers’ Acceptances.
6.5 Absence of Notice. Subject to Sections 3.6 and 3.7, in the absence of a Rollover Notice or Conversion Notice within the appropriate time periods referred to herein, a maturing Bankers’ Acceptance or BA Rate Loan shall be automatically converted to a Prime Rate Loan and a maturing LIBOR Loan shall be automatically converted to a Base Rate New York Loan as though a notice to such effect had been given in accordance with Section 6.4.
6.6 Conversion After Default. Subject to Sections 3.6 and 3.7, if an Event of Default has occurred and is continuing at 10:00 a.m. (Toronto time) on the third Banking Day prior to the maturity date of a Bankers’ Acceptance, BA Rate Loan or a LIBOR Loan, such Bankers’ Acceptances or BA Rate Loan shall be automatically converted to a Prime Rate Loan and such LIBOR Loan shall be automatically converted to a Base Rate New York Loan as though a notice to such effect had been given in accordance with Section 6.4.
ARTICLE 7
INTEREST AND FEES
7.1 Interest Rates. The Borrowers shall pay to the Agent for the account of the relevant Lenders, in accordance with Section 3.9, interest on the outstanding principal amount from time to time of each Loan (other than a BA Rate Loan) and on overdue interest thereon, at the rate per annum equal to:
(a)	in the case of each Prime Rate Loan, the Prime Rate plus the Applicable Margin;

(b)	in the case of each Base Rate Canada Loan, the ABR Canada plus the Applicable Margin;

(c)	in the case of each Base Rate New York Loan, the ABR New York plus the Applicable Margin; and

(d)	in the case of each LIBOR Loan in favour of a Borrower, LIBOR plus the Applicable Margin.

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7.2 Calculation and Payment of Interest.
(a)	Interest on the outstanding principal amount from time to time of each Prime Rate Loan and on overdue interest thereon shall accrue from day to day from and including the date on which credit is made available by way of such Loan or on which such overdue interest is due, as the case may be, to but excluding the date on which such Loan or overdue interest, as the case may be, is repaid in full (both before and after maturity and before and after judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365 or 366 in the case of a leap year.

(b)	Interest on the outstanding principal amount from time to time of each LIBOR Loan, Base Rate New York Loan and Base Rate Canada Loan and on overdue interest thereon shall accrue from day to day from and including the date on which credit is made available by way of such Loan or on which such overdue interest is due, as the case may be, to but excluding the date on which such Loan or overdue interest, as the case may be, is repaid in full (both before and after maturity and before and after judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 360.

(c)	Accrued interest shall be paid:
(i)	in the case of interest on Prime Rate Loans, Base Rate New York Loans and Base Rate Canada Loans, quarterly in arrears on the last Banking Day of each Fiscal Quarter, on the date of each scheduled instalment under Section 9.1 and on the termination of the applicable Credit Facility; and

(ii)	in the case of interest on LIBOR Loans, on the last day of the applicable Interest Period and, where the Interest Period is longer than three months, three months after the beginning of such Interest Period and on the termination of the applicable Credit Facility.
7.3 General Interest Rules.
(a)	For the purposes hereof, whenever interest is calculated on the basis of a year of 360 or 365 days, each rate of interest determined pursuant to such calculation expressed as an annual rate for the purposes of the Interest Act (Canada) is equivalent to such rate as so determined multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by 360 or 365, as the case may be.

(b)	Interest on each Loan and on overdue interest shall be payable in the currency in which such Loan is denominated during the relevant period.

(c)	If any Borrower fails to pay any interest, fee or other amount of any nature payable by it to the Agent or the Lenders hereunder on the due date therefor or under any document, instrument or agreement delivered pursuant hereto on the due date therefor, such Borrower shall pay to the Agent interest on such overdue amount in the same currency as such overdue amount is payable from and

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including such due date to but excluding the date of actual payment (as well after as before judgment) at the rate per annum, calculated and compounded monthly, which is equal to:
(i)	the then applicable ABR New York plus the Applicable Margin plus 2% per annum in the case of overdue amounts denominated in United States dollars; and

(ii)	the then applicable Prime Rate plus the Applicable Margin plus 2% per annum in the case of all other overdue amounts.
7.4 Selection of Interest Periods. With respect to each LIBOR Loan, the Borrowers shall specify in the Drawdown Notice, Rollover Notice or Conversion Notice, the duration of the Interest Period provided that:
(a)	no LIBOR Loan may have an Interest Period that would end after the Maturity Date;

(b)	Interest Periods for LIBOR Loans shall have a duration of one, two, three or six months, or such other period agreed to between the Borrowers and the Agent;

(c)	the first Interest Period for a LIBOR Loan shall commence on and include the day on which credit is made available by way of such Loan and each subsequent Interest Period applicable thereto shall commence on and include the date of the expiry of the immediately preceding Interest Period applicable thereto; and

(d)	if any Interest Period would end on a day which is not a Banking Day, such Interest Period shall be extended to the next succeeding Banking Day unless such next succeeding Banking Day falls in the next calendar month, in which case such Interest Period shall be shortened to end on the immediately preceding Banking Day.
7.5 Acceptance Fees. With respect to each draft or depository bill of the Canadian Borrowers accepted pursuant hereto, such Canadian Borrower shall pay to the Canadian Lenders, in advance, an acceptance fee calculated at the applicable rate per annum, on the basis of a year of 365 days, set forth in Schedule A hereto, on the face amount of such Bankers’ Acceptance for its term, being the actual number of days in the period commencing on the date of acceptance of the applicable Canadian Borrower’s draft and ending on but excluding the maturity date of the Bankers’ Acceptance. Such acceptance fees shall be non-refundable and shall be fully earned when due.
7.6 Standby Fees. Upon the first Banking Day immediately following the completion of each Fiscal Quarter and on the termination of the Revolving Facility, the Borrowers shall pay, in accordance with Section 3.9, to the Agent for the benefit of the Lenders, in arrears, a standby fee in United States dollars on the Available Credit with respect to the Revolving Facility, calculated and accruing daily from the date of the execution and delivery of this agreement at the rate per annum equal to the Applicable Margin pertaining to the Revolving Facility set forth in Schedule A hereto, calculated on the basis of a year of 365 days during such Fiscal Quarter or other period as the case may be. Such standby fees shall be payable by the Canadian Borrowers to the Agent for the benefit of the Canadian Lenders. Notwithstanding the foregoing sentence, if any U.S. Lender does not have a related Canadian

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Lender, such U.S. Lender’s Pro Rata Share of such standby fees shall be payable by the U.S. Borrower to the Agent for the benefit of such U.S. Lender.
7.7 Waiver. To the extent permitted by Applicable Law, the covenant of the Borrowers to pay interest at the rates provided herein shall not merge in any judgment relating to any obligation of the Borrowers to the Lenders and any provision of the Interest Act (Canada) which restricts any rate of interest set forth herein shall be inapplicable to this agreement and is hereby waived by the Borrowers.
7.8 Maximum Rate Permitted by Law. Notwithstanding any other provisions of this agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under this agreement or the Security would otherwise contravene the provisions of section 347 of the Criminal Code (Canada), section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which the Agent or any Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received, the Agent or such Lender shall apply such excess against the outstanding extensions of credit hereunder and refund any further excess amount.
7.9 Letter of Credit Fees.
(a)	The Canadian Borrowers shall pay to the Agent for the account of the relevant Lenders an issuance fee (in the currency which the Letter of Credit is denominated) in respect of all Letters of Credit, calculated at a rate per annum equal to the Applicable Margin and on the amount of each such Letter of Credit for the number of days in the term of such Letter of Credit in the year of 365 or 366 days, as the case may be, in which the Letter of Credit is issued or renewed, and which shall be calculated and payable quarterly in arrears, on the first day of each Fiscal Quarter, commencing on the first day of the Fiscal Quarter following the date of issuance of such Letter of Credit and thereafter on the first day of each Fiscal Quarter for such fee which has accrued due for the previous quarter, provided that all such fees shall be payable on the date on which the Revolving Facility terminates and any such fees accruing after the date on which the Revolving Facility terminates shall be payable on demand. In addition, with respect to all Letters of Credit, the Borrowers shall from time to time pay to the Agent for the account of the Issuing Lender its usual and customary fees (at the then prevailing rates) for the amendment, delivery and administration of letters of credit and letters of guarantee such as the Letters of Credit. Each such payment is non-refundable and fully earned when due.

(b)	The Borrowers shall pay to the Agent for the account of the Issuing Lender a fronting fee (in the currency in which the Letter of Credit is denominated) calculated at a rate of 0.125% per annum on the amount of each such Letter of Credit for the number of days in the term of such Letter of Credit in the year of 365 or 366 days, as the case may be, in which the Letter of Credit is issued or renewed, and which shall be payable quarterly in arrears, on the first day of each Fiscal Quarter, commencing on the first day of the Fiscal Quarter following the date of issuance of such Letter of Credit and thereafter on the first day of each Fiscal Quarter for such fee which has accrued due for the previous quarter, provided that all such fees shall be payable on the date on which the Revolving Facility terminates and any such fees accruing after the date on which the Revolving Facility terminates shall be payable on demand. Each such payment is non-refundable and fully earned when due.

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ARTICLE 8
RESERVE, CAPITAL, INDEMNITY AND TAX PROVISIONS
8.1 Conditions of Credit. The obtaining or maintaining of credit hereunder shall be subject to the terms and conditions contained in this Article 8.
8.2 Change of Circumstances.
(a)	If, after the date hereof, the introduction of or any change in or in the interpretation of, or any change in its application to any Lender of, any law or any regulation or guideline issued by any Official Body, including, without limitation, any reserve or special deposit requirement or any tax (other than tax on a Lender’s general income) or any capital requirement, has, due to a Lender’s compliance, the effect, directly or indirectly, of (i) increasing the cost to such Lender of performing its obligations hereunder; (ii) reducing any amount received or receivable by such Lender hereunder or its effective return hereunder or on its capital; or (iii) causing such Lender to make any payment or to forego any return based on any amount received or receivable by such Lender hereunder, then such Lender shall deliver to the Borrowers a certificate stating that such costs have been incurred because of the existence of this Agreement or the Loans and setting out the reason for and the calculation of the relevant amount and shall document that such costs are generally being charged by such Lender to other similarly situated Borrowers under similar credit facilities and, upon demand from time to time, the Borrowers shall pay such amount as shall compensate such Lender for any such cost, reduction, payment or foregone return (but no earlier than the amount to which it pertains would have been required to be paid hereunder) provided that the Borrowers shall be obligated under this Section 8.2(a) to compensate such Lender for capital adequacy requirements measured against its outstanding obligations hereunder only to the extent such capital adequacy requirements are in excess of the capital adequacy requirements as of the date hereof. Any certificate of a Lender in respect of the foregoing will be conclusive and binding upon the Borrowers, except for manifest error, provided that such Lender shall determine the amounts owing to it in good faith using any reasonable averaging and attribution methods.

(b)	Each Lender agrees that, as promptly as practicable after it becomes aware of the occurrence of an event or the existence of a condition that would cause it to seek additional amounts from the Borrowers pursuant to Section 8.2(a), it will use reasonable efforts to make, fund or maintain the affected credit through another lending office or take such other actions as it deems appropriate if as a result thereof the additional moneys which would otherwise be required to be paid in respect of such credit pursuant to Section 8.2(a) would be reduced and if, as determined by such Lender in its sole discretion, the making, funding or maintaining of such credit through such other lending office or the taking of such other actions would not otherwise adversely affect such credit or such Lender and would not, in such Lender’s sole discretion, be commercially unreasonable.

(c)	Notwithstanding Section 8.2(a), the Borrowers shall not be liable to compensate a Lender for any such cost, reduction, payment or foregone return:

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(i)	resulting from any law, regulation or guideline now in effect;

(ii)	occurring more than 60 days before receipt by the Borrowers of the certificate described in Section 8.2(a); or

(iii)	if such compensation is not being claimed as a general practice from customers of such Lender who by agreement are liable to pay such or similar compensation.
In determining the amount of compensation payable by the Borrowers under Section 8.2(a), such Lender shall use all reasonable efforts to minimize the compensation payable by the Borrowers including, without limitation, using all reasonable efforts to obtain refunds or credits, and any compensation paid by the Borrowers which is later determined not to have been properly payable or in respect of which a refund, credit or compensation has been received shall forthwith be reimbursed by such Lender to the Borrowers.
8.3 Assignment as a Result of Change of Circumstances. If any Lender but not all of the Lenders seeks additional compensation pursuant to Section 8.2(a), if a Borrower is required to deduct or withhold Taxes from or in respect of any payment made by it hereunder pursuant to Section 8.6 to any Lender but not all of the Lenders or if any Lender but not all of the Lenders fails to approve any waiver, consent or amendment requested by the Borrowers (in each case such Lender is hereinafter referred to as the “Affected Lender”), then the Borrowers may indicate to the Agent in writing that they desire the Affected Lender to be replaced with one or more of the other Lenders, and the Agent shall then forthwith give notice to the other Lenders that any Lender or Lenders may, in the aggregate, assume all (but not part) of the Affected Lender’s Individual Commitment and obligations hereunder and acquire all (but not part) of the rights of the Affected Lender and assume all (but not part) of the obligations of the Affected Lender under each of the other agreements and instruments delivered pursuant hereto (but in no event shall any other Lender or the Agent be obliged to do so). If one or more Lenders shall so agree in writing (herein collectively called the “Assenting Lenders” and individually called an “Assenting Lender”) with respect to such acquisition and assumption, the Individual Commitment and the obligations of such Assenting Lender under this agreement and the rights and obligations of such Assenting Lender under each of the other agreements and instruments delivered pursuant hereto shall be increased by its respective pro rata share (based on the relative Individual Commitments of the Assenting Lenders) of the Affected Lender’s Pro Rata Share of outstanding credit and Individual Commitment and obligations under this agreement and rights and obligations under each of the other agreements and instruments delivered pursuant hereto on a date mutually acceptable to the Assenting Lenders and the Borrowers. On such date, the Assenting Lenders shall pay to the Affected Lender the amount of the outstanding credit which it has made available to the Borrowers and the Affected Lender shall cease to be a “Lender” for purposes of this agreement and shall no longer have any obligations hereunder. Upon the assumption of the Affected Lender’s Individual Commitment as aforesaid by an Assenting Lender, Schedule B hereto shall be deemed to be amended to increase the Individual Commitment of such Assenting Lender by the respective amounts of such assumption. If there are no Assenting Lenders, the Borrowers may designate to the Agent by written notice a Canadian chartered bank (which bank must be acceptable to the Agent acting reasonably) which is not a Lender and, for all purposes of this Section 8.3, such bank shall be the sole Assenting Lender.
8.4 Indemnity Relating to Credits. Upon notice from the Agent to the Borrowers (which notice shall be accompanied by a detailed calculation of the amount to be paid by the Borrowers), the Borrowers shall pay to the Agent or the Lenders such amount or amounts as will compensate the Agent or the Lenders for any loss, cost or expense incurred by them:

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(a)	in the liquidation or redeposit of any funds acquired by the Lenders to fund or maintain any portion of a LIBOR Loan or a BA Rate Loan as a result of:
(i)	the failure of any Borrower to borrow or make repayments on the dates specified under this agreement or in any notice from any Borrower to the Agent; or

(ii)	the repayment or prepayment of any amounts on a day other than the payment dates prescribed herein or in any notice from any Borrower to the Agent; or
(b)	with respect to any Bankers’ Acceptance, arising from claims or legal proceedings, and including reasonable legal fees and disbursements, respecting the collection of amounts owed by a Canadian Borrower hereunder in respect of such Bankers’ Acceptance or the enforcement of the Agent’s or Lenders’ rights hereunder in respect of such Bankers’ Acceptance including, without limitation, legal proceedings attempting to restrain the Agent or the Lenders from paying any amount under such Bankers’ Acceptance; or

(c)	in converting United States dollars into Canadian dollars or Canadian dollars into United States dollars as a result of the failure of the Borrowers to make repayments of outstanding credit hereunder in the currency in which such outstanding credit was denominated.
8.5 Indemnity for Transactional and Environmental Liability.
(a)	The Borrowers hereby agree to indemnify, exonerate and hold the Agent and each Lender and each of their respective officers, directors and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all claims, demands, actions, causes of action, suits, losses, costs (including, without limitation, all documentary, recording, filing, mortgage or other stamp taxes or duties), liabilities (other than contingent liabilities and/or related accounts) and damages, and expenses in connection therewith (irrespective of whether such Indemnified Party is a party to the action for which indemnification hereunder is sought), and including, without limitation, reasonable legal fees and out of pocket disbursements (collectively, in this Section 8.5(a), the “Indemnified Liabilities”), paid, incurred or suffered by the Indemnified Parties or any of them as a result of, or arising out of, or relating to (i) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any extension of credit obtained hereunder, or (ii) the execution, delivery, performance or enforcement of this agreement and any instrument, document or agreement executed pursuant hereto, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or wilful misconduct.

(b)	Without limiting the generality of the indemnity set out in Section 8.5(a), the Borrowers hereby further agree to indemnify, exonerate and hold the Indemnified Parties free and harmless from and against any and all claims, demand, actions, causes of action, suits, losses, costs, liabilities (other than contingent liabilities

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and/or related accounts) and damages, and expenses in connection therewith, including, without limitation, reasonable legal fees and out of pocket disbursements, of any and every kind whatsoever (collectively, in this Section 8.5(b), the “Indemnified Liabilities”), paid, incurred or suffered by the Indemnified Parties or any of them for, with respect to, or as a direct or indirect result of, (i) the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission or release from, any Property of any Hazardous Material or (ii) the breach or violation of any Environmental Law by any of the Companies, except for any such Indemnified Liabilities that a court of competent jurisdiction determined arose on account of the relevant Indemnified Party’s gross negligence or willful misconduct.

(c)	All obligations provided for in this Section 8.5 shall survive any termination of the Credit Facilities or this agreement and shall not be reduced or impaired by any investigation made by or on behalf of the Agent or any of the Lenders.

(d)	Each of the Borrowers hereby agrees that, for the purposes of effectively allocating the risk of loss placed on the Borrowers by this Section 8.5, the Agent and each of the Lenders shall be deemed to be acting as the agent or trustee on behalf of and for the benefit of its officers, directors and agents.

(e)	If, for any reason, the obligations of the Borrowers pursuant to this Section 8.5 shall be unenforceable, each of the Borrowers agrees to make the maximum contribution to the payment and satisfaction of each obligation that is permissible under Applicable Law, except to the extent that a court of competent jurisdiction determines such obligations arose on account of the gross negligence or willful misconduct of any Indemnified Party.
8.6 Gross-Up for Taxes.
(a)	Any and all payments made by any Borrower hereunder or under any other Loan Document (any such payment being hereinafter referred to as a “Payment”) to or for the benefit of the Agent or any Lender shall be made without set-off or counterclaim, and free and clear of, and without deduction or withholding for, or on account of, any and all present or future Taxes, except to the extent such deduction or withholding is required by law or the administrative practice of any Official Body. If any Borrower shall be so required to deduct or withhold any Taxes from or in respect of any Payment made to or for the benefit of the Agent or any Lender, such Borrower shall:
(i)	promptly notify the Agent of such requirement;

(ii)	pay to the Agent or such Lender, as the case may be, in addition to the Payment to which the Agent or such Lender is otherwise entitled, such additional amount as is necessary to ensure that the net amount actually received by the Agent or such Lender (free and clear of, and net of, any such Taxes, including the full amount of any Taxes required to be deducted or withheld from any additional amount paid by such Borrower under this Section 8.6, whether assessable against such Borrower, the Agent or such Lender) equals the full amount the Agent or such Lender,

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as the case may be, would have received had no such deduction or withholding been required;

(iii)	make such deduction or withholding;

(iv)	pay to the relevant Official Body in accordance with Applicable Law the full amount of Taxes required to be deducted or withheld (including the full amount of Taxes required to be deducted or withheld from any additional amount paid by such Borrower to the Agent or such Lender under this Section 8.6(a)), within the time period required by Applicable Law; and

(v)	as promptly as possible thereafter, forward to the Agent or such Lender, as the case may be, an original official receipt (or a certified copy), or other documentation reasonably acceptable to the Agent and such Lender, evidencing such payment to such Official Body.
(b)	If the Agent or any Lender is subject to Taxes under Part XIII of the Tax Act (or any successor part) in respect of any Payment made by any Borrower but such Taxes are not levied by way of deduction or withholding (all such Taxes being “Non-Withheld Part XIII Taxes”), such Borrower shall pay to the Agent or such Lender, as the case may be, at the time such Borrower makes such Payment and in addition to such Payment, such additional amount as is necessary to ensure that the total amount received by the Agent or such Lender, as the case may be, is equal to the Payment plus the amount of the Non-Withheld Part XIII Taxes exigible in respect of the aggregate of the Payment and the additional amount payable under this Section 8.6(b).

(c)	In addition, the Borrowers agree to pay any and all present or future stamp or documentary taxes or excise or property taxes, charges or levies of a similar nature, which arise from any Payment or from the execution, delivery or registration of, or otherwise with respect to, the Loan Documents and the transactions contemplated thereby (any such amounts being hereinafter referred to as “Other Taxes”).

(d)	Each Borrower hereby indemnifies and holds harmless the Agent and each Lender, on an after-Taxes basis, for the full amount of Taxes and Other Taxes, including Non-Withheld Part XIII Taxes, interest, penalties and other liabilities, levied, imposed or assessed against (and whether or not paid directly by) the Agent or such Lender, as applicable, and for all expenses, resulting from or relating to any Borrower’s failure to:
(i)	remit to the Agent or such Lender the documentation referred to in Section 8.6(a)(v);

(ii)	pay any Taxes in accordance with Section 8.6(a)(iv) or Other Taxes in accordance with Section 8.6(c) when due to the relevant Official Body (including, without limitation, any Taxes imposed by any Official Body on amounts payable under this Section 8.6 above)); or

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(iii)	pay to the Agent or applicable Lender any Non-Withheld Part XIII Taxes in accordance with Section 8.6(b) above, whether or not such Taxes or Other Taxes were correctly or legally assessed. The Agent or any Lender who pays any Taxes or Other Taxes (other than Non-Withheld Part XIII Taxes), and the Agent or any Lender who pays any Non-Withheld Part XIII Taxes in excess of the amount (if any) paid by a Borrower on account thereof under Section 8.6(b), shall promptly notify such Borrower of such payment, provided, however, that failure to provide such notice shall not detract from, or compromise, the obligations of the Borrowers under this Section 8.6. Payment pursuant to this indemnification shall be made within 30 days from the date the Agent or the relevant Lender, as the case may be, makes written demand therefor accompanied by a certificate as to the amount of such Taxes or Other Taxes and the calculation thereof, which calculation shall be prima facie evidence of such amount.

(e)	If any Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which a payment has been made under this Section 8.6, the relevant Lender or the Agent, as applicable, shall, if so requested by such Borrower, cooperate with such Borrower in challenging such Taxes at such Borrower’s expense.

(f)	If any Lender or the Agent, as applicable, receives a refund of, or credit for, Taxes for which a payment has been made by any Borrower under this Section 8.6, which refund or credit in the good faith judgment of such Lender or the Agent, as the case may be, is attributable to the Taxes giving rise to such payment made by such Borrower, then such Lender or the Agent, as the case may be, shall reimburse such Borrower for such amount (if any, but not exceeding the amount of any payment made under this Section 8.6 that gives rise to such refund or credit), net of out-of-pocket expenses of such Lender or the Agent, as the case may be, which the Agent or such Lender, as the case may be, determines in its absolute discretion, exercised in good faith, will leave it, after such reimbursement, in no better or worse position than it would have been in if such Taxes had not been exigible. Any such Borrower, upon the request of the Agent or any Lender, agrees to repay the Agent or such Lender, as the case may be, any portion of any such refund or credit paid over to such Borrower that the Agent or such Lender, as the case may be, is required to pay to the relevant Official Body and agrees to pay any interest, penalties or other charges paid by such Lender or the Agent, as the case may be, as a result of or related to such payment to such Official Body. Neither the Agent nor any Lender shall be under any obligation to arrange its tax affairs in any particular manner so as to claim any refund or credit.

(g)	Each Borrower also hereby indemnifies and holds harmless the Agent and each Lender, on an after-Taxes basis, for any additional taxes on net income that the Agent or such Lender may be obliged to pay as a result of the receipt of amounts under this Section 8.6.

(h)	Any Lender that is entitled to an exemption from or reduction of withholding tax or Non-Withheld Part XIII Taxes under the law of the jurisdiction in which any Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to Payments shall, at the request of such Borrower, deliver to

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such Borrower (with a copy to the Agent), at the time or times prescribed by Applicable Law or reasonably requested by such Borrower or the Agent, such properly completed and executed documentation prescribed by Applicable Law (if any) as will permit such payments to be made without withholding or at a reduced rate of withholding or a reduced rate of Non-Withheld Part XIII Taxes. In addition, (i) any Lender, if requested by any Borrower or the Agent, shall deliver such other documentation prescribed by Applicable Law (if any) or reasonably requested by any Borrower or the Agent as will enable such Borrower or the Agent to determine whether or not such Lender is subject to withholding or information reporting requirements, and (ii) any Lender that ceases to be, or to be deemed to be, resident in Canada for purposes of Part XIII of the Tax Act or any successor provision thereto in respect of Payments shall within five Banking Days thereof notify such Borrower and the Agent in writing. Notwithstanding the foregoing, no Lender shall be required to deliver any documentation pursuant to this Section 8.6(h) that such Lender is not legally able to deliver or that reflects any facts or statements that are inaccurate.

(i)	Neither any Lender nor the Agent shall be under any obligation to arrange its tax affairs in any particular manner or be obliged to disclose any information regarding its tax affairs or computations to the Borrowers or any other Person in connection with this Section 8.6.

(j)	Additional amounts payable under Section 8.6(a) and Non-Withheld Part XIII Taxes payable under Section 8.6(b) have the same character as the Payments to which they relate. For greater certainty, for example, additional amounts payable under Section 8.6(a) or Non-Withheld Part XIII Taxes payable under Section 8.6(b), in respect of interest payable under a Loan Document, shall be payments of interest under such Loan Document. All payments made under this Section 8.6 shall be subject to the provisions of this Section 8.6.

(k)	All Loans, advances and extensions of credit made to any Canadian Borrower under the Credit Facilities shall be made only by a Lender that is a Canadian Qualified Lender, unless such Lender became a Lender:
(i)	at the written request of or with the written consent of Vitran; or

(ii)	in accordance with Section 16.6 following the occurrence of and during the continuance of an Event of Default.
For greater certainty, neither Canadian Borrower shall be required to pay any amount under this Section 8.6 above in respect of any Payment to any Person that is not a Canadian Qualified Lender unless that Person ceased to be a Canadian Qualified Lender because of a change in law or unless that Person is receiving such Payment because:
(iii)	that Person became a Lender at the written request of or with the written consent of Vitran;

(iv)	that Person acquired any interest under the Loan Documents or became a Participant pursuant to Section 16.6 following the occurrence of and during the continuance of an Event of Default; or

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(v)	the relevant Canadian Borrower is making the Payment in its capacity as a joint and several obligor or guarantor under Section 1.13 following the occurrence of and during the continuance of an Event of Default.
(l)	All Loans, advances and extensions of credit made to the U.S. Borrower under the Credit Facilities shall be made only by a Lender that is a U.S. Qualified Lender unless such Lender became a Lender:
(i)	at the written request of or with the written consent of Vitran; or

(ii)	in accordance with Section 16.6 following the occurrence of and during the continuance of an Event of Default.
For greater certainty, the U.S. Borrower shall not be required to pay any amount under this Section 8.6 in respect of any Payment to any Person that is not a U.S. Qualified Lender unless that Person ceased to be a U.S. Qualified Lender because of a change in law or unless that Person is receiving such Payment because:
(iii)	that Person became a Lender at the written request of or with the written consent of Vitran or the U.S. Borrower;

(iv)	that Person acquired any interest under the Loan Documents or became a Participant pursuant to Section 16.6 following the occurrence of and during the continuance of an Event of Default; or

(v)	the U.S. Borrower is making the Payment in its capacity as a joint and several obligor under Section 1.13 following the occurrence of and during the continuance of an Event of Default.
(m)	To the extent of any conflict or inconsistency between this Section 8.6 and any provision of any other Loan Document, this Section 8.6 shall to the extent of such conflict or inconsistency override such other provision and prevail.

(n)	Each Borrower’s obligations under this Section 8.6 shall survive without limitation the termination of the Credit Facilities and this agreement and all other Loan Documents and the permanent repayment of the outstanding credit and all other amounts payable hereunder.
8.7 Foreign Subsidiary Costs.
(a)	If the cost to any Lender of making or maintaining any extension of credit to any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, due to a change in Applicable Law and by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction other than the United States of America or Canada, such within 30 days after demand by such Lender (with a copy to the Agent). A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the

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basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.

(b)	Each Lender will promptly notify the Borrowers and the Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.
ARTICLE 9
REPAYMENTS AND PREPAYMENTS
     9.1 Repayment under the Term Facility. The credit outstanding under the Term Facility as of the date hereof shall be repaid by the Canadian Borrowers to the Canadian Lenders in the amounts on the dates set forth below and the balance of credit outstanding under the Term Facility owing after June 30, 2012 shall be repaid in full on the Maturity Date:

Amount	Date
US$2,000,000	September 30, 2007
US$2,000,000	December 31, 2007
US$2,000,000	March 31, 2008
US$2,000,000	June 30, 2008
US$2,000,000	September 30, 2008
US$2,000,000	December 31, 2008
US$2,000,000	March 31, 2009
US$2,000,000	June 30, 2009
US$3,000,000	September 30, 2009
US$3,000,000	December 31, 2009
US$3,000,000	March 31, 2010
US$3,000,000	June 30, 2010
US$3,000,000	September 30, 2010
US$3,000,000	December 31, 2010
US$3,000,000	March 31, 2011
US$3,000,000	June 30, 2011
US$5,000,000	September 30, 2011
US$5,000,000	December 31, 2011
US$5,000,000	March 31, 2012
US$5,000,000	June 30, 2012

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Amounts which are repaid as aforesaid may not be reborrowed.
9.2 Repayment under the Revolving Facility. The aggregate credit outstanding under the Revolving Facility, together with all accrued and unpaid interest thereon and all accrued and unpaid fees with respect thereto, shall be repaid by the Borrowers to the Lenders on the Maturity Date. Amounts which are repaid as aforesaid may not be re-borrowed. As concerns any Letter of Credit which, on the Maturity Date, has an expiry date later than the Maturity Date, the Borrowers shall pay to the Agent for deposit to the Cash Collateral Account, on the Maturity Date, the then contingent liability of the Issuing Lender thereunder; following such deposit by the Borrowers to the Cash Collateral Account, the Agent shall apply funds in the Cash Collateral Account to (a) satisfy any reimbursement obligations of the Borrowers to the Issuing Lender under Section 9.6, or (b) refund to the Borrowers any amounts payable by the Issuing Lender to the Borrowers under Section 13.2.
9.3 Voluntary Prepayments. The Borrowers shall be entitled, at their option and on five Banking Days notice to the Agent, to prepay all or any portion of the outstanding credit under any Credit Facility without penalty; provided that (i) Bankers’ Acceptances may only be prepaid as they mature, (ii) Section 8.4(b) shall be complied with in connection with any such prepayment and (iii) any such prepayment of all or any portion of any outstanding Loan shall be in an amount of no less than US$100,000 and otherwise in multiples of US$100,000. Amounts under the Revolving Facility which have been prepaid as aforesaid may be re-borrowed. Amounts under the Term Facility which have been prepaid as aforesaid may not be re-borrowed. Any such prepayments under Term Facility shall be applied in inverse order of maturity.
9.4 [Intentionally deleted]
9.5 Repayments of Credit Excess. In the event that the Credit Excess with respect to a particular Credit Facility at any time exceeds 3% of the aggregate amount of credit outstanding under such Credit Facility at such time, the Borrowers shall repay to the relevant Lenders, upon the demand of the Agent, the amount of the Credit Excess with respect to such Credit Facility at such time. Each such repayment that is referable to a particular Credit Facility shall be applied against credit outstanding under such Credit Facility. Each such repayment that is not referable to a particular Credit Facility shall be applied, firstly, against credit outstanding under the Term Facility in inverse order of maturity and, secondly, if no credit remains outstanding under the Term Facility against credit outstanding under the Revolving Facility. Each such repayment shall first be applied to repay outstanding Prime Rate Loans, Base Rate New York Loans and Base Rate Canada Loans under the relevant Credit Facility as selected by the relevant Borrower and, to the extent that the amount of such repayment exceeds the aggregate amount of credit outstanding by way of such Loans which have been repaid, shall then be deposited by the Agent in a segregated account and held in trust for the Lenders to be applied to repay outstanding LIBOR Loans under the relevant Credit Facility or to satisfy reimbursement obligations with respect to outstanding Bankers’ Acceptances or Letters of Credit under the relevant Credit Facility as such Loans or Bankers’ Acceptances mature or as such Letters of Credit are drawn upon, as the case may be.
9.6 Reimbursement or Conversion on Presentation of Letters of Credit.
(a)	On presentation of a Letter of Credit and payment thereunder by the Issuing Lender on any Banking Day, the Borrowers shall forthwith on such Banking Day pay to the Agent for the account of the Issuing Lender, and thereby reimburse the Issuing Lender for, all amounts paid by the Issuing Lender pursuant to such

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Letter of Credit; failing such payment, the Borrowers shall be deemed to have effected a conversion of such Letter of Credit into: (i) a Prime Rate Loan in the case of a Letter of Credit denominated in Canadian dollars or (ii) a Base Rate New York Loan, in the case of a Letter of Credit denominated in United States dollars, in each case to the extent of the payment of the Issuing Lender thereunder.

(b)	(i) If the Issuing Lender makes payment under any Letter of Credit and the Borrowers do not fully reimburse the Issuing Lender on or before the date of payment, then Section 9.6(a) shall apply to deem a Loan to be outstanding to the relevant Borrower under this agreement in the manner therein set out. Each Lender shall, on request by the Issuing Lender, immediately pay to the Issuing Lender an amount equal to such Lender’s Pro Rata Share of the amount paid by the Issuing Lender such that each Lender is participating in the deemed Loan in accordance with its Pro Rata Share.
(i)	Each Lender shall immediately on demand indemnify the Issuing Lender to the extent of such Lender’s Pro Rata Share of any amount paid or liability incurred by the Issuing Lender under each Letter of Credit issued by it to the extent that the Borrower does not fully reimburse the Issuing Lender therefor.

(ii)	For certainty, the obligations in this Section 9.6(b) shall continue as obligations of the Persons who were Lenders at the time each such Letter of Credit was issued notwithstanding that such Lender may assign its rights and obligations hereunder, unless the Issuing Lender specifically releases such Lender from such obligations in writing.
9.7 Letters of Credit Subject to an Order. The Borrowers shall pay to the Agent for deposit to the Cash Collateral Account an amount equal to the maximum amount available to be drawn under any unexpired Letter of Credit which becomes the subject of any Order; payment in respect of each such Letter of Credit shall be due forthwith upon demand in the currency in which such Letter of Credit is denominated. The Agent shall apply funds in the Cash Collateral Account to (a) satisfy any reimbursements obligations of the Borrowers to the Issuing Lender under Section 9.6, or (b) refund to the Borrowers any amounts payable by the Issuing Lender to the Borrowers under Section 13.2.
9.8 Reimbursement Obligation for Maturing Bankers’ Acceptances. Each Canadian Borrower hereby unconditionally agrees to pay to the Canadian Lenders on the maturity date (whether at stated maturity, by acceleration or otherwise) of each Bankers’ Acceptance drawn by such Canadian Borrower the undiscounted face amount of such then-maturing Bankers’ Acceptance. The obligation of the relevant Canadian Borrower to reimburse the Canadian Lenders for then-maturing Bankers’ Acceptances may be satisfied by such Canadian Borrower by:
(a)	paying to the Canadian Lenders, in accordance with Section 3.9, on the maturity date of such Bankers’ Acceptances an amount equal to the aggregate undiscounted face amount thereof, provided that such Canadian Borrower shall notify the Agent of its intention to reimburse the Canadian Lenders in such manner prior to 10:00 a.m. (Toronto time) on such maturity date;

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(b)	replacing the maturing Bankers’ Acceptances with new Bankers’ Acceptances in accordance with Section 5.1; or

(c)	converting the maturing Bankers’ Acceptances into a Loan in accordance with Section 6.3, 6.5 or 6.6.
In no event shall either Canadian Borrower claim from the Canadian Lenders any grace period with respect to the aforesaid obligation of such Canadian Borrower to reimburse the Canadian Lenders.
9.9 Currency of Repayment. All payments and repayments of outstanding credit hereunder shall be made in the currency of such outstanding credit.
9.10 Break Funding Payments. The Borrowers shall have no right to prepay the amount of any extension of credit hereunder in the form of a Bankers’ Acceptance, a LIBOR Loan or any Letter of Credit. Subject to the foregoing, in the event that a Borrower seeks to pay the amount of any extension of credit in the form of one or more LIBOR Loans, Bankers’ Acceptances or Letters of Credit prior to the expiry of the applicable Interest Period, the maturity of the Bankers’ Acceptance or the expiry date of the Letter of Credit, as the case may be, such Borrower shall be obliged to comply with the provisions of this Section. In the event of (a) the payment of any principal of any LIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any LIBOR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 8.3, then, in any such event, the applicable Borrower shall compensate each Lender for the actual loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London or European interbank market. A certificate of any Lender as to any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof. In the event of (a) the payment of any extension of credit in the form of a Bankers’ Acceptance or Letter of Credit other than on the maturity date of such Bankers’ Acceptance or the date of payment under such Letter of Credit by the Issuing Lender (including as a result of an Event of Default), (b) the conversion of any Bankers’ Acceptance other than on the maturity date applicable thereto, (c) the failure to borrow, convert, continue or prepay any Bankers’ Acceptance on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any extension of credit in the form of a Bankers’ Acceptance or Letter of Credit other than on the maturity date of such Bankers’ Acceptance or the date of payment under such Letter of Credit by the Issuing Lender as a result of a request by the applicable Borrower pursuant to Section 8.3, then, in any such event, such Borrower shall pay to the Agent that amount equal to the Outstanding Principal Amount of such extension of credit (such payments to include, without limitation, (A) the amount or amounts required to pay (1) on maturity, the undiscounted face amount of all outstanding Bankers’ Acceptances which the Financed Parties are required to honour and (2) all unpaid acceptance fees, if any, owed to the Financed Parties which amount shall be deposited into the Cash Collateral Account to be held by the Agent as additional security for payment of the undiscounted face amount of such outstanding Bankers’ Acceptances upon maturity and (B) an amount

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equal to the aggregate undrawn amount of all outstanding Letters of Credit at such time by, in each case, depositing into the Cash Collateral Account and pledging to the Agent cash collateral covering all such amounts, such cash collateral to be held by the Agent in an interest bearing account or instrument and otherwise on terms and conditions satisfactory to the Agent), such amount (including interest earned thereon) to be held by the Agent and to be applied by the Agent to the Borrowers’ indebtedness in respect of such extensions of credit at the maturity or expiry date thereof. Each Borrower hereby undertakes and agrees to enter into, execute and deliver to the Agent any and all such agreements including, without limitation, one or more set-off and consolidation of accounts agreements or pledge and security agreements as the Agent may reasonably require in connection with such cash collateral. In the event that the Borrowers are required to reimburse the Agent or pay any amount to the Agent on account of the indemnity contained in this Section as a result of a request by any Borrower to prepay or repay the amount of any extensions of credit or otherwise (as contemplated by this Section), the Borrowers shall be required to pay any and all amounts owing to the Agent in accordance with this Section on such terms and conditions as the Agent may reasonably require.
ARTICLE 10
REPRESENTATIONS AND WARRANTIES
10.1 Representations and Warranties. To induce the Lenders and the Agent to enter into this agreement and to make credit available to the Borrowers hereunder from time to time, each of the Borrowers hereby represents and warrants to the Lenders and the Agent, as at the date hereof and, as at the date of each extension of credit as set forth in Article 12 as follows and acknowledges and confirms that the Lenders and the Agent are relying upon such representations and warranties in executing this agreement and in extending credit hereunder:
(a)	Status and Power. Each Company is a corporation duly incorporated or amalgamated and organized and validly existing under the laws of its jurisdiction of incorporation or amalgamation. Each Company is duly qualified, registered or licensed in all jurisdictions where such qualification, registration or licensing is required for such Company to carry on its business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect. Each Company has all requisite capacity, power and authority to own, hold under licence or lease its properties, to carry on its business and to otherwise enter into, and carry out the transactions contemplated by, the Loan Documents to which it is a party. None of the Obligors is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(b)	Authorization and Enforcement of Loan Documents. All necessary action, corporate or otherwise, has been taken to authorize the execution, delivery and performance by each Company of the Loan Documents to which it is a party. Each Company has duly executed and delivered the Loan Documents to which it is a party. The Loan Documents to which each Company is a party are legal, valid and binding obligations of such Company, enforceable against such Company by the Agent and the Lenders in accordance with their respective terms, except to the extent that the enforceability thereof may be limited by (i) applicable bankruptcy, insolvency, moratorium, reorganization and other laws of general application limiting the enforcement of creditors’ rights generally and (ii) the fact that the courts may deny the granting or enforcement of equitable rights.

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(c)	Compliance with Other Instruments. The execution, delivery and performance by each Company of the Loan Documents to which it is a party, and the consummation of the transactions contemplated herein and therein, do not and will not conflict with, result in any breach or violation of, or constitute a default under the terms, conditions or provisions of the articles of incorporation (or amalgamation, as applicable) or by-laws of the Companies, any Applicable Law or any agreement, lease, licence, permit or other instrument to which any Company is a party or is otherwise bound or by which any Company benefits or to which its property is subject and do not require the consent or approval of any Official Body or any other Person except as has been obtained. Each Company has complied with all Applicable Law in respect of the Loan Documents and the transactions contemplated herein.

(d)	Compliance with Laws. None of the Companies are in violation of any agreement, employee benefit plan, pension plan, mortgage, franchise, licence, judgment, decree, order, statute, rule or regulation relating in any way to itself, to the operation of its business or to its property or assets and which could reasonably be expected to have a Material Adverse Effect.

(e)	Litigation. Except as disclosed in Schedule F hereto, there are no actions, suits, investigations, claims or proceedings which have been commenced or have been threatened in writing against or affecting any of the Companies before any Official Body in respect of which there is a reasonable possibility of a determination adverse to the relevant Company and which, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

(f)	Environmental Compliance.
(i)	All facilities and property (including underlying groundwater) owned, leased, used or operated by the Companies have been, and continue to be, owned, leased, used or operated by the Companies in compliance with all Environmental Laws in effect at the time and from time to time of such ownership, leasing or usage, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(ii)	There are no pending or threatened (in writing):
A.	claims, complaints, notices or requests for information received by the Companies (or any one or more of them) with respect to any alleged violation of any Environmental Law, except such as could not reasonably be expected to have a Material Adverse Effect, or

B.	complaints, notices or inquiries to the Companies (or any one or more of them) regarding potential liability under any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect;
(iii)	There has been no escape, seepage, leakage, spillage, discharge, emission or release of Hazardous Materials at, on, under or from any property now

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or previously owned, leased, used or operated by the Companies (or any one or more of them) that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect.

(iv)	Each of the Companies has been issued and is in compliance with all Environmental Permits, except where failure to do so could not reasonably be expected to have a Material Adverse Effect.

(v)	No conditions exist at, on or under any property now or previously owned, leased, used or operated by the Companies (or any one or more of them) which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law in effect at the time, which liability could reasonably be expected to have a Material Adverse Effect.

(vi)	No Company has within the immediately preceding 10 years been convicted of an offence for non-compliance with any Environmental Laws, Environmental Permits or Environmental Orders or been fined or otherwise sentenced or settled such prosecution short of conviction.

(vii)	Each of the Companies has in effect a management structure and policies and procedures that will permit it to effectively management environmental risk and respond in a timely manner in compliance with the Environmental Laws, Environmental Orders and Environmental Permits in the event of Release of Hazardous Materials in, on or under their property.
(g)	Financial Statements. Each of the Financial Statements and the U.S. Financial Statements were prepared in accordance with generally accepted accounting principles consistently applied in accordance with past practice. The balance sheets contained in the Financial Statements and the U.S. Financial Statements fairly present the consolidated financial condition of Vitran and the U.S. Borrower, respectively, as at the respective dates thereof and the statements of income contained in the Financial Statements and the U.S. Financial Statements fairly present the consolidated results of operations of Vitran and the U.S. Borrower, respectively, during the respective fiscal periods covered thereby.

(h)	Subsidiaries and Partnerships. There are no Subsidiaries other than the Guarantors, T.W. Express, Inc., 2022219 Ontario Inc., , and those which have become Subsidiaries pursuant to Section 11.1(r) and no Company is a member of, or a partner or participant in, any partnership, joint venture or syndicate. All of the Subsidiaries are wholly-owned Subsidiaries.

(i)	Outstanding Defaults. No event has occurred which constitutes or which, with the giving of notice, lapse of time or both, would constitute a default under or in respect of any agreement, undertaking or instrument under which any of the Companies have outstanding indebtedness.

(j)	Solvency Proceedings. None of the Companies has:

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(i)	admitted its inability to pay its debts generally as they become due or failed to pay its debts generally as they become due;

(ii)	in respect of itself, filed an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute;

(iii)	made an assignment for the benefit of its creditors;

(iv)	consented to the appointment of a Receiver of the whole or any substantial part of its assets;

(v)	filed a petition or answer seeking a reorganization, arrangement, adjustment or composition in respect of itself under applicable bankruptcy laws or any other Applicable Law or statute of Canada or any subdivision thereof; or

(vi)	been adjudged by a court having jurisdiction a bankrupt or insolvent, nor has a decree or order of a court having jurisdiction been entered for the appointment of a Receiver, liquidator, trustee or assignee in bankruptcy of such Company with such decree or order having remained in force and undischarged or unstayed for a period of thirty days.
(k)	Freehold Interests. None of the Borrowers or Guarantors own any freehold interest in any real estate other than the parcels which are described by their municipal addresses in Schedule H hereto.

(l)	Leasehold Interests. None of the Borrowers or Guarantors own any leasehold interest in any real estate other than the parcels which are described by their municipal addresses in Schedule I hereto.

(m)	Pledged Capital. The classes and numbers of and the registered owners of the issued and outstanding shares of each of the Companies which have been pledged to the Agent pursuant to the Security Documents as of the date hereof is as set forth in Schedule J hereto.

(n)	No Omissions. None of the representations and statements of fact set forth in this Section 10.1 omits to state any material fact necessary to make such representation or statement of fact not misleading in any material respect.

(o)	Insurance. Each Obligor has contracted for the insurance coverage described in Section 11.1(k).

(p)	French Form of Corporate Name. The French form of the corporate name of each Obligor, if applicable, is as set forth in Schedule K.

(q)	Location for Purposes of PPSA. For the purposes of Section 7(3) of the PPSA, each Obligor is located as set out in Schedule K hereto.

(r)	Deposit Accounts and Other Deposits. Each bank or other financial institution in which any Obligor maintains a deposit account or other deposit (other than

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with the Agent or the Lenders and whether general or special, time or demand, provisional or final) and the details of each such deposit account or other deposit are as set forth in Schedule K hereto.

(s)	Organizational Chart. Schedule L contains a complete and accurate corporate organizational chart of the Companies and such Schedule shall be deemed to be updated with each revised organizational chart delivered by Vitran pursuant to Section 11.1(a)(v).

(t)	Solvency after Drawdown. On an unconsolidated basis,
(i)	the assets of the U.S. Borrower exceed its liabilities, including contingent liabilities at a fair valuation;

(ii)	the capital of the U.S. Borrower is not unreasonably small to conduct its business; and

(iii)	the U.S. Borrower does not intend to incur debts, nor does it believe that it would incur debts, beyond its ability to pay such debts as they mature.
(u)	Employee Benefit Plans. Each of the ERISA Companies has fulfilled in all material respects its obligations under the minimum funding standards of Section 302 of ERISA and Section 412 of the Code with respect to each Plan and is in material compliance with all other applicable provisions of ERISA. The U.S. Borrower has not nor has any ERISA Affiliate incurred any Withdrawal Liability that could reasonably expected to have a Material Adverse Effect. None of the ERISA Companies has received any notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.

(v)	Regulation U or X. None of the Borrowers is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock, and no proceeds of any credit obtained hereunder shall be used for a purpose which violates, or would be inconsistent with, F.R.S. Board Regulation U or X. Terms for which meanings are provided in F.R.S. Board Regulation U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.

(w)	Foreign Assets Control Regulations. Neither the execution and delivery of this agreement nor the relevant Borrowers’ use of the proceeds of a Credit Facility will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto. Without limiting the foregoing, no Obligor nor any of its Subsidiaries (a) is or will become a Person whose property or interests in property are blocked pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001) or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such Person. Each Obligor and its Subsidiaries are in compliance, in all material respects, with the Title III of Uniting and

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Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA Patriot Act of 2001). No part of the proceeds from a Credit Facility will be used, directly or indirectly, for any payment to any governmental official or employee, political party, official of a political party, candidate for political office or anyone else acting in an official party capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(x)	Quebec Assets. Rout-Way Express Line Ltd./Les Services Routiers Express Rout Ltée and Southern Express Lines of Ontario Limited do not own any assets which are located in the Province of Quebec.

(y)	Canadian Pension Plans. As of the date hereof, Schedule N lists all Canadian Benefit Plans and Canadian Pension Plans currently maintained by or contributed to the Companies and their Subsidiaries. The Canadian Pension Plans are duly registered under the Tax Act and all other Applicable Laws which require registration. Each Company and each of their Subsidiaries are in material compliance with and have performed all of their respective obligations under and in respect of the Canadian Pension Plans and Canadian Benefit Plans under the terms thereof, any funding agreements and all Applicable Laws (including any fiduciary, funding, investment and administration obligations). All employer and employee payments, contributions or premiums to be remitted, paid to or in respect of each Canadian Pension Plan or Canadian Benefit Plan have been paid in a timely fashion in accordance with the terms thereof, any funding agreement and all Applicable Laws. There have been no improper withdrawals or applications of the assets of the Canadian Pension Plans or the Canadian Benefit Plans. Except as set forth on Schedule N, there are no outstanding disputes concerning the assets of the Canadian Pension Plans or the Canadian Benefit Plans. There has been no partial termination of any Canadian Pension Plan and, to any Borrower’s knowledge, no facts or circumstances have occurred or existed which could result in a partial termination of any Canadian Pension Plans.

(z)	Disclosure. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrowers or any other Company to the Agent or any Lender in connection with the negotiation of this agreement or delivered hereunder (as modified or supplemented by other information so furnished) including the information set out in Schedule K hereto (collectively, the “Disclosed Matters”) contain any material misstatement of material fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not materially misleading; provided that with respect to projected financial information, each Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time. Since March 31, 2007, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in a Material Adverse Effect.

(aa)	Specially Designated Nationals or Blocked Persons List. No Company is named on the United States Department of the Treasury’s Specially Designated Nationals or Blocked Persons list.

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(bb)	Properties. Each of the Borrowers and its Subsidiaries:
(i)	is the owner of, and has good and marketable title to, or valid leasehold interests in, all its real and personal property material to its business, except to the extent that failure to have such good and marketable title has not had, and could not reasonably be expected to have, a Material Adverse Effect, and all of their respective properties and assets are free and clear of all Liens except for Permitted Liens; and

(ii)	owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrowers and their Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(cc)	Default. There is no Default or Event of Default under this agreement and no breach of any other Loan Document nor has any Borrower or any other Obligor done or omitted to do anything which, with the giving of notice or the passage of time, or both, would constitute such an Event of Default or breach.

(dd)	Restrictions. No Obligor has granted or agreed to grant, or to permit to exist at any time, any express prohibition or restriction which prevents or limits its ability to enter into, and perform its obligations under, this agreement and the other Loan Documents.

(ee)	Taxes. Each Obligor has timely filed or caused to be filed all Tax returns and reports required to have been filed (within any applicable extension) and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which such Obligor, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect
10.2 Survival of Representations and Warranties.
          All of the representations and warranties of the Borrowers contained in Section 10.1 shall survive the execution and delivery of this agreement and shall continue (with reference to the actual dates at which such representations and warranties are made) until all outstanding credit hereunder has been repaid and the Credit Facilities have been terminated notwithstanding any investigation made at any time by or on behalf of the Agent or any of the Lenders.
ARTICLE 11
COVENANTS
11.1 Affirmative Covenants.
          The Borrowers hereby covenant and agree with the Agent and the Lenders that, until all outstanding credit hereunder has been repaid in full and the Credit Facilities have been terminated, and unless the Lenders otherwise expressly consent in writing in accordance with Section 14.14:

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(a)	Financial Reporting. The Borrowers shall furnish the Agent with the following documents, statements and reports:
(i)	within 90 days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of Vitran and the auditors’ certification thereof;

(ii)	within 120 days after the end of each Fiscal Year, a copy of the audited consolidated financial statements of the U.S. Borrower and the auditors’ certification thereof prepared in accordance with generally accepted accounting principles;

(iii)	within 45 days after the end of each Fiscal Quarter, a copy of the unaudited consolidated financial statements of Vitran;

(iv)	within 60 days after the end of each Fiscal Quarter, a copy of the unaudited consolidated financial statements of the U.S. Borrower prepared in accordance with generally accepted accounting principles;

(v)	concurrently with the delivery of the financial statements of Vitran and the Material Subsidiaries pursuant to (i) and (iii) above, a compliance certificate of Vitran in the form of Schedule C hereto and, where the information in Schedule L has changed as of such date, an updated Schedule L; and

(vi)	such additional financial or operating reports or statements as the Agent on the instructions of any Lender may, from time to time, reasonably require.
(b)	Debt to EBITDA Ratio. Vitran shall at all times maintain the Debt to EBITDA Ratio for each Fiscal Quarter at less than or equal to ___to _.

(c)	U.S. Borrower Debt to EBITDA Ratio. The U.S. Borrower shall at all times maintain the U.S. Borrower Debt to EBITDA Ratio for each Fiscal Quarter at less than or equal to ___to _.

(d)	EBITDA to Interest Expenses Ratio. Vitran shall, for each Fiscal Quarter, maintain the EBITDA to Interest Expenses Ratio at greater than or equal to ___to _.

(e)	Asset Coverage. The Borrowers shall, for each Fiscal Quarter, maintain the Asset Coverage Ratio at greater than or equal to ___to _.

(f)	U.S. Asset Coverage. The U.S. Borrower shall, for each Fiscal Quarter, maintain the U.S. Asset Coverage Ratio at greater than or equal to ___to _.

(g)	Equity. Equity shall at all times exceed US$ .

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(h)	Corporate Existence. Except as expressly permitted in this agreement, including pursuant to Section 11.2(b), the Borrowers shall, and shall cause each of the Subsidiaries to, maintain their corporate existence in good standing and shall, and shall cause each of the Subsidiaries to, qualify and remain duly qualified to carry on business and own property in each jurisdiction in which such qualification is necessary to the extent that a failure to so qualify could reasonably be expected to have a Material Adverse Effect; provided that nothing herein shall prohibit the merger, consolidation, wind up or amalgamation of any Subsidiary into any other Subsidiary or into the Borrowers or the discontinuance of the operations of any Subsidiary if such merger, consolidation or discontinuance could not reasonably be expected to have a Material Adverse Effect.

(i)	Conduct of Business. The Borrowers shall, and shall cause each of the Subsidiaries to, conduct their business in such a manner so as to comply in all respects with all Applicable Laws, so as to observe and perform all its obligations under leases, licences and agreements necessary for the proper conduct of its business and so as to preserve and protect its property and assets and the earnings, income and profits therefrom (including, without limitation, Environmental Laws and laws relating to the discharge, spill, disposal or emission of Hazardous Materials) to the extent that such non-compliance, non-observance or non-performance could reasonably be expected to have a Material Adverse Effect. The Borrowers shall, and shall cause each of the Subsidiaries to, obtain and maintain all material licenses, certificates of approval, consents, registrations, permits, government approvals, franchises, authorizations and other rights necessary for the operation of their business to the extent that a failure to do so could reasonably be expected to have a Material Adverse Effect.

(j)	Use of Proceeds. The Borrowers shall apply all of the proceeds of the credit obtained under (i) the Term Facility to refinance certain indebtedness incurred by the Canadian Borrowers to capitalize certain non-North American Subsidiaries of the Canadian Borrowers in respect of the acquisition of PJAX, Inc., and (ii) the Revolving Facility to finance the working capital needs, and for the general corporate purposes, of the Borrowers and their Subsidiaries in the ordinary course of business including Capital Expenditures and Acquisitions permitted hereby and refinancing existing indebtedness.

(k)	Insurance. The Borrowers shall, and shall cause each of the Subsidiaries to, maintain insurance with reputable insurers with respect to their properties and business against loss or damage of the kind customarily insured against by companies engaged in the same or similar business, of such types and in such amounts as are customarily carried under such circumstances by such other companies.

(l)	Taxes. The Borrowers shall, and shall cause each of the Subsidiaries to, file all returns and reports in respect of Taxes required by law to be filed by them and pay all material Taxes, rates, government fees and dues levied, assessed or imposed upon them and upon their property or assets or any part thereof, as and when the same become due and payable (except any such Taxes or charges which are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting

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principles shall have been set aside on its books), where the failure to file such returns and reports in respect of Taxes or to pay such Taxes, rates, government fees or duties could reasonably have a Material Adverse Effect.

(m)	Reimbursement of Expenses. The Borrowers shall reimburse the Agent, on demand, for all reasonable out-of-pocket costs, charges and expenses incurred by or on behalf of the Agent (including, without limitation, travel costs and the reasonable fees and out-of-pocket disbursements of its counsel) in connection with:
(i)	the development, negotiation, preparation, execution, syndication, delivery, interpretation and enforcement of this agreement and all other documentation ancillary to the completion of the transactions contemplated hereby and any amendments hereto or thereto and any waivers of any provisions hereof or thereof (whether or not consummated or entered into); and

(ii)	any lien search fees relating to the transactions contemplated hereby;
and, prior to the occurrence of a Default which is continuing, the Borrowers may contest the reasonableness of such costs, charges and expenses in good faith. The Borrowers shall also reimburse each Lender for reasonable fees and out-of-pocket disbursements of its counsel in connection with the enforcement of this agreement.

(n)	Books and Records. The Borrowers shall, and shall cause each of the Subsidiaries to, keep proper books of account and records covering all their business and affairs on a current basis, make full, true and correct entries in all material respects of their transactions in such books, set aside on their books from their earnings all such proper reserves as required by generally accepted accounting principles and permit representatives of the Agent to inspect such books of account, records and documents and to make copies therefrom during reasonable business hours and upon reasonable notice and to discuss the affairs, finances and accounts of the Companies with the officers of the Companies and their auditors during reasonable business hours and upon reasonable notice.

(o)	Notice of Litigation. The Borrowers shall promptly notify the Agent of any actions, suits, inquiries, claims or proceedings (whether or not purportedly on behalf of any of the Companies) commenced or threatened in writing against or affecting any of the Companies before any government, parliament, legislature, regulatory authority, agency, commission, board or court or before any private arbitrator, mediator or referee which in any case or in the aggregate could reasonably be expected to have a Material Adverse Effect.

(p)	Environmental Matters. The Borrowers shall, as soon as practicable and in any event within 30 days, notify the Agent and provide copies upon receipt of all written claims, complaints, notices or inquiries from an Official Body relating to the condition of the facilities and properties of the Companies or compliance with Environmental Laws, which claims, complaints, notices or inquiries relate to matters which would have, or may reasonably be expected to have, a Material Adverse Effect, and shall, and shall cause each of the Subsidiaries to, proceed

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diligently to resolve any such claims, complaints, notices or inquiries relating to compliance with Environmental Laws and provide such information and certifications which the Agent may reasonably request from time to time to evidence compliance with this provision.

(q)	Notice of Default or Event of Default. Upon the occurrence of a Default or an Event of Default, the Borrowers shall promptly deliver to the Agent a notice specifying the nature and date of occurrence of such Default or Event of Default and the action which the Borrowers propose to take with respect thereto.

(r)	Future Subsidiaries to Become Guarantors. The Borrowers will cause any Person becoming a Subsidiary after the date hereof to (i) execute and deliver an assumption and supplement agreement to the applicable Guarantee thereby becoming a Guarantor thereunder and to (ii) grant to the Agent a security interest in all of its present and future undertaking and assets. In addition, in connection therewith, each such new Subsidiary will be required to execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel and corporate organizational and authorizing documents) as the Agent shall reasonably request.

(s)	Prompt Payment. The Borrowers shall, and shall cause each Guarantor to, duly and punctually pay or cause to be duly and punctually paid to the Agent and the Lenders all amounts payable by the Obligors under the Loan Documents to which each is a signatory at the times and places and in the currency and manner mentioned therein.

(t)	Change in Scheduled Information. If any of the information contained in Schedule K shall change, the Borrowers shall promptly notify the Agent in writing of the details of such change and Schedule K shall thereupon be deemed to be amended accordingly.

(u)	Security. The Secured Obligations of the Obligors under the Loan Documents shall at all times be collaterally secured by the Security and the Security shall at all times create in favour of the Agent, for the benefit of the Lenders, a legal, valid and enforceable first priority (subject to Permitted Liens) security interest in the collateral described therein and proceeds thereof.

(v)	ERISA. The Borrowers shall, and shall cause each ERISA Affiliate to, furnish to the Agent:
(i)	promptly after receipt thereof (but in no event later than 30 days after such receipt), a copy of any notice any ERISA Company receives after the date of this agreement from the PBGC relating to the intention of the PBGC to terminate any Plan or Plans or to appoint a trustee to administer any Plan or Plans, if such termination or appointment would result in a Material Adverse Effect;

(ii)	within 10 days after the due date for filing with the PBGC pursuant to Section 412(n) of the Code of a notice of failure to make a required instalment or other payment with respect to a Plan, a statement of a financial officer setting forth details as to such failure and the action

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proposed to be taken with respect thereto, together with a copy of such notice given to the PBGC, but only if such failure to make a required instalment would result in a Material Adverse Effect; and

(iii)	promptly and in any event within 30 days after receipt thereof by any ERISA Company from the sponsor of a Multiemployer Plan, a copy of each notice received by any ERISA Company concerning (A) the imposition of any Withdrawal Liability or (B) a determination that a Multiemployer Plan is, or is expected to be, terminated or in reorganization, in each case within the meaning of Title IV of ERISA, but only if the imposition of such withdrawal liability, in the case of clause (A), or such termination or reorganization, in the case of clause (B), would result in a Material Adverse Effect.
(w)	ERISA; Canadian Pension Plans and Canadian Benefit Plan.
(i)	Each of the Borrowers shall, and shall cause each Subsidiary to, promptly pay and discharge all obligations and liabilities arising under ERISA of a character which if unpaid or unperformed would reasonably be expected to result in the imposition of a Lien against any of its property, assets or undertaking. Each of the Borrowers shall, and shall cause each Subsidiary to, promptly notify the Agent of: (i) the occurrence of any unwaived reportable event (as defined in ERISA) with respect to a Plan, (ii) receipt of any notice from the PBGC of its intention to seek termination of any Plan or appointment of a trustee therefor, (iii) its intention to terminate or withdraw from any Plan in a manner reasonably likely to incur withdrawal liability, and (iv) the occurrence of any material event with respect to any Plan which would result in the incurrence by any Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of any Borrower or any Subsidiary with respect to any post-retirement welfare plan (as defined in Section 3(1) of ERISA) benefit.

(ii)	Each of the Canadian Borrowers shall, and shall cause each Subsidiary to, promptly pay and discharge or remit when due all obligations and liabilities (including without limitation all employer and employee payments, contributions and premiums) arising under or in respect of each Canadian Pension Plan and Canadian Benefit Plan (in this Section, collectively the “Canadian Plans” or individually, a “Canadian Plan”) of a character which if unpaid or unperformed could reasonably be expected to result in the imposition of a Lien against any of its property, assets and undertaking and (ii) operate and administer each Canadian Pension Plan and each Canadian Benefit Plan in compliance with all Applicable Laws and maintain all necessary governmental approvals which are material in respect of the operation thereof and (iii) comply with and perform in all material respects its respective obligations under all Canadian Pension Plans and all Canadian Benefit Plans including without limitation all funding agreements with respect thereto or in connection therewith (including any fiduciary, funding, investment and administration obligations). Each Canadian Borrower shall, and shall cause each Subsidiary to, promptly notify the Agent of: (i) the

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occurrence of any reportable event with respect to a Canadian Plan, (ii) receipt of any notice from any plan administrator with a governmental regulator of a Canadian Pension Plan or a Canadian Benefits Plan (in each case, a “Canadian Pension Regulator”) of its intention to seek termination or wind-up, in whole or in part, of any Canadian Plan or appointment of a trustee therefor, or (iii) the occurrence of any event with respect to any Canadian Plan which would result in the incurrence by any Borrower or any Subsidiary of any material liability, fine or penalty, or any material increase in the contingent liability of any Borrower or any Subsidiary with respect to any Canadian Plan. Each Canadian Borrower shall cause to be delivered to the Agent (i) promptly after receipt thereof a copy of any material direction, order, notice, ruling or opinion from any governmental authority (including without limitation the Canadian Pension Regulator) with respect to any Canadian Plan (including any notice or proposal to terminate or wind up, in whole or in part, any Canadian Pension Plan or Canadian Benefit Plan), (ii) any default or violation notice under any Canadian Plan or any suit, action, claim or proceeding commenced or threatened with respect to any Canadian Plan or its assets that could result in any material liability, payment of taxes, fine or penalty or (iii) any material change in the funding or contribution requirements for any Canadian Plan. Each of the Borrowers covenant and agree that it will and will cause any Subsidiary to continue to fulfill its obligations when due in respect of any Canadian Union-Administered Plan as required pursuant to any collective agreement and Applicable Law, including but not limited to withholding and remitting employee (if any) and employer contributions.
(x)	Notices of Material Event. The Borrowers will furnish to the Agent prompt written notice of any development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

(y)	Payment of Obligations. The Borrowers shall, and shall cause each of the Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could reasonably be likely to result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) such Borrower or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with generally accepted accounting principles and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

(z)	Maintenance of Properties. The Borrowers shall, and shall cause each of the Subsidiaries to, keep and maintain all property material to the conduct of the business of the Borrowers and the Subsidiaries, taken as a whole, in good working order and condition, ordinary wear and tear excepted, except to the extent that failure to do so could not reasonably be expected to result in a Material Adverse Effect.

(aa)	Inspection Rights. The Borrowers shall, and shall cause each of the Subsidiaries to, permit any representatives designated by the Agent, upon reasonable prior notice, to visit and inspect its properties, and to discuss its affairs, finances and

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condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested, provided that such visits shall not occur more than once per calendar year unless an Event of Default has occurred and is continuing.

(bb)	Undertaking re: Mortgages. The Borrowers shall, and shall cause each of the Obligors to (a) register, or cause its counsel to register, against title to each of the properties listed on Part I of Schedule H hereto, a mortgage in form and scope satisfactory to the Agent within 60 days from the date hereof (or by such later date agreed to by the Agent in writing in its sole discretion, acting reasonably), and (b) deliver to the Agent title insurance policies in respect of each of the properties listed on Part I of Schedule H hereto in form, scope and amount satisfactory to the Agent within 60 days from the date hereof (or by such later date agreed to by the Agent in writing in its sole discretion, acting reasonably).

(cc)	Additional Mortgages. If any one or more of the properties listed on Part III of Schedule H hereto is not sold by the applicable Obligor on or before December 31, 2008 or if an Obligor no longer intends to sell any one or more of such properties on or before December 31, 2008, the Borrowers shall, and shall cause the applicable Obligors to (a) register, or cause its counsel to register, against title to each of such properties, a mortgage in form and scope satisfactory to the Agent on or before February 15, 2008 (or by such later date agreed to by the Agent in writing in its sole discretion, acting reasonably), and (b) deliver to the Agent title insurance policies in respect of each of such properties in form, scope and amount satisfactory to the Agent on or before February 15, 2008 (or by such later date agreed to by the Agent in writing in its sole discretion, acting reasonably).

(dd)	Winding-up. If either 2022219 Ontario Inc. or T.W. Express, Inc. is not wound-up on or before December 31, 2007, the Borrowers shall cause such Subsidiaries to, on or before January 15, 2008 (or by such later date agreed to by the Agent in writing in its sole discretion, acting reasonably), (i) execute and deliver an assumption and supplement agreement to the applicable Guarantee thereby becoming a Guarantor thereunder, (ii) grant to the Agent a security interest in all of its present and future undertaking and assets, and (iii) execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel and corporate organizational and authorizing documents) as the Agent shall reasonably request.

(ee)	Additional Security. The Borrowers shall, and shall cause each of the Obligors to, forthwith, and from time to time on demand, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Agent, acting reasonably, to give the Agent for its benefit and for the benefit of the Lenders the Liens intended to be created by the Security Documents including a first priority Lien (subject to Permitted Liens) on any property, assets or undertaking (including real property) hereafter acquired by a Borrower or other Obligor.

(ff)	Rolling Stock. Upon the occurrence of a Default, the Borrowers shall, and shall cause each of the Obligors to make, do, execute, and deliver or cause to be made, done, executed and delivered, within 30 days from the date requested by the Agent (or by such later date agreed to by the

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Agent in writing in its sole discretion, acting reasonably), all such further acts, deeds, assurances and things as may be necessary in the opinion of the Agent to perfect its Lien on the motor vehicles (including tractors and trailers) of the Obligors including delivering any and all certificates of title of such motor vehicles to the Agent.

(gg)	Pledge of Intercompany Loans. The Borrowers shall, and shall cause each of the other Obligors to, (i) pledge to the Agent for the benefit of the Lenders all Debt of any U.S. Obligor in favour of any Canadian Obligor on terms and documentation (including legal opinions) satisfactory to the Agent and (ii) deliver to the Agent a promissory note or notes evidencing such Debt, in each case concurrently with the creation of such Debt.
11.2 Restrictive Covenants. Each of the Borrowers hereby covenants and agrees with the Agent and the Lenders that, until all outstanding credit hereunder has been repaid in full and the Credit Facilities have been terminated, and unless the Lenders otherwise expressly consent in writing in accordance with Section 14.14:
(a)	Encumbrances. The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, enter into or grant, create, assume or suffer to exist any Lien affecting any of their property, assets or undertaking, save and except only for the Permitted Liens.

(b)	Corporate Existence. The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, take part in any amalgamation, merger, winding-up, liquidation, dissolution, capital or corporate reorganization or similar proceeding or arrangement, except that:
(i)	any Guarantor may amalgamate or merge with any other Guarantor, wind-up into any other Guarantor or a Borrower or transfer any or all of its assets to a Borrower or any other Guarantor, and

(ii)	each of 2022219 Ontario Inc. and T.W. Express, Inc. may be wound-up on or before December 31, 2007.
(c)	Debt. The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, incur or permit or suffer to exist any Debt other than Permitted Debt.

(d)	Investments. The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, (i) invest in any other entity or entities, singly or in the aggregate, by way of equity investment or otherwise or (ii) provide any financial assistance (by way of loan, guarantee or otherwise) to any other entity, in an aggregate amount greater than US$2,000,000 or the Canadian Dollar Equivalent thereof, other than by way of investments in or financial assistance to any of the Subsidiaries. Nothing in this Section 11.2(d) shall prevent any Borrower nor any Subsidiary from making any Acquisition as permitted by Section 11.2(g).

(e)	Finance Subsidiaries. The Borrowers shall not suffer or permit or to own any assets other than

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the Permitted Debt and assets of nominal value, to incur any liabilities other than nominal liabilities or to carry on any business.

(f)	Dispositions of Assets. The Borrowers shall not, and shall not suffer or permit any of the Subsidiaries to, sell, assign, transfer, convey, lease (as lessor) or otherwise dispose of any of their respective assets including any disposition as part of a sale and leaseback transaction out of the ordinary course of business other than Permitted Dispositions.

(g)	Restrictions on Acquisitions. No Borrower nor any Subsidiary shall make any Acquisition unless:
(i)	no Default or Event of Default has occurred which is continuing and no such event shall occur as a result of making such Acquisition;

(ii)	the assets or entity being purchased will be used to carry on the Business in Canada or the United States;

(iii)	the purchase would not result in a breach of any of the representations, warranties or covenants contained herein, including financial covenants on a pro forma basis, after giving effect to such Acquisition, as evidenced by a certificate which contains financial covenant calculations in reasonable detail and which has been delivered to the Agent and the Lenders, and is in a form satisfactory to each of them acting reasonably;

(iv)	for any real property (whether owned or, if the property previously has been used other than as office space, leased, occupied, managed, used or controlled) that is the subject of any purchase, lease or other agreement, by any Borrower or other Obligor or the entity being acquired by such Borrower or other Obligor, the Borrowers shall have delivered to the Agent a recent phase I environmental assessment conducted by a Qualified Environmental Consultant and a phase II environmental assessment conducted by a Qualified Environmental Consultant, if so requested by the Agent upon (i) consultation with the relevant Borrower or other Obligor and (ii) if recommended in the phase I environmental assessment, together with a plan of remediation, satisfactory to the Agent acting reasonably, if any remediation required by Environmental Law is recommended in such assessments;

(v)	in the case of an Acquisition of shares, the purchase must be “friendly” (i.e., not hostile) and, for certainty, shall not include an offer to acquire securities which has not been recommended by the board of directors of the targeted corporation; and

(vi)	the target corporation shall comply with Section 11.1(r) if such target corporation would be a Subsidiary and its shares shall be pledged to the Agent pursuant to the Security Documents, provided that nothing in this subsection shall restrict any Borrower’s or any Subsidiary’s ability to make any investment permitted by Section 11.2(d).

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(h)	Capital of Companies. Vitran shall not suffer or permit any of the other Companies to issue further equity securities, unless such equity securities are:
(i)	issued to (A) the existing equity holder or (B) a Company which has executed and delivered to the Agent a Security Document; and

(ii)	pledged to the Agent pursuant to the Security Documents.
(i)	Further Equity Securities to be Pledged with Agent upon Request. Notwithstanding any inconsistent term and conditions contained in the Security Documents, within 5 Banking Days of a written request of the Agent, the certificates representing further equity securities issued pursuant to the conditions contained in Subsection (i) of this section shall be delivered to the Agent, together with a stock transfer power (executed in blank) with respect to same.

(j)	Regulation U or X. The Borrowers shall not, and shall not suffer or permit any Subsidiary to, engage in the business of extending credit for the purpose of purchasing or carrying margin stock. The Borrowers shall not use any of the proceeds of any credit extended hereunder to “purchase” or “carry” any “margin stock” as defined in Regulation U of the F.R.S. Board.

(k)	National City Bank Loan Documents. The Borrowers shall not suffer or permit PJAX, Inc. to amend, modify, supplement or restate the National City Bank Loan Documents without the prior written consent of the Lenders.

(l)	Loans and Advances. Except for Permitted Debt, the Borrowers shall not, and shall not permit any of the Subsidiaries to, make or permit to exist any loans or advances to any other Person.

(m)	Transactions with Affiliates. The Borrowers shall not, and shall not permit any of the Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favourable to such Borrower or Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Obligors, or (c) in respect of the Permitted Debt.

(n)	Restrictive Agreements. The Borrowers shall not, and shall not permit any of the Guarantors to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of any Obligor to create, incur or permit to exist any Lien upon any of its property or assets, or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to any Borrower or any other Subsidiary or to guarantee the Secured Obligations of the Borrowers or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this agreement, (ii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions

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apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Debt permitted by this agreement if such restrictions or conditions apply only to the property or assets securing such Debt; and (iv) clause (a) of the foregoing shall not apply to customary provisions in leases, licenses and other contracts restricting the assignment thereof or the subject matter thereof.

(o)	Fiscal Year. The Borrowers shall not, and shall not permit any of the Guarantors to, change its Fiscal Year except with at least thirty (30) Banking Days prior written notice to the Agent and provided that, notwithstanding such change of Fiscal Year (i) all covenants of the Borrowers and Guarantors pursuant to this agreement and the other Loan Documents shall be performed, construed and applied as if such change of fiscal year had not occurred, (ii) none of the rights or remedies of the Agent or the Lenders under this agreement and the other Loan Documents shall be reduced, diminished or otherwise adversely affected by such change of Fiscal Year, and (iii) Vitran shall furnish to the Agent in a timely manner all necessary reconciliations required as a result of such change to enable the Agent to determine compliance by the Borrowers (and Guarantors, if relevant) with their respective covenants hereunder.

(p)	Dividends and Certain Other Restricted Payments. Vitran shall not pay dividends in an amount greater than ten percent (10%) of Net Income for the period of four consecutive Fiscal Quarters immediately preceding the date of such payment. No U.S. Obligor shall pay a dividend to a Canadian Obligor without the prior written consent of the Agent.

(q)	The U.S. Borrower shall not pay any amount or amounts owing to if a Default has occurred and is continuing or if such payment would trigger the occurrence of a Default.

(r)	Subordinated Debt. Each of the Borrowers shall not, nor shall it permit any Subsidiary to, (a) amend or modify any of the terms or conditions relating to Subordinated Debt, (b) make any voluntary prepayment of Subordinated Debt or effect any voluntary redemption thereof, or (c) make any payment on account of Subordinated Debt which is prohibited under the terms of any instrument or agreement subordinating the same to the Secured Obligations; for greater certainty, indebtedness contemplated by paragraphs (e) and (g) of the definition of Permitted Debt shall not be considered Subordinated Debt. Notwithstanding the foregoing, a Borrower may agree to a decrease in the interest rate applicable thereto or to a deferral of repayment of any of the principal of or interest on the Subordinated Debt beyond the current due dates therefor.
ARTICLE 12
CONDITIONS PRECEDENT
12.1 Conditions Precedent to All Credit. The obligation of the Lenders to extend credit hereunder is subject to fulfilment of the following conditions precedent at the time such credit is made available:

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(a)	no Default or Event of Default has occurred and is continuing or would arise immediately after giving effect to or as a result of such extension of credit;

(b)	the Borrowers shall have complied with the requirements of Article 4, Article 5 or Article 6, as the case may be, in respect of the relevant extension of credit; and

(c)	the representations and warranties of the Borrowers contained in Section 10.1 and of the Obligors under the Guarantees and the Security Documents shall be true and correct in all material respects on the date such credit is made available as if such representations and warranties were made on such date.
12.2 Conditions Precedent to Effectiveness of Agreement. The effectiveness of this agreement is subject to fulfilment of the following conditions precedent:
(a)	the conditions precedent set forth in Section 12.1 have been fulfilled;

(b)	the Fee Letter shall have been executed and delivered by the parties thereto and the Borrowers shall have paid the fees due thereunder together with all fees and other amounts due and payable pursuant to this agreement, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrowers hereunder;

(c)	each Guarantor shall have executed and delivered to the Agent a Guarantee;

(d)	each of the Loan Documents including the Security Documents listed in Schedule M and any documents in connection therewith as the Agent may require shall have been executed and delivered to the Agent in form and substance satisfactory to the Agent;

(e)	the Agent has received, in form and substance satisfactory to the Agent:
(i)	a duly certified resolution of the board of directors of each Obligor authorizing it to execute, deliver and perform its obligations under the Loan Documents to which it is a signatory;

(ii)	a certificate of a senior officer of each Obligor setting forth specimen signatures of the individuals authorized to sign on their respective behalf;

(iii)	a certificate of status or good standing for each Obligor issued by the appropriate governmental body or agency of the jurisdiction in which such Obligor is incorporated or formed;

(iv)	a certificate of a senior officer of each Borrower certifying that, inter alia, no Default or Event of Default has occurred and is continuing or would occur or continue immediately after this agreement becoming effective;

(v)	opinions of the Obligors’ legal counsel with respect to, inter alia, each Obligor, the enforceability of this agreement, and the documents referenced in Sections 12.2(b), (c) and (d) and as to such other matters as

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the Agent may reasonably request, and otherwise in form and substance satisfactory to the Agent; and

(vi)	insurance binders, certificates of insurance and statements of coverage with respect to all insurance required to be maintained by the Obligors hereunder, with the Agent named as loss payee or additional insured, as applicable;
(f)	the Agent and its counsel shall be satisfied that all Applicable Laws have been complied with, all material agreements have been entered into and all necessary governmental, corporate and other third party consents and approvals have been obtained with respect to this agreement and the transactions contemplated herein;

(g)	all documents and instruments shall have been properly registered, recorded and filed in all places which, searches shall have been conducted in all jurisdictions which, and deliveries of all consents, approvals, acknowledgments, undertakings, directions, negotiable documents of title and other documents and instruments to the Agent shall have been made which, in the opinion of the Agent’s counsel, are necessary to make effective the Security created or intended to be created by the Companies pursuant to the Security Documents and to ensure the perfection and the intended first ranking priority (subject to Permitted Liens) of such security;

(h)	no Material Adverse Change has occurred;

(i)	the Agent shall have completed, to its satisfaction in its sole discretion, a due diligence review with respect to the assets, liabilities (including, for certainty, any environmental liability) and capitalization of each of Vitran and the other Obligors, its financial condition and prospects, and the transactions contemplated herein; and

(j)	the Lenders shall have completed, to their satisfaction in their sole and absolute discretion, a due diligence review of all financial, business, legal, tax, accounting and environmental matters with respect to the Obligors and the transactions contemplated hereby including the Financial Statements and the U.S. Financial Statements.
12.3 Waiver. The terms and conditions of Sections 12.1 and 12.2 are inserted for the sole benefit of the Agent and the Lenders, and the Agent with the approval of the Lenders in accordance with Section 14.4 may waive such terms and conditions in whole or in part, with or without terms or conditions, in respect of any extension of credit, without prejudicing their right to assert them in whole or in part in respect of any other extension of credit.
ARTICLE 13
DEFAULT AND REMEDIES
13.1 Events of Default. Upon the occurrence of any one or more of the following events, unless expressly waived in accordance with Section 14.4:
(a)	the Borrowers (or any one or more of them) default in payment of any amount which is payable by the Borrowers (or any one or more of them) under the Loan Documents when the same is due and payable;

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(b)	the commencement by any Company of proceedings for the dissolution, liquidation or winding-up of such Company or any such proceedings are commenced against any Company by a third party and such proceedings commenced by a third party are not being contested in good faith and by appropriate proceedings or, if so contested, such proceedings continue, without being stayed, for more than 20 Banking Days;

(c)	any Company ceases or threatens to cease to carry on its business or is adjudged or declared bankrupt or insolvent or admits its inability to pay its debts generally as they become due or fails to pay its debts generally as they become due or files an assignment or petition in bankruptcy or a petition to take advantage of any insolvency statute or makes an assignment for the general benefit of its creditors, petitions or applies to any tribunal for, or consents to, the appointment of a receiver or trustee for it or for any part of its property (or such a receiver or trustee is appointed for it or any part of its property), or files a notice of intention to file a proposal, or commences (or any other Person commences) any proceedings relating to it under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction whether now or hereafter in effect (provided that, if such proceedings are commenced by another Person, such proceedings are being diligently defended and have not been discharged, vacated or stayed within 20 Banking Days after commencement), or by any act indicates its consent to, approval of, or acquiescence in, any such proceeding for it or for any part of its property, or suffers the appointment of any receiver or trustee, sequestrator or other custodian;

(d)	any representation or warranty made by any Company in any Loan Document or in any other document, agreement or instrument delivered pursuant hereto or referred to herein proves to have been incorrect in any material respect when made or furnished;

(e)	one or more judgments for the payment of money which are not covered by insurance in an aggregate amount in excess of US$3,000,000 shall be rendered against any Borrower, any other Obligor or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of any Borrower or any other Obligor to enforce any such judgment that is not promptly stayed;

(f)	an ERISA Event shall have occurred that, in the opinion of the Majority Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of any Borrower and the Subsidiaries with respect to any Plan, in an aggregate amount exceeding US$3,000,000 from and after the Effective Date; or

(g)	the breach or failure of due observance or performance by any Company of any covenant or provision of any of the Loan Documents, other than those heretofore or hereafter dealt with in this Section 13.1, which is not remedied within five Banking Days after written notice of such breach or failure has been given by the Agent to the Borrowers;

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(h)	one or more encumbrancers, lienors or landlords take possession of any property, assets or undertaking of any Company having a fair market value in excess of US$3,000,000 or the Canadian Dollar Equivalent thereof or enforce their security or other remedies against any part of the assets, property and undertaking of any Company having a fair market value in excess of US$3,000,000 or the Canadian Dollar Equivalent thereof and such action is not being contested in good faith and by appropriate proceedings or, if so contested, such possession or enforcement proceedings continue, without being discharged, vacated or stayed, for more than 20 Banking Days;

(i)	an event of default (after the giving of all applicable notices or the expiry of all applicable grace periods) under any one or more agreements, indentures or instruments under which any Company has outstanding Debt in excess of US$3,000,000 or the Canadian Dollar Equivalent thereof or under which Debt in excess of US$3,000,000 or the Canadian Dollar Equivalent thereof is outstanding which is guaranteed by any Company shall happen and be continuing, or Debt of or guaranteed by any Company in excess of US$3,000,000 or the Canadian Dollar Equivalent thereof which is payable on demand is not paid on demand;

(j)	the occurrence of a Material Adverse Change;

(k)	any one or more of the Loan Documents is determined by a court of competent jurisdiction not to be a legal, valid and binding obligation of the Company which is a party thereto, enforceable by the Agent against such Company and such Loan Document has not been replaced by a legal, valid, binding and enforceable document which is equivalent in effect to such Loan Document, in form and substance acceptable to the Agent, within 30 days of such determination, provided, however, that such grace period shall only be provided if the applicable Company actively cooperates with the Agent to so replace such Loan Document;

(l)	Vitran Express, the U.S. Borrower or any other Obligor ceases to be a Subsidiary; or

(m)	any Person or group of Persons acting in concert acquires beneficial ownership of shares of Vitran having attached thereto at least 20% of the voting rights attached to all of the shares of Vitran, the Agent, at the direction of the Majority Lenders, by notice to the Borrowers and subject to Section 14.8, may terminate the Credit Facilities and, by such notice or by further notice, may declare all indebtedness of the Borrowers to the Lenders pursuant to this agreement (including all accrued and unpaid interest and fees hereunder) to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable and the Security shall immediately become enforceable without further demand or other notice of any kind, all of which are expressly waived by the Borrowers to the extent permitted by Applicable Laws (provided, however, that the Credit Facilities shall terminate, all such indebtedness of the Borrowers to the Lenders shall automatically become due and payable and the Security shall immediately become enforceable, without demand or notice of any kind, upon the occurrence of an event described in clause (b) or (c) above). The repayment of the aforesaid indebtedness shall include, without limitation, the prepayment of all outstanding Bankers’ Acceptances and Letters of Credit.

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13.2 Refund of Overpayments. With respect to each Letter of Credit for which the Issuing Lender has been paid all of its contingent liability pursuant to Section 9.2, 9.7 or 13.1 and provided that all amounts due by the Borrowers to the Agent under Section 9.2, 9.7 or 13.1 have been paid, the Issuing Lender agrees to pay to the Borrowers, upon the earlier of:
(a)	the date on which either the original counterpart of such Letter of Credit is returned to the Issuing Lender for cancellation or the Issuing Lender is released by the beneficiary thereof from any further obligations in respect of such Letter of Credit;

(b)	the expiry of such Letter of Credit; and

(c)	the Issuing Lender is permanently enjoined by a court of competent jurisdiction from honouring such Letter of Credit pursuant to a final Order;
an amount equal to any excess of the amount received by the Issuing Lender hereunder in respect of its contingent liability under such Letter of Credit over the total of amounts applied to reimburse the Issuing Lender for amounts paid by it under or in connection with such Letter of Credit (the Issuing Lender having the right to so appropriate such funds).
13.3 Remedies Cumulative. Each of the Borrowers expressly agrees that the rights and remedies of the Agent and the Lenders under this agreement are cumulative and in addition to and not in substitution for any rights or remedies provided by law. Any single or partial exercise by the Agent or any of the Lenders of any right or remedy for a default or breach of any term, covenant or condition in this agreement does not waive, alter, affect or prejudice any other right or remedy to which the Agent or such Lender may be lawfully entitled for the same default or breach. Any waiver by the Agent with the approval of the Majority Lenders of the strict observance, performance or compliance with any term, covenant or condition of this agreement is not a waiver of any subsequent default and any indulgence by the Lenders with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this agreement is not a waiver of the entire term, covenant or condition or any subsequent default.
13.4 Set Off. In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, after the occurrence of an Event of Default which is continuing, the Agent and each Lender is authorized, without notice to the Borrowers or to any other person, any such notice being expressly waived by the Borrowers, to set off, appropriate and apply any and all deposits, matured or unmatured, general or special, and any other indebtedness at any time held by or owing by the Agent or such Lender, as the case may be, to or for the credit of or the account of any Borrower against and on account of the obligations and liabilities of such Borrower which are due and payable to the Agent or such Lender, as the case may be, under this agreement.
ARTICLE 14
THE AGENT
14.1	Appointment and Authorization of Agent.
(a)	Each Lender hereby appoints and authorizes, and hereby agrees that it will require any assignee of any of its interests herein (other than the holder of a participation in its interests herein) to appoint and authorize the Agent to take such actions as agent on its behalf and to exercise such powers hereunder as are delegated to the Agent by such Lender by the terms hereof, together with such

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powers as are reasonably incidental thereto. Neither the Agent nor any of its directors, officers, employees or agents shall be liable to any of the Lenders for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its own gross negligence or wilful misconduct and each Lender hereby acknowledges that the Agent is entering into the provisions of this Section 14.1 on its own behalf and as agent and trustee for its directors, officers, employees and agents.

(b)	Without prejudice to the provisions of Section 14.1(a) or under any other Loan Document and to the extent applicable, each of the Lenders hereby acknowledges that the Agent (or a collateral agent designated by the Agent) shall, for the purposes of holding any security granted any Obligor on the property of such Obligor pursuant to the laws of the Province of Quebec, be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) for all present and future Lenders and in particular for all present and future holders of any bond issued an Obligor to the Agent and secured by a hypothec granted by such Obligor pursuant to the laws of the Province of Quebec. Each of the Lenders hereby irrevocably constitutes, to the extent necessary, the Agent (or such designated collateral agent) as the holder of such irrevocable power of attorney (fondé de pouvoir) (within the meaning of Article 2692 of the Civil Code of Quebec) in order to hold security granted by such Obligor in the Province of Quebec. Each Transferee shall be deemed to have confirmed and ratified the constitution of the Agent as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant form of assignment. Notwithstanding the provisions of Section 32 of An Act respecting the Special Powers of Legal Persons (Quebec), the Borrowers, for and on their own behalf on behalf of the Guarantors, and the Lenders irrevocably agree that the Agent may acquire and be the holder of any bond issued by an Obligor and secured by a hypothec granted by the such Obligor pursuant to the laws of the Province of Quebec at any time and from time to time. The Borrowers, for and on their own behalf on behalf of the Guarantors, hereby acknowledge that any such bond constitutes a title of indebtedness, as such term is used in Article 2692 of the Civil Code of Quebec.
14.2 Interest Holders. The Agent may treat each Lender set forth in Schedule B hereto or the person designated in the last notice delivered to it under Section 16.6 as the holder of all of the interests of such Lender hereunder.
14.3 Consultation with Counsel. The Agent may consult with legal counsel selected by it as counsel for the Agent and the Lenders and shall not be liable for any action taken or not taken or suffered by it in good faith and in accordance with the advice and opinion of such counsel.
14.4 Documents. The Agent shall not be under any duty to the Lenders to examine, enquire into or pass upon the validity, effectiveness or genuineness of this agreement or any instrument, document or communication furnished pursuant to or in connection herewith and the Agent shall, as regards the Lenders, be entitled to assume that the same are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.
14.5 Agent as Lender. With respect to those portions of the Credit Facilities made available by it, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not the Agent. The Agent and its affiliates may accept deposits from, lend

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money to and generally engage in any kind of business with the Borrowers and their affiliates and persons doing business with the Borrowers and/or any of their affiliates as if it were not the Agent and without any obligation to account to the Lenders therefor.
14.6 Responsibility of Agent. The duties and obligations of the Agent to the Lenders hereunder are only those expressly set forth herein. The Agent shall not have any duty to the Lenders to investigate whether a Default or an Event of Default has occurred. The Agent shall, as regards the Lenders, be entitled to assume that no Default or Event of Default has occurred and is continuing unless the Agent has actual knowledge or has been notified by the Borrowers of such fact or has been notified by a Lender that such Lender considers that a Default or Event of Default has occurred and is continuing, such notification to specify in detail the nature thereof.
14.7 Action by Agent. The Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it on behalf of the Lenders by and under this agreement; provided, however, that the Agent shall not exercise any rights under Section 13.1 or expressed to be on behalf of or with the approval of the Majority Lenders without the request, consent or instructions of the Majority Lenders. Furthermore, any rights of the Agent expressed to be on behalf of or with the approval of the Majority Lenders shall be exercised by the Agent upon the request or instructions of the Majority Lenders. The Agent shall incur no liability to the Lenders hereunder with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or wilful misconduct. The Agent shall in all cases be fully protected in acting or refraining from acting hereunder in accordance with the instructions of the Majority Lenders and any action taken or failure to act pursuant to such instructions shall be binding on all Lenders. In respect of any notice by or action taken by the Agent hereunder, the Borrowers shall at no time be obliged to enquire as to the right or authority of the Agent to so notify or act.
14.8 Notice of Events of Default. In the event that the Agent shall acquire actual knowledge or shall have been notified of any Default or Event of Default, the Agent shall promptly notify the Lenders and shall take such action and assert such rights under Section 13.1 of this agreement as the Majority Lenders shall request in writing and the Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail for five Banking Days after receipt of the notice of any Default or Event of Default to request the Agent to take such action or to assert such rights in respect of such Default or Event of Default, the Agent may, but shall not be required to, and subject to subsequent specific instructions from the Majority Lenders, take such action or assert such rights (other than rights under Section 13.1 of this agreement and other than giving an express waiver of any Default or any Event of Default) as it deems in its discretion to be advisable for the protection of the Lenders except that, if the Majority Lenders have instructed the Agent not to take such action or assert such rights, in no event shall the Agent act contrary to such instructions unless required by law to do so.
14.9 Responsibility Disclaimed. The Agent shall be under no liability or responsibility whatsoever as agent hereunder:
(a)	to the Borrowers or any other person as a consequence of any failure or delay in the performance by, or any breach by, any other Lender or Lenders of any of its or their obligations hereunder;

(b)	to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, the Borrowers of any of their obligations hereunder; or

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(c)	to any Lender or Lenders for any statements, representations or warranties herein or in any other documents contemplated hereby or in any other information provided pursuant to this agreement or any other documents contemplated hereby or for the validity, effectiveness, enforceability or sufficiency of this agreement or any other document contemplated hereby.
14.10 Indemnification. The Lenders agree to indemnify the Agent (to the extent not reimbursed by the Borrowers) pro rata according to the Pro Rata Share of each of them from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this agreement or any other document contemplated hereby or any action taken or omitted by the Agent under this agreement or any document contemplated hereby, except that no Lender shall be liable to the Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or wilful misconduct of the Agent.
14.11 Credit Decision. Each Lender represents and warrants to the Agent that:
(a)	in making its decision to enter into this agreement and to make its Pro Rata Share of an extension of credit available to the Borrowers (or any one or more of them), it is independently taking whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrowers (and each of them) and that it has made an independent credit judgment without reliance upon any information furnished by the Agent; and

(b)	so long as any portion of the Credit Facilities is being utilized by the Borrowers (or any one or more of them), it will continue to make its own independent evaluation of the financial condition and affairs of the Borrowers (and each of them).
14.12 Successor Agent.
(a)	Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving 30 days written notice thereof to the Lenders. Upon any such resignation, the Majority Lenders shall have the right to appoint a successor Agent who shall be one of the Lenders unless none of the Lenders wishes to accept such appointment. If no successor Agent shall have been so appointed and shall have accepted such appointment by the time of such resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent which shall be a bank listed in Schedule I, II or III to the Bank Act (Canada) which has an office in Toronto. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Agent (in its capacity as Agent but not in its capacity as a Lender) and the retiring Agent shall be discharged from its duties and obligations hereunder (in its capacity as Agent but not in its capacity as a Lender). After any retiring Agent’s resignation or removal hereunder as the Agent, provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.

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(b)	The Lenders (other than the Agent in its capacity as Lender) shall have the right, upon unanimous agreement of such Lenders, to terminate by notice in writing to the Agent the appointment of the Agent hereunder in the event of the wilful misconduct or gross negligence by the Agent of its obligations as Agent hereunder. Upon such termination, such Lenders may appoint a successor Agent in the same manner as set out in Section 14.12(a) above.
14.13 Delegation by Agent. With the prior approval of the Majority Lenders, the Agent shall have the right to delegate any of its duties or obligations hereunder as Agent to any affiliate of the Agent so long as the Agent shall not thereby be relieved of such duties or obligations.
14.14 Waivers and Amendments.
(a)	Subject to Sections 14.14(b) and (c), any term, covenant or condition of this agreement may only be amended with the consent of the Borrowers and the Majority Lenders or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively) by the Majority Lenders and in any such event the failure to observe, perform or discharge any such covenant, condition or obligation, so amended or waived (whether such amendment is executed or such consent or waiver is given before or after such failure), shall not be construed as a breach of such covenant, condition or obligation or as a Default or Event of Default.

(b)	Notwithstanding Section 14.14(a), without the prior written consent of each Lender, no such amendment or waiver shall directly:
(i)	increase the amount of any Credit Facility or the amount of the Individual Commitment of any Lender;

(ii)	extend the Maturity Date;

(iii)	extend the time for the payment of the interest on any Loan, forgive any portion of principal thereof, reduce the amount of any instalment under Section 9.1, reduce the stated rate of interest thereon or amend the requirement of pro rata application of all amounts received by the Agent in respect thereof;

(iv)	change the percentage of the Lenders’ requirement to constitute the Majority Lenders or otherwise amend the definition of Majority Lenders;

(v)	reduce the stated amount of any interest or fees to be paid pursuant to Article 7 of this agreement;

(vi)	permit any subordination of the indebtedness hereunder;

(vii)	release a Guarantee or any Security Documents in whole or in part;

(viii)	alter the terms of this Section 14.14;

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(ix)	for so long as there are three or fewer Lenders, amend or waive any of Sections 11.1(b)-(g); or

(x)	amend the definition of Pro Rata Share.
(c)	Without the prior written consent of the Agent, no amendment to or waiver of Sections 14.1 through 14.13 or any other provision hereof to the extent it affects the rights or obligations of the Agent shall be effective.

(d)	Without the prior written consent of the Issuing Lender, no amendment to or waiver of Article 14 or any other provision hereof to the extent it affects the rights or obligations of the Issuing Lender shall be effective.

(e)	Notwithstanding Section 14.14(b)(vii), the Agent shall be entitled, without the consent of any Lender, to execute and deliver a release or discharge of any Security over any assets of the Obligors at the time of any Permitted Disposition with respect to such assets.
14.15 Determination by Agent Conclusive and Binding. Any determination to be made by the Agent on behalf of or with the approval of the Lenders or the Majority Lenders under this agreement shall be made by the Agent in good faith and, if so made, shall be binding on all parties, absent manifest error.
14.16 Redistribution of Payment. If a Lender shall receive payment of a portion of the aggregate amount of principal and interest due to it under the Credit Facilities which is greater than the proportion received by any other Lender in respect of the aggregate amount of principal and interest due in respect of the Credit Facilities (having regard to the respective Individual Commitments of the Lenders with respect to the Credit Facilities), the Lender receiving such proportionately greater payment shall purchase a participation (which shall be deemed to have been done simultaneously with receipt of such payment) in that portion of the aggregate outstanding credit of the other Lender or Lenders under the Credit Facilities so that the respective receipts shall be pro rata to their respective participation in the extensions of credit under the Credit Facilities; provided, however, that if all or part of such proportionately greater payment received by such purchasing Lender shall be recovered from the Borrowers, such purchase shall be rescinded and the purchase price paid for such participation shall be returned by such selling Lender or Lenders to the extent of such recovery, but without interest.
14.17 Adjustments among Lenders after Acceleration.
(a)	The relevant Lenders agree that, at any time after all indebtedness of the Borrowers to such Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of a Credit Facility, they will at any time or from time to time upon the request of any relevant Lender through the Agent purchase portions of the availments made available by the other relevant Lenders which remain outstanding, and make any other adjustments which may be necessary or appropriate, in order that the amounts of the availments made available by the respective Lenders which remain outstanding, as adjusted pursuant to this Section 14.17, will be in the same proportions as their respective Pro Rata Shares thereof with respect to such Credit Facility immediately prior to such acceleration, cancellation or termination.

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(b)	The relevant Lenders agree that, at any time after all indebtedness of the relevant Borrowers to such Lenders pursuant hereto has become immediately due and payable pursuant to Section 13.1 or after the cancellation or termination of a Credit Facility, the amount of any repayment made by such Borrowers under this agreement, and the amount of any proceeds of the exercise of any rights or remedies of such Lenders under the Loan Documents, which are to be applied against amounts owing hereunder as principal, will be so applied in a manner such that to the extent possible, the availments made available by the respective Lenders which remain outstanding, after giving effect to such application, will be in the same proportions as their respective Pro Rata Shares thereof with respect to such Credit Facility immediately prior to the cancellation of termination thereof immediately prior to such acceleration, cancellation or termination.

(c)	For greater certainty, the Lenders acknowledge and agree that without limiting the generality of the provisions of Section 14.17(a) and 14.17(b), such provisions will have application if and whenever any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, compensation, or otherwise) on account of any monies owing or payable by a Borrower to it under the Loan Documents in excess of its pro rata share of payments on account of monies owing by such Borrower to all Lenders hereunder.

(d)	Each Borrower agrees to be bound by and to do all things necessary or appropriate to give effect to any and all purchases and other adjustments made by and between the Lenders pursuant to this Section 14.17.
14.18 Distribution of Notices. Within one Banking Day of receipt by the Agent of any notice or other document which is delivered to the Agent hereunder on behalf of the Lenders, the Agent shall use its best efforts to provide a copy of such notice or other document to each of the Lenders.
14.19 Decision to Enforce Security. The Security shall become enforceable as provided in Article 13. Upon the Security becoming enforceable as aforesaid, the Agent shall promptly so notify each of the Lenders. Any Lender may thereafter provide the Agent with a written request to enforce the Security. Forthwith after the receipt of such a request, the Agent shall seek the instructions of the Majority Lenders as to whether the Security should be enforced and the manner in which the Security should be enforced. In seeking such instructions, the Agent shall submit a specific proposal to the Lenders. The Agent shall promptly notify the Lenders of all instructions and approvals of the Majority Lenders.
14.20 Enforcement. The Agent reserves the sole right to enforce, or otherwise deal with, the Security and to deal with the Obligors in connection therewith; provided, however, that the Agent shall so enforce, or otherwise deal with, the Security as the Majority Lenders shall instruct.
14.21 Application of Cash Proceeds of Realization.
(a)	All Proceeds of Realization not in the form of cash shall be forthwith delivered to the Agent and disposed of, or realized upon, by the Agent in such manner as the Majority Lenders may approve so as to produce Cash Proceeds of Realization.

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(b)	Subject to the claims, if any, of secured creditors of the Obligors whose security ranks in priority to the Security, all Cash Proceeds of Realization shall be applied and distributed, and the claims of the Lenders shall be deemed to have the relative priorities which would result in the Cash Proceeds of Realization being applied and distributed, as follows:
(i)	firstly, to the payment of all reasonable costs and expenses incurred by or on behalf of the Agent (including, without limitation, all legal fees and disbursements) in the exercise of all or any of the powers granted to it hereunder or under the Security Documents or the Guarantees and in payment of all of the remuneration of any Receiver and all costs and expenses properly incurred by such Receiver (including, without limitation, all legal fees and disbursements) in the exercise of all or any powers granted to it under the Security Documents;

(ii)	secondly, in payment of all amounts of money borrowed or advanced by the Agent or such Receiver pursuant to the Security Documents and any interest thereon;

(iii)	thirdly, to the payment or prepayment of the Secured Obligations (including holding as cash collateral to be applied against Secured Obligations which have not then matured) to the Finance Parties pro rata in accordance with the relative amount of the Secured Obligations owing to each of them irrespective of whether (a) such Secured Obligations are owing by a Canadian Obligor or U.S. Obligor, and (b) such Cash Proceeds of Realization were derived from the sale, disposition or other realization of Secured Assets of Canadian Obligors or US. Obligors; and

(iv)	the balance, if any, to the Borrowers or otherwise in accordance with Applicable Law.
14.22 Security Documents. As continuing collateral security for the Secured Obligations, the Borrowers shall and shall cause the Guarantors to, execute and deliver the Guarantees and the Security Documents. The Guarantees and the Security Documents shall be entered into in favour of the Agent for the rateable benefit of the Finance Parties. The Agent declares that it shall hold the Security, the Secured Assets charged by the Security Documents and the rights granted to it under the Loan Documents for its own benefit and in its capacity as agent for the rateable benefit of each Finance Party.
14.23 Discharge of Security.
(a)	To the extent a sale or other disposition of the Secured Assets is permitted pursuant to the provisions hereof, the Lenders hereby authorize the Agent, at the cost and expense of the Borrowers, to execute such discharges and other instruments which are necessary for the purposes of releasing and discharging the security interest of the Lenders and the Agent therein or for the purposes of recording the provisions or effect thereof in any office where the Security Documents may be registered or recorded or for the purpose of more fully and effectively carrying out the provisions of this Section 14.23.

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(b)	The Security shall terminate when the Credit Facilities have terminated and the Secured Obligations have been fully satisfied. Upon the Security terminating, the Agent shall execute and deliver, at the sole expense of the Borrowers, all such discharges and releases as the Borrowers may reasonably require to give effect thereto.
ARTICLE 15
GUARANTEE OF BORROWERS
15.1 Guarantee. The U.S. Borrower hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Finance Parties as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Secured Obligations of the other Borrowers in the same currency as the currency of the Secured Obligations of such other Borrowers, whether for principal, interest, fees, expenses, indemnities or otherwise. Each of the Canadian Borrowers hereby unconditionally, absolutely and irrevocably guarantees the full and punctual payment to the Finance Parties as and when due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise, of all of the Secured Obligations of the other Canadian Borrower in the same currency as the currency of the Secured Obligations of such other Canadian Borrower, whether for principal, interest, fees, expenses, indemnities or otherwise.
15.2 Nature of Guarantee. The agreement of each Borrower under Section 15.1 shall in all respects be a continuing, absolute, unconditional and irrevocable guarantee of payment when due and not of collection, and shall remain in full force and effect until all Secured Obligations of the other Borrowers have been paid in full, all obligations of such Borrower under this Article 15 have been paid in full and any and all commitments, actual or contingent, of the Finance Parties to the other Borrowers have been permanently terminated. The U.S. Borrower guarantees that the Secured Obligations of the other Borrowers will be paid strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Finance Parties with respect thereto (provided the U.S. Borrower shall not be in breach of any such law, regulation or order by doing so). Each of the Canadian Borrowers guarantees that the Secured Obligations of the other Canadian Borrower will be paid strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Finance Parties with respect thereto (provided the Canadian Borrowers shall not be in breach of any such law, regulation or order by doing so).
15.3 Liability Not Lessened or Limited. Subject to the provisions hereof, the liability of the Borrowers under this Article 15 shall be absolute, unconditional and irrevocable irrespective of, and without being lessened or limited by:
(a)	any lack of validity, legality, effectiveness or enforceability of any of the agreements or instruments evidencing any of the Secured Obligations of the Borrowers;
(b)	the failure of any Finance Party:
(i)	to assert any claim or demand or to enforce any right or remedy against the Borrowers or any other Person (including any other guarantor) under the provisions of any of the agreements or instruments evidencing any of the Secured Obligations of the Borrowers, or otherwise, or

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(ii)	to exercise any right or remedy against any other guarantor of, or collateral securing, any of the Secured Obligations of the Borrowers;
(c)	any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations of the Borrowers, or any other extension, compromise, indulgence or renewal of any Secured Obligations of the Borrowers;
(d)	any reduction, limitation, variation, impairment, discontinuance or termination of the Secured Obligations of the Borrowers for any reason (other than by reason of any payment which is not required to be rescinded), including any claim of waiver, release, discharge, surrender, alteration or compromise, and shall not be subject to (and the Borrowers hereby waive any right to or claim of) any defence or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, the Secured Obligations of the Borrowers or otherwise (other than by reason of any payment which is not required to be rescinded);

(e)	any amendment to, rescission, waiver or other modification of, or any consent to any departure from, any of the terms of any of the agreements or instruments evidencing any of the Secured Obligations of the Borrowers or any other guarantees or security;

(f)	any addition, exchange, release, discharge, renewal, realization or non-perfection of any collateral security for the Secured Obligations of the Borrowers or any amendment to, or waiver or release or addition of, or consent to departure from, any other guarantee held by any Finance Party as security for any of the Secured Obligations of the Borrowers;

(g)	the loss of or in respect of or the unenforceability of any other guarantee or other security which any Finance Party may now or hereafter hold in respect of the Secured Obligations of the Borrowers, whether occasioned by the fault of any Finance Party or otherwise;

(h)	any change in the name of any Borrower, the articles of incorporation, capital structure, capacity or constitution of any Borrower, the bankruptcy or insolvency of any Borrower, the sale of any or all of the business or assets of any Borrower or any Borrower being consolidated, merged or amalgamated with any other Person;

(i)	any payment received on account of the Secured Obligations of the Borrowers by any Finance Party that it is obliged to repay pursuant to any Applicable Law or for any other reason; or

(j)	any other circumstance which might otherwise constitute a defence available to, or a legal or equitable discharge of, the Borrowers, any surety or any guarantor.
15.4 Agent not Bound to Exhaust Recourse. The Agent shall not be bound to pursue or exhaust its recourse against any Borrower or others or any security or other guarantees it may at any time

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hold before being entitled to payment under this Article 15 from the other Borrowers or to enforce its rights against any Borrower under the Security Documents to which such Borrower is a party.
15.5 Enforcement. Upon any of the Secured Obligations of either Canadian Borrower becoming due and payable, each of the other Canadian Borrower and the U.S. Borrower shall, upon demand by the Agent, forthwith pay to the Agent in immediately available funds at the address of the Agent set forth herein the total amount of the Secured Obligations of such Borrower and the Agent may forthwith enforce its rights against each of the other Canadian Borrower and the U.S. Borrower under the Security Documents to which the each of the other Canadian Borrower and the U.S. Borrower is a party and the Agent shall apply the sums so paid and realized in such manner as provided for herein. A written statement of the Agent as to the amount of the Secured Obligations of any Borrower remaining unpaid to the Finance Parties at any time shall be prima facie evidence against each other Borrower, absent manifest error, as to the amount of the Secured Obligations of such Borrower remaining unpaid to the Lenders at such time.
15.6 Guarantee in Addition to Other Security. The guarantees contained in this Article 15 shall be in addition to and not in substitution for any other guarantee or other security which the Agent may now or hereafter hold in respect of the Secured Obligations of the Borrowers, and the Agent shall be under no obligation to marshal in favour of the Borrowers any other guarantee or other security or any moneys or other assets which the Agent may be entitled to receive or may have a claim upon.
15.7 Reinstatement. The guarantees contained in this Article 15 and all other terms of this Article 15 shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment (in whole or in part) of any of the Secured Obligations of any Borrower is rescinded or must otherwise be returned or restored by any Finance Party by reason of the insolvency, bankruptcy or reorganization of such Borrower or for any other reason not involving the gross negligence or wilful misconduct of any Finance Party, all as though such payment had not been made.
15.8 Waiver of Notice, etc. To the extent permitted by Applicable Law, each Borrower hereby waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Secured Obligations of each other Borrower and this agreement.
15.9 Subrogation Rights. Until satisfaction in full of all of the Secured Obligations of a particular Borrower and the termination of all commitments, actual or contingent, of the Finance Parties to such Borrower, all dividends, compositions, proceeds of security or payments received by any Finance Party from any other Borrower or any other Person in respect of the Secured Obligations of such particular Borrower shall be regarded for all purposes as payments in gross without any right on the part of the other Borrowers to claim the benefit thereof in reduction of their liability under this agreement. Except to the extent necessary to preserve their rights, none of the Borrowers will exercise any rights which it may acquire by way of subrogation under this agreement, by any payment made hereunder or otherwise, until the prior satisfaction in full of all of the Secured Obligations of the Borrowers. Any amount paid to any Borrower on account of any such subrogation rights prior to the satisfaction in full of all Secured Obligations of the Borrowers shall be held in trust for the benefit of the Finance Parties and shall immediately be paid to the Agent and credited and applied against the Secured Obligations of such Borrower, whether matured or unmatured; provided, however, that if:
(a)	any Borrower has made payment to the Agent of all or any part of the Secured Obligations of the other Borrowers, and

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(b)	all Secured Obligations of the other Borrowers have been paid in full and all commitments of the Finance Parties to the Borrowers have been permanently terminated, the Agent agrees that, at such Borrower’s request, the Agent will execute and deliver to such Borrower appropriate documents (without recourse and without representation or warranty) necessary to evidence the transfer by subrogation to such Borrower of an interest in the Secured Obligations of the other Borrowers resulting from such payment by such Borrower.
15.10 Postponement and Subordination of Claims. If and for so long as an Event of Default has occurred and is continuing, each Borrower agrees to postpone any and all claims it may have against the other Borrowers or any Guarantor (collectively, the “Debtors”) to the claims of the Finance Parties against the Debtors, and agrees to refrain from taking any action or commencing any proceeding against the Debtors or their respective successors or assigns, whether in connection with a bankruptcy proceeding or otherwise, to recover any amounts in respect of payments made hereunder to the Agent, although the Borrowers may take such actions as may be necessary to preserve their claims against the Debtors. Each Borrower agrees that, if and for so long as an Event of Default has occurred and is continuing, all indebtedness and liabilities owing by any Debtor to such Borrower shall be subordinate and junior in right of payment to the payment in full, in cash or cash equivalents of all of the Secured Obligations of the Borrowers. In the event any payments are made by a particular Debtor in contravention of the preceding sentences, the relevant Borrower shall hold the amount so received in trust for the Finance Parties and shall forthwith pay such amount to the Agent.
15.11 Advances After Certain Events. All advances, renewals and credits made or granted by the Finance Parties to or for any Borrower hereunder after the bankruptcy or insolvency of such Borrower, but before the Finance Parties have received notice thereof, shall be deemed to form part of the Secured Obligations of the Borrowers, and all advances, renewals and credits obtained from the Finance Parties by or on behalf of the Borrowers hereunder shall be deemed to form part of the Secured Obligations of the Borrowers, notwithstanding any lack or limitation of power, incapacity or disability of such Borrower or of the directors or agents thereof and notwithstanding that such Borrower may not be a legal entity and notwithstanding any irregularity, defect or informality in the obtaining of such advances, renewals or credits, whether or not the Finance Parties have knowledge thereof.
ARTICLE 16
MISCELLANEOUS
16.1 Waivers. No failure or delay by the Agent, the Lenders or the Majority Lenders in exercising any remedy, right or power hereunder or otherwise shall operate as a waiver thereof, except a waiver which is specifically given in writing by the Agent, and no single or partial exercise of any power, right or privilege hereunder will preclude any other or further exercise thereof or the exercise of any other power, right or privilege.
16.2 Notices. All notices, demands and other communications provided for herein shall be in writing and shall be personally delivered to an officer or other responsible employee of the addressee or sent by telefacsimile, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set opposite the party’s name on the signature page hereof or at or to such other address or addresses or telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner (except in the case of the giving of the copies of Drawdown Notices, Rollover Notices and Conversion Notices by the Agent to the Lenders which shall be effected in accordance with instructions given by the Lenders to the Agent). Notwithstanding the foregoing, any Drawdown Notice, Rollover Notice or Conversion Notice may be given by the Borrowers to the Agent

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verbally by telephone provided that such verbal notice is promptly confirmed in writing, such confirmation to be provided in accordance with this Section 16.2. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.
16.3 Severability. Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.
16.4 Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this agreement by telecopy or email shall be effective as delivery of a manually executed counterpart of this agreement.
16.5 Successors and Assigns. This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective successors and permitted assigns.
16.6 Participations and Assignments.
(a)	Neither this agreement nor the other Loan Documents nor the benefit hereof or thereof may be assigned by the Borrowers.

(b)	A Lender may at any time sell to one or more other persons (“Participants”) participating interests in any extension of credit outstanding hereunder, any commitment of the Lender hereunder or any other interest of the Lender under the Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, the Lender’s obligations under this agreement to the Borrowers shall remain unchanged, the Lender shall remain solely responsible for the performance thereof and the Borrowers shall continue to be obligated to the Lender in connection with the Lender’s rights under this agreement. The Borrowers agree that if amounts outstanding under this agreement are due and unpaid, or shall have been declared to be or shall have become due and payable further to the occurrence of an Event of Default, each Participant shall be deemed to have the right of setoff in respect of its participating interest in amounts owing under this agreement to the same extent as if the amount of its participating interest were owing directly to it as the Lender under this agreement. The Borrowers also agree that each Participant shall be entitled to the benefits of Sections 8.2, 8.6 and 9.10 with respect to its participation hereunder; provided, that no Participant shall be entitled to receive any greater amount pursuant to such Sections than the Lender would have been entitled to receive in respect of the amount of the participation transferred by the Lender to such Participant had no such transfer occurred. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this agreement and to approve any amendment, modification or waiver of any provision of this agreement; provided that such agreement or

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instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 14.14(b) that affects such Participant.

(c)	Subject to the consent of the Borrowers and the Agent, such consent not to be unreasonably withheld, a Lender may at any time sell all or any part of its rights and obligations under the Credit Facilities to one or more persons (“Purchasing Lenders”) provided that (i) such sale must be in a minimum amount of US$5,000,000 (unless such amount represents all of such Lender’s rights and obligations under the Credit Facilities or unless otherwise agreed to by the Borrowers and the Agent), (ii) immediately after such sale, the aggregate Individual Commitments of such Lender must be either nil or at least US$5,000,000 and (iii) the consent of the Borrowers shall not be required if an Event of Default has occurred and is continuing or if such sale is to a Lender, an affiliate of a Lender or an Approved Fund. Upon such sale, the Lender shall, to the extent of such sale, be released from its obligations under the Credit Facilities and each of the Purchasing Lenders shall become a party hereto to the extent of the interest so purchased. Upon such sale, such Lender shall pay to the Agent an assignment fee in the amount of US$3,500 for each Purchasing Lender. Any such assignment by a Lender shall not be effective unless and until the assignee has executed an instrument substantially in the form of Schedule D hereto whereby such assignee has agreed to be bound by the terms hereof as a Lender and has agreed to a specific Individual Commitment with respect to the Credit Facilities and a specific address and telefacsimile number for the purpose of notices as provided in Section 16.2. A copy of a fully executed copy of such instrument shall be promptly delivered to each of the Agent and the Borrowers by the Purchasing Lender. Upon any such assignment becoming effective, Schedule B hereto shall be deemed to be amended to include the assignee as a Lender with the specific Individual Commitment, address and telefacsimile number as aforesaid and the Individual Commitment of the Lender making such assignment shall be deemed to be reduced by the amount of the Individual Commitment of the assignee. The Borrowers also agree that each Purchasing Lender shall be entitled to the benefits of Section 8.6 with respect to its purchase hereunder; provided that no Purchasing Lender shall otherwise be entitled to receive any greater amount pursuant to such Section then the Lender would have been entitled to receive in respect of the amount sold by the Lender to such Purchasing Lender had no such sale occurred.

(d)	The Borrowers authorize the Agent and the Lenders to disclose to any Participant or Purchasing Lender (each, a “Transferee”) and any prospective Transferee and authorizes each of the Lenders to disclose to any other Lender any and all financial information in their possession concerning the Borrowers (other than information which the Borrowers have designated as confidential) which has been delivered to them by or on behalf of the Borrowers pursuant to this agreement or which has been delivered to them by or on behalf of the Borrowers in connection with their credit evaluation of the Borrowers prior to becoming a party to this agreement, so long as any such Transferee agrees not to disclose any confidential, non-public information to any person other than its non-brokerage affiliates, employees, accountants or legal counsel, unless required by law, regulation, subpoena or similar legal process, in connection with the exercise of

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any remedies hereunder or the enforcement of rights under the Loan Documents, or as requested by regulatory authorities.

(e)	Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(f)	On one or more occasions, one or more Additional Lenders may be admitted as Lenders party to this agreement in connection with an increase of the total Commitment pursuant to Section 2.6, subject to (i) execution and delivery by any such Additional Lender to the Agent of an Instrument of Adherence substantially in the form of Schedule O hereto (an “Instrument of Adherence”), and (ii) acceptance of such Instrument of Adherence by each of the Agent and the Borrowers by their respective executions thereof. Upon the satisfaction of the foregoing conditions, from and after the effective date specified in each such Instrument of Adherence, the Additional Lender shall be a Lender party hereto and have the rights and obligations of a Lender hereunder.
Entire Agreement. This agreement, the Fee Letter and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, commitment letters, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.
Further Assurances. The Borrowers shall from time to time and at all times hereafter, upon every reasonable request of the Agent, make, do, execute, and deliver or cause to be made, done, executed and delivered all such further acts, deeds, assurances and things as may be necessary in the opinion of the Agent for more effectually implementing and carrying out the true intent and meaning of this agreement or any agreement delivered pursuant thereto as the Agent may from time to time request, in form and substance satisfactory to the Agent.
16.9 Judgment Currency.
(a)	If, for the purpose of obtaining or enforcing judgment against any Borrower in any court in any jurisdiction, it becomes necessary to convert into a particular currency (such currency being hereinafter in this Section 16.9 referred to as the “Judgment Currency”) an amount due in another currency (such other currency being hereinafter in this Section 16.9 referred to as the “Indebtedness Currency”) under this agreement, the conversion shall be made at the rate of exchange prevailing on the Banking Day immediately preceding:
(i)	the date of actual payment of the amount due, in the case of any proceeding in the courts of the Province of Ontario or in the courts of any other jurisdiction that will give effect to such conversion being made on such date; or

(ii)	the date on which the judgment is given, in the case of any proceeding in the courts of any other jurisdiction (the date as of which such conversion

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is made pursuant to this Section 16.9(a)(ii) being hereinafter in this Section 16.9 referred to as the “Judgment Conversion Date”).
(b)	If, in the case of any proceeding in the court of any jurisdiction referred to in Section 16.9(a)(ii), there is a change in the rate of exchange prevailing between the Judgment Conversion Date and the date of actual payment of the amount due, the Borrowers shall pay to the appropriate judgment creditor or creditors such additional amount (if any, but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Indebtedness Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial order at the rate of exchange prevailing on the Judgment Conversion Date.

(c)	Any amount due from the Borrowers under the provisions of Section 16.9(b) shall be due to the appropriate judgment creditor or creditors as a separate debt and shall not be affected by judgment being obtained for any other amounts due under or in respect of this agreement.

(d)	The term “rate of exchange” in this Section 16.9 means the noon spot rate of exchange for Canadian interbank transactions applied in converting the Indebtedness Currency into the Judgment Currency published by the Bank of Canada for the day in question.
16.10 Waivers of Jury Trial.
EACH OF THE BORROWERS, THE LENDERS AND THE AGENT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY AND FOR ANY COUNTERCLAIM THEREIN.
16.11 Expenses. The Borrowers shall pay, jointly and severally, (i) all reasonable out-of-pocket expenses incurred by the Agent and its affiliates, including the reasonable fees, charges and disbursements of counsel for the Agent, in connection with the preparation, execution, delivery and administration of this agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Agent, the Issuing Lender or any Lender, including the fees, charges and disbursements of any counsel for the Agent, the Issuing Lender or any Lender, in connection with the enforcement or protection of its rights after a Default in connection with this agreement, including its rights under this Section, or in connection with the Loans made or Letters of Credit or Bankers’ Acceptances issued hereunder after a Default, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, Letters of Credit or Bankers’ Acceptances.
16.12 USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify such Obligor in accordance with the Act.

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16.13 Confidentiality. Each of the Borrowers hereby confirms and agrees with the Agent and each of the Lenders that this agreement, the other Loan Documents and the terms and conditions of the Credit Facilities (collectively, the “Confidential Information”) are confidential and proprietary to the Agent and the Lenders and that the Agent and the Lenders could incur or sustain losses or damages if any of such Confidential Information or the substance thereof were disclosed to any Person or to the public or placed on any public file and accordingly each of the Borrowers covenants to and agrees with the Agent and the Lenders that it shall not, and shall not permit any of its employees, officers, directors, agents, or advisors to disclose directly or indirectly any of such Confidential Information to any Person except (a) to their respective officers, directors, employees, accountants, lawyers and other professional advisors who are directly involved in negotiating this agreement and the other Loan Documents or administering its compliance herewith, and then only on a “need to know” basis and subject to the same confidentiality restrictions in favour of the Agent and the Lenders as are set out herein; (b) as may be compelled in a judicial or administrative proceeding by an Official Body or (c) as required by any Applicable Law. Notwithstanding the foregoing, the Borrowers may make public disclosure of the existence of this agreement and the total amount of the Credit Facilities but not of any of the other Confidential Information, save as aforesaid. Each of the Borrowers hereby confirms and agrees with the Agent and the Lenders that this agreement was entered into in the ordinary course of the Borrowers’ business. If a Borrower is required to make certain other disclosure of the Confidential Information pursuant to any Applicable Law, it may make public disclosure of only those certain terms and conditions hereof necessary to comply with such Applicable Law upon consultation with and with the prior written consent of the Agent. Any proposed filing or disclosure of any Confidential Information in connection therewith shall be subject to the terms of this Section. The terms of this Section shall survive the Maturity Date.
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Schedule O
100.
          IN WITNESS WHEREOF the parties hereto have executed this agreement.

Vitran Corporation Inc.	VITRAN CORPORATION INC.
185 The West Mall
Suite 701
Toronto, ON M9C 5L5
	By:	/s/ Richard E. Gaetz

Attention: President and CEO		Name: Richard E. Gaetz
Telefax: (416) 596 8039		Title: President and CEO

Vitran Express Canada Inc.	VITRAN EXPRESS CANADA INC.
751 Bowes Road
Concord, ON L4K 5C9
	By:	/s/ Richard E. Gaetz

Attention: CEO		Name: Richard E. Gaetz
Telefax: (416) 596 8039		Title: CEO

Vitran Corporation	VITRAN CORPORATION
6500 East 30th Street
Indianapolis, IN 46219

Attention: CEO	By:	/s/ Richard E. Gaetz

Telefax: (416) 596 8039		Name: Richard E. Gaetz
Title: CEO

Schedule O
101.

JPMorgan Chase Bank, N.A.,	JPMORGAN CHASE BANK, N.A., as Agent
Toronto Branch
Suite 1800, Royal Bank Plaza
South Tower, 200 Bay Street
Toronto, ON M5J 2J2
	By:	/s/ Steven P. Sullivan

Attention: Mr. Christopher Jamroz		Name: Steven P. Sullivan
Telefax: (416) 981-9278		Title: Vice President

By:

Name:
Title:

JPMorgan Chase Bank, N.A.,	JPMORGAN CHASE BANK, N.A., Toronto
Toronto Branch	Branch, as Canadian Lender
Suite 1800, Royal Bank Plaza
South Tower, 200 Bay Street
Toronto, ON M5J 2J2
	By:	/s/Jeffrey Coleman

Attention: Mr. Christopher Jamroz		Name: Jeffrey Coleman
Telefax: (416) 981-9278		Title: Vice President

By:

Name:
Title:

JPMorgan Chase Bank, N.A.	JPMORGAN CHASE BANK, N.A., as U.S.
10 South Dearborn	Lender
Chicago, IL 60603
USA

	By:	/s/Steven P. Sullivan

Attention: Mr. Jeff Coleman		Name: Steven P. Sullivan
Telefax: (416) 981-9278		Title: Vice President

By:

Name:
Title:

Schedule O
102.

FIFTH THIRD BANK, as U.S. Lender

	By:	/s/ William Krumman

Attention: William Krummen		Name: William Krumman
Telefax: (317) 383-2320		Title: Vice President

	By:	/s/Kevin Hipskind

Name: Kevin Hipskind
Title: Senior Vice President

FIFTH THIRD BANK, Canadian Branch, as Canadian Lender

	By:	/s/Stephen Pepper

Attention: Stephen Pepper		Name: Stephen Pepper
Telefax: (647) 436-1156		Title: Vice President

	By:	/s/Jeremiah Hynes

Name: Jeremiah Hynes
Title: Vice President and Principal Officer

WELLS FARGO BANK, N.A., as U.S. Lender

	By:	/s/Joseph Bianchin

Attention: Joseph Bianchin		Name: Joseph Bianchin
Telefax: (412) 263-2255		Title: Vice President

By:

Name:
Title:

WELLS FARGO FINANCIAL CORPORATION
CANADA, as Canadian Lender

	By:	/s/Steve Malone

Attention: Nick Scarfo		Name: Steve Malone
Telefax: (905) 755-7106		Title: Vice President

By:

Name:
Title:

Schedule O
103.

NATIONAL CITY BANK, as U.S. Lender

	By:	/s/Cristina Feden

Attention: Cristina Feden		Name: Cristina Feden
Telefax: (412) 471-4883		Title: Assistant Vice President

	By:	/s/Emil Kwaczala

Name: Emil Kwaczala
Title: Vice President

NATIONAL CITY BANK, Canada Branch, as
Canadian Lender

	By:	/s/Caroline Stade

Attention: Caroline Stade		Name: Caroline Stade
Telefax: (416) 361-0085		Title: Senior Vice President

By:

Name:
Title:

BANK OF MONTREAL – Chicago Branch,
as U.S. Lender

	By:	/s/Bruce Pietka

Attention: Kristy Burden		Name: Bruce Pietka
Telefax: (312) 293-5068		Title: Vice President

By:

Name:
Title:

BANK OF MONTREAL, as Canadian Lender

	By:	/s/Sean Gallaway

Attention: Sean Gallaway		Name: Sean Gallaway
Telefax: (416) 359-7796		Title: Vice President

By:

Name:
Title:

Schedule O
104.

BANK OF AMERICA, N.A., as U.S. Lender

	By:	/s/Stephen Sullivan

Attention: Stephen O’Sullivan		Name: Stephen Sullivan
Telefax: (617) 434-4929		Title: Principal

By:

Name:
Title:

BANK OF AMERICA, N.A., Canada Branch, as Canadian Lender

	By:	/s/Nelson Lam

Attention: Nelson Lam		Name: Nelson Lam
Telefax: (416) 349-4282		Title: Vice President

By:

Name:
Title:

NATIONAL BANK OF CANADA, New York
Branch, as U.S. Lender

	By:	/s/Vincent Lima

Attention: Jeffrey Forgach		Name: Vincent Lima
Telefax: (212) 632-8509		Title: Vice President

	By:	/s/Monique Ballergeau

Name: Monique Ballirgeau
Title: Vice President

NATIONAL BANK OF CANADA, as
Canadian Lender

	By:	/s/Ian Gillespie

Attention: Ian Gillespie		Name: Ian Gillespie
Telefax: (416) 869-6545		Title: Managing Director

	By:	/s/Craig Squires

Name: Craig Squires
Title: Vice President

Schedule O
105.

LAURENTIAN BANK OF CANADA, as Canadian Lender

	By:	/s/Rick Arnone

Attention: Veronica Pereira		Name: Rick Arnone
Telefax: (905) 564-7796		Title: Assistant Vice President

	By:	/s/Veronica Pereira

Name: Veronica Pereira
Title: Senior Manager